Exhibit 10.1

EXECUTION VERSION

$7,142,000,000

FIRST LIEN CREDIT AGREEMENT

among

NEW CARCO ACQUISITION LLC,

(to be renamed CHRYSLER GROUP LLC)

as the Borrower,

and

THE LENDERS PARTIES HERETO FROM TIME TO TIME

Dated as of June 10, 2009

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

-i-

3.9	Federal Regulations	49
3.10	Labor Matters	49
3.11	ERISA	49
3.12	Investment Company Act	50
3.13	Subsidiaries; Pledged Equity; Joint Ventures	50
3.14	Security Documents	51
3.15	Environmental Matters	52
3.16	Accuracy of Information, etc	53
3.17	Taxes	53
3.18	[Reserved]	53
3.19	Certain Documents	53
3.20	Use of Proceeds	53
3.21	USA PATRIOT Act	53
3.22	Embargoed Person	54
3.23	Certain Qualifications as to the Representations and Warranties	55

	SECTION 4

	CONDITIONS PRECEDENT

4.1	Conditions to Initial Extensions of Credit	55
4.2	Conditions to Each Extension of Credit	59
4.3	Conditions to GMAC Loans	60

	SECTION 5

	AFFIRMATIVE COVENANTS

5.1	Financial Statements	60
5.2	Compliance and Other Information	61
5.3	Maintenance of Existence; Payment of Obligations; Compliance with Law	62
5.4	Payments of Taxes	62
5.5	Maintenance of Property; Insurance	63
5.6	Notices	63
5.7	Additional Collateral, etc	64
5.8	Environmental Laws	67
5.9	Inspection of Property; Books and Records; Discussions	67
5.10	Executive Privileges and Compensation	67
5.11	Restrictions on Expenses	68
5.12	Asset Divestiture	69
5.13	Employ American Workers Act	69
5.14	Internal Controls; Recordkeeping; Additional Reporting	69
5.15	Waivers	70
5.16	Modification of Canadian Facility Agreement Documents	70
5.17	Vitality Commitment	70
5.18	Survival of TARP Covenants	71
5.19	Change of Accounting Standards	71
5.20	Governance Consultation	72

-ii-

	SECTION 6

	NEGATIVE COVENANTS

6.1	Minimum EBITDA	72
6.2	Liens	72
6.3	Indebtedness	72
6.4	Asset Sale Restrictions	72
6.5	Restricted Payments	72
6.6	Fundamental Changes	73
6.7	Negative Pledge	74
6.8	[Reserved]	74
6.9	Transactions with Affiliates	74
6.10	Swap Agreements	75
6.11	Changes in Fiscal Periods	75
6.12	Clauses Restricting Subsidiary Distributions	75
6.13	Amendments to Transaction Documents	76
6.14	[Reserved]	76
6.15	Repayments or Prepayments of Certain Indebtedness	76
6.16	Conflict with Canadian Facility	76
6.17	Suspension of Certain Covenants	76

	SECTION 7

	EVENTS OF DEFAULT

7.1	Events of Default	77
7.2	Certain Cure Rights	81

	SECTION 8

	MISCELLANEOUS

8.1	Amendments and Waivers	82
8.2	Notices	82
8.3	No Waiver; Cumulative Remedies	83
8.4	Survival of Representations and Warranties	84
8.5	Payment of Expenses	84
8.6	Successors and Assigns	85
8.7	Set-off	86
8.8	Counterparts	86
8.9	Severability	86
8.10	Integration	87
8.11	Governing Law	87

-iii-

8.12	Submission to Jurisdiction; Waivers	87
8.13	Acknowledgements	87
8.14	Release of Guarantees	88
8.15	Confidentiality	88
8.16	Waivers of Jury Trial	88
8.17	USA PATRIOT Act	88

-iv-

SCHEDULES:

1.1A	Initial Subsidiary Guarantors
1.1B	Funding Account and Payment Instructions
1.1C	Funding Office
1.1D	Real Property
1.1E	Mortgaged Property
1.1F	Marketing Investment Dealerships
1.1G	Dispositions
3.3	Certain Consents
3.13(a)	Pledged Equity
3.13(c)	Other Subsidiaries
3.14(a)	UCC Financing Statements
3.14(b)	Mortgage Filing Offices
4.1(o)	Pledged Notes
6.2	Permitted Liens
6.3	Permitted Indebtedness
6.8	Certain Sale/Leaseback Transactions
6.9	Certain Agreements in Effect as of the Closing Date

EXHIBITS:

A	Form of Guarantee
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of Waiver for the Loan Parties
D-2	Form of Waiver of SEO to Lender
D-3	Form of Consent and Waiver of SEO to Borrower
D-4	Form of Waiver of Senior Employee to Lender
D-5	Form of Consent and Waiver of Senior Employee to Borrower
E-1	Form of Legal Opinion of Sullivan & Cromwell LLP
E-2	Form of Legal Opinion of In-House Counsel
F	Form of Compliance Certificate
G-1	Form of Initial Note
G-2	Form of Additional Note
G-3	Form of Zero Coupon Note
H-1	Form of Borrowing Notice
H-2	Form of Borrowing Certificate
I-1	Forms of Trademark Security Agreement
I-2	Form of Copyright Security Agreement
I-3	Form of Patent Security Agreement
J	Form of Fiat Pledge Agreement
K	Form of Mortgage
L	Form of Security Agreement

-v-

FIRST LIEN CREDIT AGREEMENT (this “Agreement”), dated as of June 10, 2009, by and between NEW CARCO ACQUISITION LLC, a Delaware limited liability company (the “Borrower”), and THE UNITED STATES DEPARTMENT OF THE TREASURY, as the lender hereunder (the “Lender”).

WHEREAS, on April 30, 2009, Chrysler LLC and certain of its subsidiaries (collectively, the “Sellers”) filed voluntary petitions in the Bankruptcy Court (as defined below) for relief, and commenced cases (the “Cases”) under the Bankruptcy Code (as defined below) and have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, pursuant to the Section 363 Sale Order, the Master Transaction Agreement and the other Transaction Documents (each as defined below), the Sellers are selling a substantial portion of their assets to the Borrower and its subsidiaries, and the Borrower and its subsidiaries are assuming certain of the liabilities of the Sellers and entering into the other Related Transactions (as defined below);

WHEREAS, the Borrower has requested that the Lender provide a term loan facility to finance the payment of the consideration to be paid under the Master Transaction Agreement and the fees and expenses related to the Related Transactions and the Loan Documents (as defined below), and for the ongoing working capital needs of the Borrower and its subsidiaries; and

WHEREAS, the Lender is willing to provide the Loans to the Borrower on the terms and subject to the conditions set forth herein and in the other Loan Documents;

NOW THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the three month Eurodollar Rate (for the avoidance of doubt after giving effect to the provisos in the definition thereof) plus 1.00%; provided that, in the event the Lender shall have determined that adequate and reasonable means do not exist for ascertaining the calculation of clause (c), such calculation shall be replaced with the last available calculation of Eurodollar Rate plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the three month Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the three month Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable thereto which is based upon the ABR.

“ABR Notes”: the Additional Note and the Zero Coupon Note when the rate of interest applicable to which is based upon the ABR.

“ABS Subsidiary”: a direct or indirect Subsidiary of the Borrower that enters into asset-backed securities transactions with respect to vehicle leases originated under the Gold Key Lease Program or any other similar program.

“Additional Equity Consideration”: as defined in Section 2.17.

“Additional GMAC Transfers”: “Additional Transfers” (as defined in the GMAC Master Agreement).

“Additional Guarantor”: each Subsidiary of the Borrower (other than any Excluded Subsidiary or any Transparent Subsidiary).

“Additional Note”: as defined in Section 4.1(a).

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the affairs of management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise. Notwithstanding the foregoing, none of (i) the Government of the United States (or any branch or agency thereof), (ii) Canada (or any branch or agency thereof), (iii) the VEBA, (iv) the Canadian Warranty General Partner nor (v) any trust established under the Canadian Warranty Program or the PHW Claims Program (as defined in the Canadian Facility Agreement) shall be considered an Affiliate of the Borrower or any of its Subsidiaries.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: (A) with respect to Tranche B Loans, (x) in the case of ABR Loans, from the Closing Date until the Tranche B Maturity Date, 4.00% per annum, and from and after the Tranche B Maturity Date, 5.50% per annum, and (y) in the case of Eurodollar Loans, from the Closing Date until the Tranche B Maturity Date, 5.00% per annum, and from and after the Tranche B Maturity Date, 6.50% per annum, (B) with respect to Tranche C Loans, (x) 6.91% per annum in the case of ABR Loans and (y) 7.91% per annum in the case of Eurodollar Loans, and (C) with respect to the Additional Note and Zero Coupon Note, (x) 6.91% per annum in the case of ABR Notes and (y) 7.91% per annum in the case of Eurodollar Notes.

“Applicable Reduction Percentage”: on any date of determination, a percentage equal to (x) the aggregate amount of Tranche C Loans prepaid or repaid on or prior to such date divided by (y) the amount of the Tranche C Commitment on the Closing Date plus the amount of Assumed Debt plus the principal amount of PIK Interest accrued pursuant to Section 2.10(b) and added to the principal balance of the Tranche C Loans on or prior to such date of determination.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any Excluded Disposition) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of (i) $25,000,000 for any Disposition (or series of related Dispositions) or (ii) $100,000,000 in the aggregate for all Dispositions, together with the Net Cash Proceeds of all Recovery Events, during any twelve month period (for the avoidance of doubt, with respect to clause (ii) only such Net Cash Proceeds in excess of $100,000,000 shall be required to be applied in accordance with Section 2.8(b)). The term “Asset Sale” shall not include any issuance of Capital Stock or any event that constitutes a Recovery Event.

“Assignee”: as defined in Section 8.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Assumed Debt”: the loans under the Existing UST Loan Agreement incorporated into and restated as Tranche C Loans hereunder pursuant to Section 2.5.

“Attributable Obligations”: in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments required to be paid during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligations.”

“Auburn Hills Property”: the real property described on Schedule 1.1E, which is the Borrower’s chief executive office.

“Auto Supplier Support Credit Agreement”: Credit Agreement dated as of April 7, 2009 between the Auto Supplier Support SPV, as borrower, and the Lender.

“Auto Supplier Support SPV”: Chrysler Receivables SPV, LLC.

“Auto Supplier Support Program”: a program established by the Treasury to facilitate payment of certain receivables to automotive suppliers, including provisions for the sale of such receivables to one or more bankruptcy remote special purpose vehicles established by original automotive equipment manufacturers, including the Borrower.

“Bankruptcy Code”: the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of New York (together with the District Court for the Southern District of New York, where applicable).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower’s LLC Agreement”: means the Amended and Restated Limited Liability Company Operating Agreement dated as of June 10, 2009.

“Borrowing Certificate”: a certificate from a Responsible Officer of the Borrower substantially in the form of Exhibit H-2.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lender to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower delivered to the Lender, substantially in the form of, and containing the information prescribed by Exhibit H-1.

“Business”: as defined in Section 3.15.

“Business Day”: any day other than a Saturday, Sunday or other day on which banks in New York City are permitted to close; provided, however, that when used in connection with a Eurodollar Loan or a Eurodollar Note, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London Interbank market.

“Business Plan”: as defined in Section 4.1(t).

“Canadian Commitment”: the obligation of the Canadian Lender under the Canadian Facility Agreement to make loans to Chrysler Canada under the Canadian Facility Agreement.

“Canadian Facility Agreement”: the Amended and Restated Loan Agreement, dated as of the Closing Date, by and among Chrysler Canada, as borrower, certain of its subsidiaries party thereto, and the Canadian Lender, as lender.

“Canadian Holdings”: 0847574 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia.

“Canadian Lender”: the Export Development Canada, a corporation established pursuant to the laws of Canada, and its successors and assigns.

“Canadian Loan Documents”: the “Loan Documents” as defined under the Canadian Facility Agreement.

“Canadian Loans”: all loans made under the Canadian Facility Agreement including such loans made prior to the Closing Date.

“Canadian VEBA Debt”: Indebtedness in an amount not to exceed CDN$1,151,000,000 incurred by Chrysler Canada or its Subsidiaries in connection with the “PHW Program” as defined in the Canadian Facility Agreement.

“Canadian Warranty General Partner”: 2204860 Ontario Inc.

“Canadian Warranty SPV”: CCI Warranty LP, an Ontario limited partnership of which the Canadian Warranty General Partner is the general partner and the Borrower is the limited partner.

“Canadian Warranty Support Program”: the program established by the Canadian Lender to ensure that the limited warranty obligations of Chrysler Canada and its Subsidiaries with respect to vehicles sold in Canada from April 7, 2009 through July 31, 2009 are honored, as more fully described in the Administration Agreement, dated as of May 27, 2009, among Canadian Warranty SPV, Chrysler Canada, the Canadian Lender, and Home Trust Company, a Canadian Trust company, as trustee of the Canadian Warranty SPV.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cases”: as defined in the recitals hereto.

“Cash Equivalents”: means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, demand deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve (12) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or Canada or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency in the United States or Canada, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within thirteen months from the date of acquisition; (d) repurchase obligations of any bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) repurchase obligations of a broker-dealer that is (i) on the list of primary dealers maintained by the Federal Reserve Bank of New York, as amended from time to time, and (ii) is affiliated with a bank satisfying the requirements of clause (b), having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s or equivalent rating; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (i) investments in any foreign equivalents of the securities or other instruments described in clauses (a) through (h) above, provided that such investments may be made in countries which have a country rating of less than “A” by nationally recognized rating agencies through an in-country bank or trust company which has combined capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof) and which has outstanding debt rated at least the equivalent of the country rating.

“CGI Indemnity Assignment Agreement”: as defined in the Master Transaction Agreement.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding Voting Stock of the Borrower or (b) the board of managers of the Borrower shall cease to consist of a majority of Continuing Directors.

“Chrysler Canada”: Chrysler Canada Inc., a corporation incorporated under the Canada Business Corporations Act.

“Closing Date”: June 10, 2009.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, in which a Loan Party has granted a Lien pursuant to any Loan Document.

“Commitment”: the collective reference to the (i) the Tranche B Commitment and (ii) the Tranche C Commitment.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is part of a group that includes the Borrower and that is treated as a single employer under section 414(b) or (c) of the Code.

“Compensation Regulations”: as defined in Section 5.10(a)(i).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit F.

“Consolidated Leverage Ratio”: as of any date, the ratio of (a) Consolidated Total Debt, less the sum of cash and Cash Equivalents held by the Borrower and its Subsidiaries, excluding Restricted Cash, on such day to (b) EBITDA for the period of four fiscal quarters (or, if less, the number of full fiscal quarters which have elapsed since the Closing Date) ended on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1.

“Consolidated Total Assets”: at any date, with respect to any Person, the amount set forth opposite the caption “total assets” (or any like caption) on the consolidated balance sheet (or the equivalent) of such Person and its consolidated Subsidiaries most recently delivered pursuant to Section 5.1.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (excluding all Indebtedness of the ABS Subsidiaries, the Auto Supplier Support SPV or the Canadian Warranty SPV) of the Borrower and its Subsidiaries that would be reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date in accordance with GAAP.

“Continuing Directors”: the board of managers of the Borrower on the Closing Date, after giving effect to the transactions contemplated hereby, and each other manager of the Borrower, if such other manager’s nomination for election to the board of managers of the Borrower is recommended by at least 66  2/3% of the then Continuing Directors or such other manager receives the vote of the Lender in his or her election by the members of the Borrower.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Vehicle Wholesale Financing Program”: (i) a financing program provided by FinCo or its Subsidiaries pursuant to which (a) FinCo or its Subsidiaries provides wholesale financing to recreational truck and van conversion companies and manufacturers of specialized bodies and equipment on vehicles which are consignees of the Borrower (the “Converters”) to enable such Persons to hold on consignment from the Borrower or any of its Subsidiaries vehicles, chassis, other merchandise and inventory (the “Merchandise”) manufactured by the Borrower and its Subsidiaries for the sole purpose of storing, upfitting or adding to the Merchandise, which financings are secured by such Merchandise and repaid with the proceeds of the sale of such Merchandise by the Borrower, (b) the Borrower is obligated to pay (on behalf of the Converters) to FinCo or its Subsidiaries a portion of the first 90 days of interest accruing on such loans and (c) the Borrower is obligated to purchase the Merchandise from the Converters upon completion of the conversion, (ii) any substantially similar program with GMAC or (iii) any similar program with another lender, which program has been approved in advance in writing by the Lender (in its sole discretion).

“Copyright Security Agreement”: the Copyright Security Agreement to be executed and delivered by the Borrower and the Lender, substantially in the form of Exhibit I-2.

“Daimler Agreement”: as defined in the Master Transaction Agreement.

“De Minimis Subsidiary”: any Subsidiary of the Borrower that is not a Subsidiary Guarantor that has Consolidated Total Assets with a Net Book Value of less than $50,000,000.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to Section 2.10(e).

“Disposition”: with respect to any property, any sale, transfer or other disposition thereof (and shall include the issuance of Capital Stock) (other than the incurrence or grant of any Lien or the occurrence of any Recovery Event); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in Dollars of such amount as determined by the Lender in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent, the Lender shall use the relevant Exchange Rate in effect on the date on which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall include any relevant Dollar Equivalent amount.

“Dollars” and “$”: the lawful money of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“EAWA”: the Employ American Workers Act (Section 1611 of Division A, Title XVI of the American Recovery and Reinvestment Act of 2009), Public Law No. 111-5, effective as of February 17, 2009.

“EBITDA”: for any period, Net Income plus, to the extent deducted in determining Net Income, the sum of: (a) Interest Expense, amortization or write-off of debt discount, other deferred financing costs and other fees and charges associated with Indebtedness, plus (b) tax expense, plus (c) depreciation, plus (d) amortization, write-offs, write-downs, asset revaluations and other non-cash charges, losses and expenses, plus (e) impairment of intangibles, including goodwill, plus (f) extraordinary expenses or losses (as determined in accordance with

GAAP) including an amount equal to any extraordinary loss, plus (g) any net loss realized by the Borrower or any of its Subsidiaries in connection with any disposition or the extinguishment of Indebtedness, plus (h) all pension, OPEB or other employee benefit costs, expenses and charges other than service costs, plus (i) losses (but minus gains) due solely to fluctuations in currency values and the related tax effects in accordance with GAAP, plus (j) loss attributable to discontinued operations, plus (k) losses (but minus gains) attributable to the cumulative effect of a change in accounting principles, plus (l) non-recurring costs, charges and expenses during such period, plus (m) the amount, if positive, of the sum of non-cash expenses for minority interests, less dividends paid to minority parties, minus (n) to the extent included in Net Income, extraordinary gains (as determined in accordance with GAAP), together with any related provision for taxes on such extraordinary gain, all calculated without duplication for the Borrower and its Subsidiaries on a consolidated basis for such period; provided that, solely for purposes of determining the Consolidated Leverage Ratio for the first periods of one, two and three consecutive fiscal quarters of the Borrower ended after the Closing Date, EBITDA shall be calculated by multiplying the amount determined pursuant to this definition (excluding this proviso) for such one, two or three fiscal quarter period by 4, 2 and 4/3, respectively. For purposes of this Agreement, EBITDA shall be adjusted on a pro forma basis to include, as of the first day of any applicable period, any acquisition and any disposition consummated during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any acquisition and any disposition consummated during such period and any Pro forma Cost Savings attributable thereto, each calculated on a basis consistent with GAAP or as otherwise approved by the Lender in its sole discretion.

“EESA”: the Emergency Economic Stabilization Act of 2008, Public Law No. 110-343, effective as of October 3, 2008, as amended by Section 7000 et al. of Division A, Title VII of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-5, effective as of February 17, 2009.

“EISA”: Energy Independence and Security Act of 2007 (Public Law 110-140; 42 U.S.C. 17013).

“Embargoed Person”: as defined in Section 3.22.

“Ending Loss Sharing Payment Account Balance”: the amount of cash on deposit in the GMAC Loss Sharing Payment Account on the GMAC Termination Date, including the amount of proceeds of any securities or other property held in the GMAC Loss Sharing Payment Account, prior to the disbursement of such proceeds to the Borrower, pursuant to Section 6.1(g) of the GMAC Master Agreement, and net of any taxes allocable to the disbursement thereof to the Borrower as reasonably estimated by the Borrower.

“Environmental Laws”: any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health as it relates to any Materials of Environmental Concern, the environment or natural resources, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan or a Eurodollar Note, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan or a Eurodollar Note, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on page LIBOR01 of the Reuters screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page of the Reuters screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Lender or, in the absence of such availability, by reference to the rate at which a reference institution selected by the Lender is offered Dollar deposits at or about 11:00 a.m. (New York City time) two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Notes”: the Additional Note and the Zero Coupon Note when the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan or a Eurodollar Note, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

; provided that, in no event shall the Eurodollar Rate be less than 2.00%.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans and Eurodollar Notes the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities and Exchange Act of 1934.

“Exchange Rate”: for any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into Dollars, as set forth at 11:00 a.m. (New York time) on such day on the applicable Bloomberg currency page with respect to such currency. In the event that such rate does not appear on the applicable Bloomberg currency page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Lender and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of a reference institution selected by the Lender in the London Interbank market or other market where such reference institution’s foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. (New York time) on such day for the purchase of Dollars with such currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Lender may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Dispositions”: collectively:

(a) Dispositions of inventory or receivables (including interests in lease receivables) in the ordinary course of business;

(b) Dispositions of obsolete or worn out property, including leases with respect to facilities that are temporarily not in use or pending their disposition;

(c) Dispositions of equipment and tooling between or among the Group Members in the ordinary course of business;

(d) Dispositions of accounts receivable more than 90 days past due in connection with the compromise, settlement or collection thereof on market terms;

(e) Dispositions of any Capital Stock of any JV Subsidiary in accordance with the applicable joint venture agreement relating thereto;

(f) any Disposition of (i) any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor, or (ii) any Excluded Subsidiary’s (other than any Excluded Subsidiary, the stock of which is pledged as Collateral) stock to the Borrower, any Subsidiary Guarantor or any other Excluded Subsidiary;

(g) to the extent allowable under Section 1031 of the Code, any Disposition of assets in exchange for other like property for use in a business of the Company and its Subsidiaries;

(h) any Disposition of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(i) any Disposition by the Borrower or any of its Subsidiaries of any dealership property or Capital Stock in a dealership Subsidiary to the operating management of a dealership or any Disposition of property in connection with any dealer optimization plan, in each case in the ordinary course of business;

(j) any Disposition of assets between or among the Loan Parties, any Disposition of assets from any Transparent Subsidiary or Excluded Subsidiary to a Loan Party, and any Disposition of assets between or among Excluded Subsidiaries;

(k) any Disposition under the GMAC MAFA, the Gold Key Lease Program, the Gelco Lease Program or the Conversion Vehicle Wholesale Financing Program;

(l) the licensing and sublicensing of Intellectual Property or other general intangibles to third persons in the ordinary course of business;

(m) any Disposition of Intellectual Property by a Group Member that such Group Member, in its good faith judgment, has determined is no longer used in or necessary for the conduct of its business;

(n) any Disposition pursuant to the Transaction Documents;

(o) licensing of trade names for use in other industries; and

(p) any Disposition of assets listed on Schedule 1.1G.

“Excluded Subsidiary”: (i) any JV Subsidiary, (ii) any 956 Subsidiary, (iii) any De Minimis Subsidiary, (iv) any ABS Subsidiary, (v) the Auto Supplier Support SPV, (vi) the Warranty SPV, (vii) the Canadian Warranty SPV or (viii) any MID. For avoidance of doubt, no Loan Party shall be an Excluded Subsidiary.

“Executive Order”: as defined in Section 3.22.

“Existing UST Loan Agreement”: the Loan and Security Agreement, dated as of December 31, 2008 (and effective as of January 2, 2009), between Chrysler Holding LLC and the Lender.

“Expense Policy”: the Borrower’s comprehensive written policy on corporate expenses maintained and implemented in accordance with Section 5.11.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fiat”: Fiat North America LLC.

“Fiat Pledge Agreement”: the Pledge Agreement to be executed and delivered by Fiat in favor of the Lender, substantially in the form of Exhibit J.

“FinCo”: Chrysler Financial Services Americas LLC, a Michigan limited liability company and its successors.

“Force Majeure Event”: any one or more (a) circumstances, changes, effects, events or developments beyond the reasonable control of the Borrower, or any series of the foregoing that, individually or in the aggregate render production of automobiles by the Borrower and its Subsidiaries in one or more facilities uneconomic, including, without limitation, fire, flood, casualty, inclement weather, other acts of God, acts of a public enemy, riot, insurrection, governmental regulation of the sale of materials or the transportation thereof, lack of transportation, strikes or boycotts, governmental actions and shortages of material or labor, or (b) material adverse changes in the general economic or industry conditions affecting the North American automobile industry.

“Foreign Assets Control Regulations”: as defined in Section 3.22.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law.

“Foreign Plan”: each employee benefit plan (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed to by the Borrower or any Commonly Controlled Entity that is not subject to United States law.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Account”: the account of the Borrower specified in the instructions set forth on Schedule 1.1B, or such other account as may be notified to the Lender by the Borrower in writing.

“Funding Office”: the office of the Lender specified in Schedule 1.1C, or such other office as may be specified from time to time by the Lender as its funding office by written notice to the Borrower.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” shall occur and such change results in a change in the method of calculation of covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Gelco Lease Program”: (i) a Sale/Leaseback Transaction pursuant to which the Borrower and its Subsidiaries manufacture and sell vehicles to Gelco Corporation (doing business as GE Fleet Services (“GE Fleet”)), which vehicles are then leased to the Company pursuant to the terms of a lease for use by the Company in its company car program in the ordinary course of business, as more fully described in and pursuant to the terms of Master Lease Agreements, dated October 31, 2001 and November 30, 2007, by and between GE Fleet and Chrysler LLC, together with all related schedules thereto and servicing and agency agreements, (ii) any substantially similar program with GMAC or (iii) any similar program with another lender, which program is approved in advance in writing by the Lender (in its sole discretion).

“GMAC”: GMAC, LLC.

“GMAC Loans”: the Tranche C Loans made by the Lender to the Borrower which have been designated by the Borrower to be used to fund Additional GMAC Transfers.

“GMAC Loss Sharing Payment Account”: the “Loss Sharing Payment Account” as defined in the GMAC Master Agreement.

“GMAC Loss Sharing Payment Account Shortfall”: the amount, if any, by which the Ending Loss Sharing Payment Account Balance on the GMAC Termination Date is less than the Starting Loss Sharing Payment Account Balance.

“GMAC MAFA Agreement”: MAFA Term Sheet, Summary of Required Terms, Chrysler-GMAC Master Financial Services Agreement (GMAC MAFA), dated as of April 30, 2009, between the Borrower (as assignee of Chrysler LLC) and GMAC LLC, and all other related documentation, each as amended, supplemented or modified from time to time in accordance with Section 6.13.

“GMAC Master Agreement”: Master Transaction Agreement, dated as of May 15, 2009, between the Treasury, GMAC LLC, U.S. Dealer Automotive Receivables Transaction LLC and the Borrower (as assignee of Chrysler LLC), and all other related documentation, each as amended, supplemented or modified from time to time in accordance with Section 6.13.

“GMAC Reduction Amount”: the “Reduction Amount” as defined in the GMAC Master Agreement.

“GMAC Sublimit”: $350,000,000.

“GMAC Termination Date”: the “Termination Date” as defined in the GMAC Master Agreement.

“GMAC Transaction Documents”: collectively, the GMAC MAFA Agreement, the GMAC Master Agreement and the RSA Term Sheet.

“Gold Key Lease Program”: (i) the program pursuant to which Chrysler Financial Services Canada Inc. (“CFSC”) purchases, as agent and bare trustee, vehicles manufactured or distributed by Chrysler Canada from dealerships with the proceeds of loans made to it by CFSC, and then leased by CFSC, as agent and bare trustee for Chrysler Canada, to the customers of CFSC, the lease payments (and related vehicles) of which are pledged to CFSC and the proceeds thereof are used to repay any outstanding loans owing by Chrysler Canada to CFSC, as more fully described in and pursuant to the terms of (A) that certain Amended and Restated Gold Key Administration Agreement, dated as of August 1, 2007, by and between Chrysler Canada and CFSC, and (B) that certain Amended and Restated Loan Agreement dated as of December 31, 2002 between Chrysler Canada and CFSC, (ii) any substantially similar program with GMAC or (iii) any similar program with another lender, which program is approved in advance in writing by the Lender (in its sole discretion).

“Governmental Authority”: any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or foreign.

“Group Members”: the collective reference to the Borrower and its Subsidiaries other than (i) the JV Subsidiaries, (ii) the ABS Subsidiaries, (iii) the Auto Supplier Support SPV, (iv) the Warranty SPV, (v) the Canadian Warranty SPV or (vi) the MIDs.

“Guarantee”: the Guarantee Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“IFRS”: the International Financial Reporting Standards issued by the International Accounting Standards Board in effect from time to time.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and Attributable Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) for the purposes of Section 7.1(g) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of Section 6.2 and Section 6.3, the Dollar Equivalent amount of Indebtedness denominated in any currency other than Dollars shall be determined as of the date such Indebtedness is incurred or any commitment for such Indebtedness is issued and the Borrower and its Subsidiaries shall not be deemed to exceed any limit set forth in Section 6.2 or Section 6.3 solely as a result of subsequent fluctuations in the exchange rate of currency. Indebtedness shall not include vehicle guarantee depreciation programs of any Group Member, or vehicle repurchase obligations or other risk-sharing arrangement with the Borrower or any of its Subsidiaries including pursuant to dealer franchise agreements or applicable law such as state dealer franchise laws.

“Indemnified Liabilities”: as defined in Section 8.5.

“Indemnitee”: as defined in Section 8.5.

“Initial Notes”: collectively, the Initial Tranche B Note and Initial Tranche C Note.

“Initial Tranche B Note”: as defined in Section 4.1(a)(iii).

“Initial Tranche C Note”: as defined in Section 4.1(a)(iii).

“Initial Subsidiary Guarantor”: each Subsidiary listed on Schedule 1.1A.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of section 4245 of ERISA.

“Intellectual Property”: as defined in the Security Agreement.

“Interest Expense”: for any period, gross interest expense (including amortization of debt issuance costs, the interest component of any deferred interest payments, the interest component of all payments associated with Capital Lease Obligations and Attributable Obligations, imputed interest with respect to all Capital Lease Obligations and Attributable Obligations, imputed interest with respect to all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net of the effects of all payments made or received pursuant to Swap Agreements in respect of interest rates to the extent such payments are received or made during such period, in each case determined on a consolidated basis in accordance with GAAP).

“Interest Payment Date”: (a) as to any ABR Loan or ABR Note, the first day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan or Eurodollar Note, the last day of each Interest Period, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to (i) any Eurodollar Loan, (a) initially, the period commencing on the borrowing date with respect to such Loan and ending on the last day of the calendar quarter in which such borrowing was made, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending three months thereafter, (ii) as to the Additional Note (while a Eurodollar Note), (x) initially, the period commencing on the Closing Date and ending on June 30, 2009, and (y) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to the Additional Note and ending three months thereafter and (iii) as to the Zero Coupon Note (while a Eurodollar Note), (x) initially, the period commencing on the GMAC Termination Date and ending on the last day of the calendar quarter in which the GMAC Termination Date occurs, and (y) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to the Zero Coupon Note and ending three months thereafter; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that would otherwise extend beyond the Maturity Date of such Eurodollar Loan or, in the case of such Eurodollar Note, the Tranche C Maturity Date, shall end on the Maturity Date for such Eurodollar Loan or, in the case of such Eurodollar Note, the Tranche C Maturity Date; and

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“JV Subsidiary”: any Subsidiary of a Group Member which is not a Wholly Owned Subsidiary and as to which the business and management thereof is jointly controlled by the holders of the Capital Stock therein pursuant to customary joint venture arrangements.

“Key Foreign Jurisdictions”: as defined in the Security Agreement.

“Key Foreign Patents”: as defined in the Security Agreement.

“Key Foreign Trademarks”: as defined in the Security Agreement.

“Lender”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loans”: collectively, the Tranche B Loan and the Tranche C Loans.

“Loan Documents”: this Agreement, the Notes, the Security Documents and the Guarantee.

“Loan Parties”: the Borrower and each Subsidiary Guarantor; provided that, a Transparent Subsidiary that is party to a Security Document shall be considered a Loan Party for purposes of the following provisions: (i) the definitions of Collateral, Material Unsecured Indebtedness, Non-Recourse Debt, Senior Employee, Specified Benefit Plan, and (ii) Sections 3, 4, 5, 6.13, 6.15, 6.17, 7 and 8; provided further, that for the avoidance of doubt such Transparent Subsidiary shall not be a Loan Party for purposes of the definitions of Excluded Disposition, Excluded Subsidiaries or Permitted Indebtedness.

“Management Services Agreement”: as defined in the Master Transaction Agreement.

“Master Industrial Agreement”: as defined in the Master Transaction Agreement.

“Master Transaction Agreement”: that certain Master Transaction Agreement, dated as of April 30, 2009, among Fiat, the Borrower, Chrysler LLC and the other Sellers.

“Material Adverse Effect”: (i) as used on the Closing Date, a “Company Material Adverse Effect” (as defined in the Master Transaction Agreement) and (ii) as used at any time after the Closing Date, a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Lender thereunder. For purposes of clause (ii)(a) above, none of the effects or consequences of the following shall be taken into account for purposes of determining whether an event, circumstance or condition has had or is reasonably likely to have a Material Adverse Effect: (i) consequences of implementing the Business Plan, (ii) until the sixth month anniversary of the Closing Date, the impact of the bankruptcy or insolvency of the Sellers on the Borrower’s supplier or dealer networks or other business and employee relationships and (iii) until the sixth month anniversary of the commencement of the bankruptcy or the insolvency of any other North American automobile manufacturer occurring within one month after the Closing Date, the impact of such bankruptcy or insolvency on the Borrower’s supplier or dealer networks or other business and employee relationships.

“Material Environmental Amount”: $50,000,000.

“Material Unsecured Indebtedness”: any unsecured Indebtedness of any Loan Party having an aggregate Outstanding Amount in excess of $150,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive substances, and any other materials or substances of any kind, whether or not any such material or substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to, or would reasonably be expected to give rise to liability under, any Environmental Law.

“Maturity Date”: the Tranche B Maturity Date or the Tranche C Maturity Date, as applicable.

“MID”: any Subsidiary of the Borrower whose sole business is operating an automobile dealership and which is commonly referred to as a marketing investment dealership. Each MID in existence on our Closing Date is set forth on Schedule 1.1F.

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Mortgage”: each of the mortgages and deeds of trust made by the Borrower or any Subsidiary Guarantor in favor of, or for the benefit of, the Lender, substantially in the form of Exhibit K (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Mortgaged Property”: each property listed on Schedule 1.1E, as to which the Lender shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan”: a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“Net Book Value”: with respect to any asset of any Person (a) other than accounts receivable, the gross book value of such asset on the balance sheet of such Person, minus depreciation or amortization in respect of such asset on such balance sheet and (b) with respect to accounts receivable, the gross book value thereof, minus any specific reserves attributable thereto, each determined in accordance with GAAP.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Loan Document), (iii) taxes paid or reasonably estimated to be payable as a result thereof, and (iv) in the case of an Asset Sale, a reasonable reserve required to be taken in the applicable sale agreement for any payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser or seller’s retained liabilities in respect of such Asset Sale undertaken in connection with such Asset Sale including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale (provided that upon release of any such reserve to the Borrower or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds and shall be applied in accordance with Section 2.8(b)), and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, provided that, in the case of clauses (a) and (b), Net Cash Proceeds shall exclude any proceeds that are subject to a permitted prior Lien or that are otherwise required to be paid to the holder of a permitted prior Lien (including the Canadian Lender under the Canadian Facility Agreement with respect to its collateral thereunder).

“Net Income”: for any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP.

“956 Subsidiary”: any Subsidiary of the Borrower that is (i) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, which, if it guaranteed the Obligations, would result in deemed dividends to the Borrower or its owners pursuant to Section 956 of the Code or (ii) a Subsidiary of a Subsidiary that is described in clause (i) of this definition, which, if it guaranteed the Obligations, would result in deemed dividends to the Borrower or its owners pursuant to Section 956 of the Code.

“Non-Recourse Debt”: Indebtedness of an Excluded Subsidiary: except to the extent permitted by clause (p) of the definition of “Permitted Indebtedness”, (a) as to which no Loan Party provides any Guarantee Obligation or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise); and (b) which does not provide any recourse against any of the assets or Capital Stock of any Loan Party. Notwithstanding the foregoing, the obligation to make capital contributions pursuant to the governing documents of any JV Subsidiary shall not invalidate the status of the Indebtedness of such JV Subsidiary classified as Non-Recourse Indebtedness pursuant to the terms of this definition.

“Notes”: collectively, the Initial Notes, the Additional Note and the Zero Coupon Note.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans, the Additional Note and the Zero Coupon Note and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Additional Note and the Zero Coupon Note and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Additional Note, the Zero Coupon Note, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“OPEB”: other post-employment benefits.

“Outstanding Amount”: as of any date of determination (a) with respect to Indebtedness, the aggregate outstanding principal amount thereof, (b) with respect to banker’s acceptances, letters of credit or letters of guarantee, the aggregate undrawn, unexpired face amount thereof, plus the aggregate unreimbursed drawn amount thereof, (c) with respect to hedging obligations, the aggregate amount recorded by the Borrower or any Subsidiary as its net termination liability thereunder calculated in accordance with the Borrower’s customary accounting procedures, (d) with respect to cash management obligations or guarantees, the aggregate maximum amount thereof (i) that the relevant cash management provider is entitled to assert as such as agreed from time to time by the Borrower or any Subsidiary and such provider or (ii) the principal amount of the Indebtedness being guaranteed or, if less, the maximum amount of such guarantee set forth in the relevant guarantee and (e) with respect to any other obligations, the aggregate outstanding amount thereof.

“Participant”: as defined in Section 8.6(c).

“Patent Security Agreement”: the Patent Security Agreement to be executed and delivered by the Borrower and the Lender, substantially in the form of Exhibit I-3.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it now exists or as it may be amended from time to time.

“Permitted First Lien Indebtedness”: Indebtedness under term loan and revolving credit facilities (which may include a sublimit for letters of credit) in an aggregate amount not to exceed $4,000,000,000; provided, that such revolving credit facility, if any, shall (i) not exceed $1,000,000,000 at any one time outstanding, (ii) have customary revolving credit provisions and (iii) require the Outstanding Amount of revolving loans thereunder to be reduced to zero for at least two 30-day periods in each calendar year.

“Permitted Holders”: collectively, (i) Fiat and Affiliates of Fiat, (ii) the Lender, (iii) Canada Development Investment Corporation and (iv) VEBA.

“Permitted Indebtedness”: means:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of New CarCo Acquisition Holdings Canada Limited and its Subsidiaries under the Canadian Facility Agreement;

(c) unsecured Guaranteed Obligations of the Loan Parties under the Canadian Facility Agreement;

(d) the Indebtedness of any Loan Party under the VEBA Notes and Indebtedness of New CarCo Acquisition Holdings Canada Limited or any of its Subsidiaries under the Canadian VEBA Debt;

(e) Indebtedness owing to GMAC under the GMAC Transaction Documents;

(f) any Permitted First Lien Indebtedness, provided that, (x) the Net Cash Proceeds thereof are applied in accordance with Section 2.8(a) and (y) the lenders under such Permitted First Lien Indebtedness have executed an intercreditor agreement with the Lender in form and substance reasonably satisfactory to the Lender;

(g) (i) Indebtedness of Chrysler Canada and any of its Subsidiaries under the Gold Key Lease Program and (ii) Indebtedness consisting of asset-backed securities issued by one or more ABS Subsidiaries solely to the extent that such Indebtedness is recourse solely to the assets of such ABS Subsidiary issuing such securities and not guaranteed by any other Group Member, provided that the aggregate Outstanding Amount of all Indebtedness under clauses (i) and (ii) does not exceed CDN$5,000,000,000 at any one time outstanding;

(h) Indebtedness under any Conversion Vehicle Wholesale Financing Program in an Outstanding Amount not exceeding $90,000,000 at any one time outstanding;

(i) Indebtedness under any Gelco Lease Program;

(j) Indebtedness of the Borrower or any Subsidiary owing to (i) the Borrower or any Subsidiary Guarantor or (ii) any other Subsidiary (including, in each case, intercompany ledger balances in connection with customary cash management practices among the Borrower and its Subsidiaries); provided that any such Indebtedness owing by the Borrower or any other Loan Party to a Subsidiary that is not a Subsidiary Guarantor shall be subordinated in right of payment to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Lender;

(k) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Loan Party to the extent otherwise in accordance with the Loan Documents;

(l) Indebtedness outstanding on the date hereof and listed on Schedule 6.3 and any Permitted Refinancing thereof;

(m) Indebtedness incurred by the Borrower or any of its Subsidiaries (i) to finance the purchase of fixed or capital assets that is incurred at the time of, or within 120 days after, the acquisition of such property, or (ii) constituting Capital Lease Obligations and Attributable Obligations, in an Outstanding Amount at any time not to exceed $250,000,000, provided that, the Borrower or any of its Subsidiaries may incur additional Indebtedness described in this clause (m) at any time in an aggregate additional principal amount not to exceed $250,000,000 so long as immediately after giving effect to the incurrence of such additional Indebtedness, the pro forma Consolidated Leverage Ratio as of the date of such incurrence of the Borrower and its Subsidiaries is less than 2.50:1.00;

(n) unsecured Indebtedness of the Borrower or any of its Subsidiaries; provided, that the Net Cash Proceeds thereof are applied to prepay the Loans in accordance with Section 2.8; and provided, further, for all such Indebtedness incurred under this clause (n), that (i) in the case of Material Unsecured Indebtedness only, such Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Loans, and the terms of all such unsecured Indebtedness do not provide for any scheduled repayment or mandatory redemption prior to the date that is one year after, and such Indebtedness has a final maturity date later than, the final maturity date of the Tranche C Maturity Date as in effect on the Closing Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and acceleration rights after an event of default), (ii) the covenants, events of default, guarantees and other terms of such Indebtedness (other than interest rate, call features and redemption premiums), taken as a whole, are not more restrictive to the Borrower than the terms of this Agreement; provided that a certificate of a Responsible Officer of the Borrower delivered to the Lender at least five Business Days (or such shorter period as the Lender may reasonably agree) prior to the incurrence of such Indebtedness, together with a description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements and shall cause terms and conditions to be deemed to satisfy the foregoing requirement unless the Lender notifies the Borrower within such period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees) and (iii) on the date of incurrence, no Default or Event of Default has occurred and is continuing or would occur as a result of the incurrence of such Indebtedness;

(o) Non-Recourse Debt;

(p) Indebtedness of a Foreign Subsidiary or a JV Subsidiary in an Outstanding Amount not exceeding $400,000,000 at any one time and any unsecured Guarantee Obligations of any Loan Party thereof; and unsecured Guarantee Obligations of any Excluded Subsidiary in respect of Indebtedness of any other Excluded Subsidiary;

(q) Indebtedness of a newly acquired Subsidiary that is outstanding on the date such Subsidiary is acquired; provided that any such Indebtedness was not created in contemplation of such purchase or other acquisition in contravention of Section 6.3;

(r) Indebtedness in respect of, represented by, or in connection with appeal, bid, performance, surety, customs or similar bonds issued for the account of any Group Member, the performance of bids, tenders, sales or contracts (in each case, other than for the repayment of borrowed money), statutory obligations, workers’ compensation claims, unemployment insurance, other types of social security or pension benefits, self-insurance and similar obligations and arrangements, in each case, to the extent incurred in the ordinary course of business;

(s) Indebtedness in respect of letters of credit (other than in respect of borrowed money);

(t) Indebtedness arising from industrial revenue, development bond or similar financings where the Borrower and/or any Subsidiary is both the lessee of the financial property and the holder of the bonds;

(u) any Permitted Refinancing;

(v) Indebtedness in respect of loans, grants or other arrangements made by a government or quasi-government entity, including Indebtedness arising from loans, grants or other arrangements made pursuant to Section 136 of the EISA;

(w) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with investments or permitted Dispositions of any business, asset or any Capital Stock of a Subsidiary of the Borrower or any of its Subsidiaries;

(x) Indebtedness of the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections, employee/corporate credit card programs and other similar arrangements in connection with deposit accounts in the ordinary course of business;

(y) unsecured Guarantee Obligations in connection with guarantees or other credit support provided by the Borrower or any of its Subsidiaries for the benefit of their suppliers and dealerships in an Outstanding Amount not to exceed $250,000,000 at any time;

(z) Indebtedness of or Guarantee Obligations of any Group Member in respect of Indebtedness of MIDs incurred, in each case, made in the ordinary course of business and consistent with past practices to finance vehicle inventory, other assets and working capital;

(aa) to the extent the same constitutes Indebtedness, the obligation of the Borrower or any Subsidiary to make capital contributions to a JV Subsidiary to the extent required by the governing documents of such JV Subsidiary in effect on the date hereof;

(bb) Indebtedness of Auto Supplier Support SPV under the Auto Supplier Support Credit Agreement in Outstanding Amount not to exceed the Outstanding Amount thereof on the Closing Date;

(cc) Indebtedness of (i) the Warranty SPV under the Warranty Support Program and (ii) the Canadian Warranty SPV under the Canadian Warranty Support Program;

(dd) Indebtedness under that certain Loan Agreement dated as of August 3, 2007, between Auburn Hills Owner LLC and Citigroup Global Markets Realty Corp., relating to the Auburn Hills Property, and any Permitted Refinancing thereof; and

(ee) Indebtedness, in addition to any other Indebtedness permitted above, in an aggregate Outstanding Amount at any time not to exceed $100,000,000.

“Permitted Liens” means:

(a) Liens created pursuant to the Security Agreement and the other Security Documents;

(b) Liens on the assets of New CarCo Acquisition Holdings Canada Limited or any of its Subsidiaries securing Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness;

(c) Liens on the beneficial interest of Chrysler Canada and its Subsidiaries in vehicle leases to the extent that such Liens attach to leases or other receivables arising from the sale or lease of vehicles and such vehicles originated under the Gold Key Lease Program to secure Indebtedness permitted under clause (g) of the definition of Permitted Indebtedness;

(d) Liens on “Merchandise” (as defined in the definition of Conversion Vehicles Wholesale Finance Program) to secure Indebtedness permitted under clause (h) of the definition of Permitted Indebtedness;

(e) Liens on vehicle leases and the related vehicles originated under the Gelco Lease Program to secure Indebtedness permitted under clause (i) of the definition of Permitted Indebtedness;

(f) Liens in existence on the Closing Date and listed on Schedule 6.2; provided that, no such Lien covers any additional property after the Closing Date (except substitutions, replacements or proceeds thereof) and that the amount of Indebtedness secured thereby is not increased (except as otherwise permitted by this Agreement);

(g) Liens on property of a Person at the time such Person becomes a Subsidiary; provided that, such Liens are not created, incurred or assumed in connection with, or in contemplation of, such Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any other Subsidiary;

(h) Liens securing any Permitted First Lien Indebtedness;

(i) Liens securing Indebtedness of the type described in clause (e) of the definition of Permitted Indebtedness;

(j) Liens on the assets of Excluded Subsidiaries securing Indebtedness of an Excluded Subsidiary permitted under clause (o) of the definition of Permitted Indebtedness;

(k) Liens securing Indebtedness permitted by clause (t) of the definition of Permitted Indebtedness;

(l) Liens securing Indebtedness permitted by clauses (m) and (dd) of the definition of Permitted Indebtedness; provided that in each case such Liens do not encumber any property (except substitutions, replacements or proceeds thereof) other than property financed by such Indebtedness;

(m) Liens securing Indebtedness under clause (u) of the definition of Permitted Indebtedness which is incurred to extend, renew, refinance, or replace any Indebtedness which was secured by a Lien permitted under Section 6.2; provided that any such Liens do not cover any property or assets of the Borrower or its Subsidiaries (other than substitutions, replacements or proceeds thereof) not securing the Indebtedness so extended, renewed, refinanced or replaced;

(n) Liens for taxes, assessments, governmental charges and utility charges, in each case that are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower to the extent required by, and in conformity with GAAP;

(o) (i) Liens incurred or pledges or deposits made in connection with (A) workers’ compensation claims, unemployment insurance or ordinary course social security or pension benefits (but not including any Lien in favor of the PBGC), (B) securing the performance of bids, tenders, sales, contracts (in each case, other than for the repayment of borrowed money), (C) statutory obligations, or (D) surety, appeal, customs or performance bonds and similar obligations, (ii) deposits as security for import or customs duties or for the payment of rent, in each case for clauses (i) and (ii) incurred in the ordinary course of business, and (iii) carriers’, warehousemen’s, workers mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business to secure amounts (1) that are not overdue for a period of more than 90 days or that may hereafter be paid without material penalty or (2) that are being contested in good faith by appropriate proceedings;

(p) permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, including the following: (i) zoning, entitlement, conservation restriction and other land use and environmental regulations by one or more Governmental Authorities which do not materially interfere with the present use of the material assets of the Borrower and its Subsidiaries, (ii) all covenants, conditions, restrictions, easements, encroachments, charges, rights-of-way and any similar matters of record set forth in any state, local or municipal franchise on title to material real property of the Borrower and its Subsidiaries which do not materially interfere with the present use of such property, and (iii) minor survey exceptions and matters as to material real property of the Borrower and its Subsidiaries which would be disclosed by an accurate survey or inspection of such real property and do not materially impair the occupancy or current use of such real property;

(q) leases, licenses, subleases or sublicenses of assets (including real property and Intellectual Property) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole and material licenses and sublicenses of Intellectual Property or other general intangibles in the ordinary course of business;

(r) any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute an Event of Default;

(s) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Subsidiary Guarantor;

(t) Liens and rights of setoff created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to implement employee/corporate credit card programs, to secure fees and charges in the ordinary course of business or returned items and charge backs in the ordinary course of business, facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business;

(u) statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Borrower or any of its Subsidiaries under Environmental Laws to which any assets of the Borrower or any such Subsidiaries are subject;

(v) pledges or deposits of cash or Cash Equivalents made to secure obligations in respect of Swap Agreements permitted hereunder;

(w) pledges or deposits of cash or Cash Equivalents made to secure Indebtedness permitted under by clause (s) of the definition of Permitted Indebtedness;

(x) servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the property and assets of the Borrower or any of its Subsidiaries consisting of real property, provided same are complied with in all material respects;

(y) any Lien consisting of rights reserved to or vested in any Governmental Authority by applicable law;

(z) Liens securing Indebtedness arising from loans, grants or other arrangements made pursuant to Section 136 of the EISA, permitted by clause (v) of the definition of Permitted Indebtedness; provided that such Liens do not encumber any Collateral or any other property other than the intellectual property and fixed assets acquired, constructed, developed or financed with the proceeds of such Indebtedness;

(aa) Liens on (i) the Capital Stock or assets of Auto Supplier Support SPV securing Indebtedness under the Auto Supplier Support Credit Agreement, (ii) Liens on the Stock or assets of the Warranty SPV securing Indebtedness under the Warranty Program and (iii) Liens on the Capital Stock or assets of the Canadian Warranty SPV securing Indebtedness under the Canadian Warranty program;

(bb) Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any of its Subsidiaries or in connection with sales of accounts, payment intangibles, chattel paper or instruments; and

(cc) Liens not otherwise permitted by the foregoing clauses securing obligations or other liabilities of any Group Member; provided that the Outstanding Amount of all such obligations and liabilities secured by such Liens shall not exceed $100,000,000 at any time.

“Permitted Refinancing”: any Indebtedness (or preferred Capital Stock, as the case may be) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Permitted Indebtedness (or preferred Capital Stock, as the case may be); provided that:

(a) the principal amount (or accreted value, if applicable) of such Indebtedness (or preferred Capital Stock, as the case may be) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness (or preferred Capital Stock, as the case may be) so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith);

(b) such Indebtedness (or preferred Capital Stock, as the case may be) has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness (or preferred Capital Stock, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded;

(c) the terms of such Indebtedness (or preferred Capital Stock, as the case may be), taken as a whole, are not more restrictive to the applicable obligor than the Indebtedness (or preferred Capital Stock, as the case may be) being extended, refinanced, renewed, replaced, defeased, discharged or refunded (other than with respect to interest rates, fees, liquidation preferences, premiums and no-call periods); and

(d) in the case of any Material Unsecured Indebtedness, a certificate of a Responsible Officer is delivered to the Lender at least five Business Days (or such shorter period as the Lender may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such Indebtedness is a Permitted Refinancing, then unless the Lender notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) such Permitted Refinancing may be consummated.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Interest”: interest that is payable in kind.

“PIK Reduction Amount”: as defined in Section 2.15(b).

“Plan”: any employee benefit plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pledged Stock”: as defined in the Security Agreement.

“Prime Rate”: for any day, the “prime rate” published on such day in The Wall Street Journal (Eastern print edition) or, if not published on such day, the “prime rate” most recently so published.

“Pro forma Cost Savings”: means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition or a disposition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X, (ii) were actually implemented by the business that was the subject of any such acquisition or disposition within six months after the date of the acquisition or disposition and prior to the applicable calculation date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition or disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition or disposition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers’ certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be set forth in a certificate delivered to the Lender from the Borrower’s chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Pro Rata Share”: (i) with respect to the Lender, the ratio (expressed as a percentage) of the aggregate then unpaid principal amount of the Loans to the aggregate then unpaid principal of the Total Loans, and (ii) with respect to the Canadian Lender, the ratio (expressed as a percentage) of the aggregate then unpaid principal amount of the Canadian Loans to the aggregate then unpaid principal of the Total Loans. For purposes of this definition, the unpaid principal amount of the Canadian Loans shall be based upon an exchange rate for a dollar equivalent of Canadian Dollars of $0.80 regardless of the exchange rate applicable at the time the amount of the unpaid principal amount of the Canadian Loans is being determined.

“Prohibited Jurisdiction”: any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), or otherwise targeted by economic sanctions or trade restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person”: any Person:

(a) listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order;

(b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order;

(c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering law, including the Executive Order;

(d) who commits, threatens, conspires to commit, or supports “terrorism” as defined in the Executive Order;

(e) who is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f) who is owned or controlled by a Person listed above in paragraph (c) or (e).

“Properties”: as defined in Section 3.15.

“Rating Agency”: means (1) each of Moody’s and S&P and (2) if Moody’s or if Moody’s or S&P are unable to rate the Borrower for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(f) under the Exchange Act selected by the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member which results in receipt of Net Cash Proceeds by a Group Member in an amount in excess of (i) $25,000,000 for any Recovery Event (or series of related Recovery Events) or (ii) $100,000,000 in the aggregate for all Recovery Events, together with the Net Cash Proceeds of all Dispositions, during any twelve month period (for the avoidance of doubt, with respect to clause (ii), only such Net Cash Proceeds in excess of $100,000,000 shall be required to be applied in accordance with Section 2.8(b)).

“Registered”: as defined in the Security Agreement.

“Regulation S-X”: Regulation S-X under the Securities Act of 1933.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans, the Additional Note and the Zero Coupon Note, and reduce the Commitments, pursuant to Section 2.8(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event (or committed to be expended pursuant to a binding contract) to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date (or committed to be expended pursuant to a binding contract) to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have made a final determination not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Transactions”: each of the transactions described in the Transaction Documents.

“Relevant Period”: the period from the Closing Date until the date that is one year after the latest to occur of (i) the Tranche C Maturity Date, (ii) the repayment in full of all of the Loans and all Obligations (including the Additional Note and the Zero Coupon Note) and (iii) if equity constitutes “outstanding obligations” under EESA Sec. 111, as informed by any implementing regulations, the date the Lender ceases to own any direct or indirect equity in the Borrower.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of section 4241 of ERISA.

“Reportable Event”: any of the events set forth in section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty-day notice period referred to in section 4043(c) of ERISA have been waived.

“Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief accounting officer, chief financial officer, treasurer, assistant treasurer or controller or, for the purposes of Section 5.6 only, to include the secretary of the Borrower, or, in each case, any individual with a substantially equivalent title.

“Restricted Cash”: cash, in whatever currency of denomination, and Cash Equivalents of the Borrower or any of its Subsidiaries (i) that is subject to a Lien (other than the Liens created pursuant to the Security Documents and other than ordinary course set off rights of depository banks for charges and fees related to amounts held therewith), or (ii) the use of which is otherwise restricted pursuant to any Requirement of Law or Contractual Obligation.

Notwithstanding the foregoing, none of the cash, in whatever currency of denomination, and Cash Equivalents of the Borrower or any of its Subsidiaries deposited with a trustee of any short term or long-term voluntary employee’s beneficiary association which the Company or relevant Subsidiary may access on an unrestricted basis for use in its business shall constitute Restricted Cash.

“Restricted Payments”: as defined in Section 6.5.

“Reversion Date”: as defined in Section 6.17.

“RSA Term Sheet”: Risk Sharing Term Sheet, dated as of May 6, 2009, among Chrysler LLC, FinCo and the Borrower, and all other related documentation, each as amended, supplemented or modified from time to time in accordance with Section 6.13.

“S&P”: Standard & Poor’s Ratings Services and its successors.

“Sale/Leaseback Transaction”: any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by any such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any such Group Member.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Section 363 Sale”: as defined in Section 4.1(r).

“Section 363 Sale Order”: as defined in Section 4.1(r).

“Security Agreement”: the Security Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit L.

“Security Documents”: the collective reference to the Security Agreement, the Fiat Pledge Agreement, the Mortgages, the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement, any account control agreements and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the Secured Obligations (as defined in the Security Agreement).

“Sellers”: as defined in the recitals hereto.

“Senior Employee”: with respect to the Loan Parties collectively, any of the 25 most highly compensated employees (including the SEOs).

“SEO”: a Senior Executive Officer as defined in the EESA and any interpretation of such term by the Lender thereunder, including the rules set forth in 31 C.F.R. Part 30.

“Shareholder Agreement”: as defined in the Master Transaction Agreement.

“Special Inspector General of the Troubled Asset Relief Program”: The Special Inspector General of the Troubled Asset Relief Program, as contemplated by Section 121 of the EESA.

“Specified Benefit Plan”: any employee benefit plan within the meaning of section 3(3) of ERISA and any other plan, arrangement or agreement which provides for compensation, benefits, fringe benefits or other remuneration to any employee, former employee, individual independent contractor or director, including any bonus, incentive, supplemental retirement plan, golden parachute, employment, individual consulting, change of control, bonus or retention agreement, whether provided directly or indirectly by any Loan Party or otherwise.

“Starting Loss Sharing Payment Account Balance”: the amount on deposit in the GMAC Loss Sharing Payment Account on the first business day after the consummation of the Section 363 Sale and immediately after giving effect to the disbursement of the GMAC Reduction Amount, if any, pursuant to Section 6.1(d) of the GMAC Master Agreement.

“Subsidiary”: with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the Voting Stock is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Initial Subsidiary Guarantor, each Additional Guarantor and each other Subsidiary that becomes a party to the Guarantee and the Security Agreement after the Closing Date pursuant to Section 5.7 or otherwise.

“Suspended Covenants”: as defined in Section 6.17.

“Suspension Date”: as defined in Section 6.17.

“Suspension Period”: as defined in Section 6.17.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“TARP Covenants”: the collective reference to the affirmative covenants in Sections 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15 and 5.17.

“Taxes”: any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereinafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Total Loans”: collectively, (i) the Loans and the (ii) the Canadian Loans.

“Trademark”: as defined in the Security Agreement.

“Trademark Security Agreement”: the Trademark Security Agreement to be executed and delivered by the Borrower and the Lender, substantially in the form of Exhibit I-1.

“Tranche B Commitment”: the obligation of the Lender to make Loans to the Borrower in a principal amount not to exceed $2,000,000,000.

“Tranche B Loan”: as defined in Section 2.1.

“Tranche B Maturity Date”: December 10, 2011; provided that, the Borrower may elect, in its sole discretion, to extend the maturity date of up to $400,000,000 of the Tranche B Loans to the Tranche C Maturity Date subject only to the increase in the Applicable Margin therefor set forth in the definition thereof, by giving written notice to the Lender of its election to so extend the Tranche B Maturity Date not later than ten Business Days prior to the existing Tranche B Maturity Date, setting forth therein the amount of Tranche B Loans with respect to which the Tranche B Maturity Date is to be so extended.

“Tranche C Commitment”: the obligation of the Lender to make Loans to the Borrower in an aggregate principal amount not to exceed $4,642,000,000.

“Tranche C Commitment Period”: the period from and after the making of the Tranche B Loan on the Closing Date to the Tranche C Maturity Date.

“Tranche C Loans”: collectively, (i) the Loans made under the Tranche C Commitment pursuant to Section 2.3 and (ii) the Assumed Debt.

“Tranche C Maturity Date”: June 10, 2017.

“Transaction Documents”: Each of, and collectively, (i) the Master Transaction Agreement, (ii) the Section 363 Sale Order, (iii) GMAC Transaction Documents, (iv) Auburn Hills Agreement, (v) CGI Indemnity Assignment Agreement, (vi) Daimler Agreement, (vii) Master Industrial Agreement, (viii) Shareholder Agreement, (ix) Borrower’s LLC Agreement, (x) UAW Retiree Settlement Agreement, (xi) Transition Services Agreement and (xii) Management Services Agreement.

“Transferee”: any Assignee or Participant.

“Transition Services Agreement”: as defined in the Master Transaction Agreement.

“Transparent Subsidiary”: any Subsidiary of the Borrower that (1) is a disregarded entity or partnership for U.S. federal income tax purposes, (2) owns an interest in one or more 956 Subsidiaries directly or indirectly through other Transparent Subsidiaries (its “CFC Interest”), (3) has no operating assets, (4) holds no more than de minimis assets in addition to its CFC Interest and (5) is not a De Minimis Subsidiary, which, if it guaranteed the Obligations, would result in deemed dividends to the Borrower or its owners pursuant to Section 956 of the Code.

“Treasury”: The United States Department of the Treasury.

“UAW Retiree Settlement Agreement”: as defined in the Master Transaction Agreement.

“UCC”: the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“United States”: the United States of America.

“United States Person”: any United States citizen, permanent resident alien, or entity organized under the laws of the United States (including foreign branches).

“USA PATRIOT Act”: as defined in Section 3.21.

“Use of Proceeds Statement”: shall have the meaning set forth in Section 4.2(d).

“VEBA”: the trust fund established pursuant to the Settlement Agreement, dated March 30, 2008, as amended, supplemented, replaced or otherwise altered from time to time, between the Borrower, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, and certain class representatives, on behalf of the class of plaintiffs in the class action of Int’l Union, UAW, et al. v. Chrysler, LLC, Civ. Act. No. 2:07-CV-14310 (E.D. Mich. filed Oct. 11, 2007).

“VEBA Indenture”: the Indenture, dated as of June 10, 2009, between the Borrower, as issuer, and The Bank of New York Trust Company, N.A., as trustee.

“VEBA Notes”: the Notes of the Borrower due 2023, issued pursuant to the VEBA Indenture in an original principal amount of $4,587,000,000.

“Vitality Commitment Period”: as defined in Section 5.17.

“Voting Stock”: with respect to any Person, such Person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Warranty SPV”: Chrysler Warranty SPV LLC, a Delaware limited liability company.

“Warranty Support Program”: the program established by the Treasury to ensure that the limited warranty obligations of the Borrower and its Subsidiaries with respect to vehicles sold from March 30, 2009 through June 30, 2009 are honored, as more fully described in the Administration Agreement, dated as of April 29, 2009, between Warranty SPV, the Borrower, Chrysler Motors LLC, Chrysler Canada, Chrysler de Mexico S.A. de C.V., and Chrysler International Corporation.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Zero Coupon Note”: as defined in Section 4.1(a).

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Group Members not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, or voluntarily become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time, (vi) references to any Person shall include its successors and assigns and (vii) any reference to any law or regulation shall, unless otherwise specified, include any successor or superseding legislation or regulatory provision, such law or regulation, or successor or superseding legislation or regulatory provision, as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement (or the Schedules and Exhibits hereto), and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Conversion of Foreign Currencies. (a) For purposes of this Agreement and the other Loan Documents, with respect to any monetary amounts in a currency other than Dollars, the Dollar Equivalent thereof shall be determined in accordance with the definition of Dollar Equivalent.

(b) The Lender may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Tranche B Commitment. Subject to the terms and conditions hereof, the Lender agrees to make a term loan (the “Tranche B Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Commitment. The Tranche B Loan may from time to time be Eurodollar Loans or, solely in the circumstances specified in Section 2.10(e) and Section 2.12, ABR Loans. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

2.2 Procedure for Tranche B Borrowing. The Borrower shall deliver to the Lender a Borrowing Notice (which Borrowing Notice must be received by the Lender prior to 10:00 a.m. (New York City time) on the anticipated Closing Date) requesting that the Lender make the Tranche B Loan on the Closing Date, which Borrowing Notice shall specify (A) the amount of the Tranche B Loan requested from the Lender and (B) the amount of loans concurrently requested by Chrysler Canada under the Canadian Facility Agreement. The Lender shall make the amount of the Tranche B Loan available to the Borrower at the Funding Account on the Closing Date in immediately available funds.

2.3 Tranche C Commitment. Subject to the terms and conditions hereof, the Lender agrees to make term loans (each, a “Tranche C Loan”) to the Borrower from time to time during the Tranche C Commitment Period in an aggregate amount not exceeding the Tranche C Commitment, provided that the GMAC Sublimit may only be utilized to borrow GMAC Loans. The Tranche C Loans may from time to time be Eurodollar Loans or, solely in the circumstances specified in Section 2.10(e) and Section 2.12, ABR Loans. Any borrowing of Tranche C Loans shall reduce the Tranche C Commitment in like amount, and amounts borrowed under this Section 2.3 and repaid or prepaid may not be reborrowed.

2.4 Procedure for Borrowing and Funding. The Borrower may borrow Tranche C Loans on any Business Day during the Tranche C Commitment Period in an aggregate principal amount not to exceed the Tranche C Commitment, provided that, the Borrower shall deliver to the Lender a Borrowing Notice (which Borrowing Notice must be received by the Lender prior to 12:00 noon (New York City time), two Business Days prior to the requested Borrowing Date, or such shorter notice as agreed to by the Lender in its sole discretion) which Borrowing Notice for each Tranche C Loan shall specify (A) the amount of the Tranche C Loans requested from the Lender, (B) the amount of loans concurrently requested by Chrysler Canada under the Canadian Facility Agreement and (C) the aggregate amount of Tranche C Loans, if any, which are GMAC Loans. The aggregate amount of Tranche C Loans which are GMAC Loans may not exceed the GMAC Sublimit. The Lender shall make the amount of each borrowing of Tranche C Loans available to the Borrower at the Funding Account on the Borrowing Date requested by the Borrower in immediately available funds.

2.5 Additional Tranche C Loans. On the Closing Date, and without any further action by any party to this Agreement, $500,000,000 of Chrysler Holding LLC’s loans under the Existing UST Loan Agreement shall be automatically assumed by the Borrower under this Agreement and shall be deemed for all purposes to constitute Tranche C Loans in such amount hereunder as though made on the Closing Date.

2.6 Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay the outstanding Tranche B Loan on the Tranche B Maturity Date, and all outstanding Tranche C Loans on the Tranche C Maturity Date.

(b) Pursuant to Section 4.1(a), the Borrower shall execute and deliver the Initial Notes on the Closing Date. Following any assignment of the Loans or Commitments pursuant to Section 8.6, the Borrower agrees that, upon the request by the Lender, the Borrower shall promptly execute and deliver to such Lender Initial Notes reflecting the Loans and Commitments assigned and the Loans and Commitments retained by such Lender, if any.

2.7 Optional Prepayments; Tranche C Commitment Reductions. (a) The Borrower may at any time and from time to time prepay the Loans, the Additional Note or the Zero Coupon Note, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender no later than 12:00 noon (New York City time) on the date such prepayment is requested to be made, which notice shall specify (i) the date of such prepayment and (ii) the aggregate amount of such prepayment; provided that, (x) if a Loan, the Additional Note or the Zero Coupon Note is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16, and (y) neither the Additional Note nor the Zero Coupon Note may be prepaid prior to the date that the Loans and all interest thereon have been repaid in full in cash. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Except in the case of a payment of the remaining principal balance thereof, partial prepayments of Loans, the Additional Note and the Zero Coupon Note shall be in an aggregate principal amount of $25,000,000 or a whole multiple thereof. Optional prepayments pursuant to this Section 2.7(a) shall be applied in accordance with Section 2.8(e).

(b) The Borrower shall have the right, upon irrevocable notice delivered to the Lender no later than 12:00 noon (New York City time) on the date of such requested reduction or termination, to terminate the Tranche C Commitment or, from time to time, to reduce the amount of the Tranche C Commitment. Any such reduction shall be in an aggregate principal amount equal to $25,000,000 or a whole multiple thereof and shall reduce permanently the Tranche C Commitment then in effect.

2.8 Mandatory Prepayments and Commitment Reductions. (a) (i) If any term loan comprising Permitted First Lien Indebtedness is incurred by any Group Member, then, the Loans, the Additional Note and the Zero Coupon Note shall be prepaid, and the Tranche C Commitment shall be reduced, by an amount equal to 80% of the Net Cash Proceeds of such term loan in accordance with Section 2.8(e) (for the avoidance of doubt, prepayment is not required for any permitted revolving credit facility), or (ii) if any Indebtedness described in clause (n) of the definition of Permitted Indebtedness is incurred by any Group Member, then the Loans, the Additional Note and the Zero Coupon Note shall be prepaid, and the Tranche C Commitment shall be reduced, by an amount equal to the Lender’s Pro Rata Share of the Net Cash Proceeds of such receipt or incurrence as set forth in Section 2.8(e). Prepayments hereunder shall be made (i) in the case of a prepayment arising from the incurrence of debt of less than $100,000,000, no later than two Business Days after date of such incurrence, and (ii) in the case of a prepayment arising from the incurrence of debt of $100,000,000 or more, on the date of such incurrence. The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by any Group Member not permitted by Section 6.3. The Borrower shall cause Chrysler Canada to concurrently make prepayments to the Canadian Lender of the Canadian Loans and reductions of the Canadian Commitment in an aggregate amount equal to the Canadian Lender’s Pro Rata Share of the Net Cash Proceeds of any Indebtedness described in clause (ii). Any such prepayment shall be accompanied by a notice to the Lender specifying the amount of such prepayment and the amount of such concurrent payment of the Canadian Loans.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof within 5 Business Days of receipt by such Group Member of such Net Cash Proceeds, the Loans shall be prepaid, and the Commitment shall be reduced, by an amount equal to 100% of the amount of such Net Cash Proceeds, as set forth in Section 2.8(e); provided that on each Reinvestment Prepayment Date, the Additional Note and the Zero Coupon Note shall be prepaid, and the Tranche C Commitment shall be reduced, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.8(e). The provisions of this Section 2.8 do not constitute a consent to the consummation of any Disposition not permitted by Section 6.4.

(c) On and after the GMAC Termination Date, the Tranche C Loans shall be prepaid in accordance with Section 2.8(e) in an amount equal to Ending Loss Sharing Payment Account Balance actually disbursed to the Borrower.

(d) On the date that is the seventh anniversary of the Closing Date,

(i) the Tranche C Loans shall be prepaid and the Tranche C Commitment shall be automatically reduced, as set forth in Section 2.8(f), by an amount equal to (i) 50% of the sum of the Tranche C Commitment as of the Closing Date plus the amount of Assumed Debt, minus (ii) the aggregate principal amount of optional and mandatory prepayments and commitment reductions with respect to Tranche C Loans made after the Closing Date but prior to such date;

(ii) the Additional Note shall be prepaid in an amount equal to 50% of the face amount of the Additional Note on the Closing Date; and

(iii) the Zero Coupon Note shall be prepaid in an amount equal to 50% of the face amount of the Zero Coupon Note on the Closing Date.

(e) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Sections 2.8(a), 2.8(b) and 2.8(c) shall be applied, (i) first, to pay accrued and unpaid interest on, and expenses in respect of the Loans, the Additional Note and the Zero Coupon Note, to the extent then due and payable; (ii) second, to prepay the Loans; (iii) third, to the permanent reduction of any unused portion of the Tranche C Commitment; and (iv) fourth, to repay the Additional Note and the Zero Coupon Note. Each such prepayment of the Loans shall be applied in the direct order of maturity first, to the Tranche B Loans, and second, to the installments of Tranche C Loans. Each such prepayment of the Loans may not be reborrowed.

(f) Commitment reductions to be made pursuant to Section 2.8(d) and amounts to be applied in connection with prepayments pursuant to such Section shall be made or applied, as the case may be, as follows, (i) first, to the permanent reduction of any unused portion of the Tranche C Commitment, (ii) second, to pay accrued and unpaid interest on, and expenses in respect of, the Tranche C Loans, and (iii) third, to repay the Tranche C Loans.

(g) Amounts to be applied in connection with prepayments of the outstanding Loans pursuant to this Section 2.8 shall be applied, first, to ABR Loans, and second, to Eurodollar Loans, and amounts to be applied in connection with prepayments of the Additional Note and the Zero Coupon Note pursuant to this Section 2.8 shall be applied first, to ABR Notes, and second, to Eurodollar Notes, and, in each case, in accordance with Section 2.8(e) or Section 2.8(f), as applicable. Each prepayment of the Loans under this Section 2.8 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and without premium or penalty.

2.9 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans shall be in such amounts and be made pursuant to such elections so that no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.10 Interest Rates and Payment Dates/Fee Payment Dates/Fees. (a) Unless converted to ABR Loans or ABR Notes, as the case may be, pursuant to Section 2.10(d) or Section 2.12, all Loans, the Additional Note and, from and after the GMAC Termination Date, the Zero Coupon Note shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin (as may be increased pursuant to Section 7.2(a)), provided, that until December 31, 2009, interest on the Loans shall be PIK Interest and shall not be paid in cash; provided further, that at the end of each Interest Period, PIK Interest accruing during such Interest Period pursuant to the previous proviso will be added to the principal balance of the applicable Loan and will bear interest at the rate applicable to such Loan in accordance with Section 2.10.

(b) Subject to Section 2.15, Tranche C Loans shall also bear PIK Interest on a quarterly basis in an amount equal to $17,000,000 per quarter, which will accrete on a straight line basis through the Tranche C Maturity Date. On each Interest Payment Date, PIK Interest accruing during the Interest Period then ended pursuant to Section 2.10(b) will be added to the principal balance of the Tranche C Loans and will bear interest at the rate applicable to Tranche C Loans in accordance with Section 2.10.

(c) Each ABR Loan and ABR Note (including, after the GMAC Termination Date, the Zero Coupon Note) shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin (as may be increased pursuant to Section 7.2(a)); provided, that until December 31, 2009, interest on the ABR Loans shall be PIK Interest and shall not be paid in cash); provided further, that at the end of each Interest Period, PIK Interest accruing during such Interest Period pursuant to the previous proviso will be added to the principal balance of the applicable Loan and will bear interest at the rate applicable to such Loan in accordance with Section 2.10.

(d) When any Event of Default has occurred and is continuing and the Lender has determined in its sole discretion not to permit such continuations, no Eurodollar Loan may be continued as such, and no Eurodollar Note may be continued as such.

(e) (i) If all or a portion of the principal amount of any Loan, the Additional Note or the Zero Coupon Note shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan, the Additional Note or the Zero Coupon Note or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans or the ABR Notes, as the case may be, plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(f) Interest payable in cash shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this Section shall be payable from time to time on demand.

(g) Notwithstanding anything to the contrary in this Agreement, if any of the Obligations described herein would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, then on the first Interest Payment Date after the fifth anniversary of the Closing Date (or if the date of issue of such Obligations for purposes of Section 163(i)(1) of the Code is not the Closing Date, such other date of issue) and on each Interest Payment Date thereafter, the Company shall pay an amount of principal and interest on the applicable Obligations (in each case in cash) as is necessary to permit current deductibility of interest expense relating to such Obligations under the rules relating to “applicable high yield discount obligations”, as set forth in Section 2.8(e), as applicable. No partial prepayment of any of the Obligations described herein pursuant to any other provision of this Agreement will alter the Borrower’s obligation to make the payments under this Section 2.10(g) with respect to any Obligations that remain outstanding.

2.11 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that with respect to ABR Loans and ABR Notes the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-) day year for the actual days elapsed. The Lender shall, as soon as practicable, and promptly, notify the Borrower of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Lender shall as soon as practicable, and promptly, notify the Borrower of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate pursuant to Section 2.10.

2.12 Inability to Determine Interest Rate; Illegality. (a) If prior to the first day of any Interest Period:

(i) the Lender shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii) the Lender shall have reasonably determined that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lender (as conclusively certified by the Lender) of making or maintaining its affected Loans during such Interest Period;

the Lender shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given pursuant to clause (i) or (ii) of this Section 2.12(a) in respect of Eurodollar Loans, then any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans, and the Additional Note and, after the GMAC Termination Date, the Zero Coupon Loans shall be converted to ABR Notes. Until such relevant notice has been withdrawn by the Lender, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans or ABR Notes to Eurodollar Notes.

(b) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain Eurodollar Loans or Eurodollar Notes as contemplated by this Agreement, the Lender shall give notice thereof to the Borrower describing the relevant provisions of such Requirement of Law, following which, (i) in the case of Eurodollar Loans, (A) the commitment of the Lender hereunder to make Eurodollar Loans and continue Eurodollar Loans as such and (B) the Lender’s outstanding Eurodollar Loans shall be converted automatically on the last day of the then current Interest Periods with respect to such Loans (or within such earlier period as shall be required by law) to ABR Loans and (ii) in the case of Eurodollar Notes, the Eurodollar Notes shall be converted automatically on the last day of the then current Interest Period with respect to such Eurodollar Note (or within such earlier period as may be required by law) to ABR Notes. If any such conversion or prepayment of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 2.16.

2.13 Payments. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 p.m. (New York City time) on the due date thereof to the Lender at its Funding Office in Dollars and in immediately available funds. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

2.14 Reduction of the Additional Note. Any amounts owing in respect of the Additional Note shall be reduced (i) at the time of any Additional GMAC Transfer made pursuant to and in accordance with Section 6.1(f) of the GMAC Master Agreement by the portion of the amount of such Additional GMAC Transfer which the Borrower shall have allocated (in its sole discretion) to the reduction of the Additional Note, and (ii) on the GMAC Termination Date, by the amount, if any, of the portion of any GMAC Loss Sharing Payment Account Shortfall on the GMAC Termination Date which the Borrower shall have allocated (in its sole discretion) to the reduction of the Additional Note, in each case as notified by the Borrower to the Lender on or prior to such date; provided, that for the avoidance of doubt, the amount of the Additional Note shall not be reduced to an amount less than $0. If the portion of any amount of any Additional GMAC Transfer or the amount of the GMAC Loss Sharing Payment Account Shortfall which the Borrower has allocated to the reduction of the Additional Note shall exceed the amount outstanding under the Additional Note, such excess shall be applied to reduce the amount of future PIK Interest in accordance with Section 2.15, notwithstanding the Borrower’s allocation thereof to the reduction of the Additional Note. In no event shall the sum of (x) aggregate reduction of the Additional Note and (y) PIK Reduction Amount used to calculate future PIK Interest payments from (i) any Additional GMAC Transfer exceed the amount of such Additional GMAC Transfer, and (ii) the GMAC Loss Sharing Payment Account Shortfall exceed the amount of the Loss Sharing Payment Account Shortfall.

2.15 Reduction of PIK Interest.

(a) From and after the date on which any prepayments of the Tranche C Loans shall have occurred, the amount of each quarterly payment of PIK Interest payable subsequent to such date incurred pursuant to Section 2.10(b) shall be reduced by an amount equal to (x) the Applicable Reduction Percentage multiplied by (y) $17,000,000.

(b) In addition, future payments of PIK Interest may be further reduced (i) at the time of any Additional GMAC Transfer made pursuant to and in accordance with Section 6.1(f) of the GMAC Master Agreement by applying the portion of the amount of such Additional GMAC Transfer which the Borrower shall have allocated (in its sole discretion), or shall have otherwise been allocated pursuant to the penultimate sentence of Section 2.14, to the reduction of future PIK Interest under Section 2.10(b), and (ii) on the GMAC Termination Date, by applying the portion of the amount of any GMAC Loss Sharing Payment Account Shortfall on the GMAC Termination Date which the Borrower shall have allocated (in its sole discretion), or shall have otherwise been allocated pursuant to the penultimate sentence of Section 2.14, to the reduction of future PIK Interest under Section 2.10(b), in each case (other than in the case of an allocation pursuant to the penultimate sentence of Section 2.14), as notified to the Lender at or prior to the time of such reduction (unless automatically allocated pursuant to Section 2.14); provided, however, that in no event shall the sum of (x) the aggregate reduction of the Additional Note and (y) the PIK Reduction Amount used to calculate future PIK Interest payments from any Additional Transfer or the Loss Sharing Payment Account Shortfall, as the case may be, exceed the amount of such Additional Transfer or the amount of the Loss Sharing Payment Account Shortfall, as applicable. If the Borrower applies either of these amounts (a “PIK Reduction Amount”) to reduce PIK Interest, (a) the reduction shall be applied first, to reduce PIK Interest on the next Interest Payment Date, and thereafter, to reduce PIK Interest due on succeeding Interest Payment Dates in direct chronological order, and (b) the amount of the reduction of PIK Interest on such Interest Payment Date shall be such that the present value of all such reductions (calculated at a discount rate of the Eurodollar Rate plus 5%) as of the Termination Date or the date the Additional Transfer is made, as applicable, equals the PIK Reduction Amount.

2.16 Indemnity. The Borrower agrees to indemnify the Lender for, and to hold the Lender harmless from, any loss or expense that the Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, for the period from the date of such prepayment or of such failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any)

over (ii) the amount of interest (as reasonably determined by the Lender) that would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by the Lender shall be conclusive in the absence of manifest error and shall be payable within 30 days of receipt of any such notice. The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans, the Additional Note and the Zero Coupon Note and all other amounts payable hereunder.

2.17 Additional Consideration.

(a) In consideration of the Lender making available its Tranche B Commitment and making its Tranche B Loans, on the Closing Date the Lender shall receive 98,461 Class A membership units in the Borrower representing 9.85% of the total issued and outstanding membership units of the Borrower as of the Closing Date (the “Additional Equity Consideration”).

(b) In consideration of the Lender making available its Tranche C Commitment and making its Tranche C Loans, on the Closing Date the Borrower shall issue to the Lender the Additional Note referred to in Section 4.1(a). Subject to Section 2.14, the Additional Note shall be repayable on the Tranche C Maturity Date, and shall bear interest at the rate provided in Section 2.10 hereof. Interest on the Additional Note shall be payable on the dates and in the manner provided for Tranche C Loans hereunder. The obligations of the Borrower in respect of the Additional Note constitute Obligations for all purposes of the Loan Documents. The obligations of the Borrower under the Additional Note are guaranteed by the Guarantee, and secured by the Collateral, to the same extent as the Loans and the other Obligations, and the holder of the Additional Note is entitled to all of the rights and benefits thereof to the same extent as any other holder of any other Obligations.

(c) In consideration of the Lender making available financial accommodations to the Borrower hereunder, the Lender shall also receive the rights and benefits under that certain Equity Recapture Agreement dated May 29, 2009 among VEBA, UAW VEBA Holdco CH-00, LLC through UAW VEBA Holdco CH-12, LLC and the Treasury.

2.18 Zero Coupon Note. On the Closing Date, the Borrower shall issue to the Lender the Zero Coupon Note referred to in Section 4.1(a). The Zero Coupon Note shall be repayable on the Tranche C Maturity Date, and shall bear interest at the rate provided in Section 2.10 hereof. Following the GMAC Termination Date, Interest on the Zero Coupon Note shall be payable on the dates and in the manner provided for Tranche C Loans hereunder. The obligations of the Borrower in respect of the Zero Coupon Note constitute Obligations for all purposes of the Loan Documents. The obligations of the Borrower under the Zero Coupon Note are guaranteed by the Guarantee, and secured by the Collateral, to the same extent as the Loans and the other Obligations, and the holder of the Zero Coupon Note is entitled to all of the rights and benefits thereof to the same extent as any other holder of any other Obligations.

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower hereby represents and warrants to the Lender that:

3.1 No Change. (a) On the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect since September 30, 2008 and (b) on any date after the Closing Date on which the representations set forth in this Section 3.1 are made or deemed made pursuant to the Loan Documents, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect since the Closing Date.

3.2 Existence. Each Group Member (a) is duly organized, validly existing and (to the extent applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.3 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.14. The execution, delivery and performance of the Transaction Documents do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described or required to be described in Section 3.05(b) of the Company Disclosure Letter (as defined in the Master Transaction Agreement) and other immaterial consents, approvals, authorizations, filings and notices that have been obtained or made and which are in full force and effect, (b) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which notices have been made and periods have elapsed and (c) the requirements of Antitrust Laws (as defined in the Master Transaction Agreement) of any other relevant jurisdiction, which requirements have been satisfied, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation of the Related Transactions and would not have a Company Material Adverse Effect (as defined in the Master Transaction Agreement). Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party that the Borrower would be required to file as a “Material Contract” under Item 601(10) of Regulation S-K of the Exchange Act, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Material Contract (other than the Liens created by the Security Documents).

3.5 Litigation. No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.6 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations except where such default would not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.7 Ownership of Property. The Borrower and each Initial Subsidiary Guarantor, as applicable, has title in fee simple or leasehold, as applicable, to the Mortgaged Property and has good title to or is lessee of all of its other property material to the operation of their respective businesses and none of such property is subject to any Lien except Permitted Liens; provided, that the foregoing representation shall not be deemed to have been incorrect, with respect to defects in title to any material real property, if such defects would not be reasonably expected to detract from the current use or operation of the affected real property in any material respect.

3.8 Intellectual Property. The Borrower and each Initial Subsidiary Guarantor owns, or have the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending against any Group Member, challenging or questioning the use, validity or enforceability of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, each Group Member’s use of its Intellectual Property does not infringe on the rights of any Person, nor has the Borrower or any Group Member received any notice that the Borrower or any Group Member’s use of its Intellectual Property infringes on the rights of any Person, except for such instances which would not reasonably be expected to have a Material Adverse Effect.

3.9 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.

3.10 Labor Matters. None of the Group Members is engaged in any unfair labor practice that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Group Member, or to the knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Group Member, or to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence, or to the knowledge of the Borrower, threatened involving any Group Member, and (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of any Group Member and, to the knowledge of the Borrower, no union organization activity that is taking place, except, in each case of the foregoing clauses (a), (b) or (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11 ERISA. (a) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the following has occurred: (i)(A) a Reportable Event with respect to any Plan; (B) an “accumulated funding deficiency” with respect to any Plan (within the meaning of section 412 of the Code or section 302 of ERISA), and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of section 412 of the Code or section 302 of ERISA), whether or not waived; (C) the filing pursuant to section 412 of the Code or section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (D) the failure to make by its due date a required installment under section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (E) the incurrence by the Borrower or any Commonly Controlled Entity of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (F) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (G) the receipt by the Borrower or any Commonly Controlled Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under section 4042 of ERISA; (H) the incurrence by the Borrower or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (I) the receipt by the Borrower or any Commonly Controlled Entity of any notice, or the receipt by any Multiemployer Plan from the Borrower or any Commonly Controlled Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, in Insolvency or in Reorganization or, on and after the effectiveness of the Pension Act, is or is reasonably expected to be in endangered or critical status, within the meaning of section 432 of the Code or section 305 or Title IV of ERISA, or has been or is reasonably expected to be terminated within the meaning of Title IV of ERISA; (ii) each of the Borrower and any Commonly Controlled Entity is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations with respect to any Plan; (iii) the present value of all accrued benefits under each Plan of the Borrower and any Commonly Controlled Entity (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits and the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plans; (iv) a non-exempt “prohibited transaction” (within the meaning of section 406 of ERISA or section 4975 of the Code) involving any Plan; and (v) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement have been accrued in accordance with Statement of Financial Accounting Standards No. 106.

(b) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material applicable provisions of law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Plan or Foreign Benefit Arrangement and (B) with the terms of such plan or arrangement.

3.12 Investment Company Act. No Loan Party is an “investment company,” or is a company “controlled” by a Person that is required to register as an “investment company,” within the meaning of the Investment Company Act of 1940.

3.13 Subsidiaries; Pledged Equity; Joint Ventures. Except as disclosed to the Lender by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.13(a) sets forth the name and jurisdiction of incorporation or formation of each Subsidiary Guarantor, each other Subsidiary (to the extent that interests in its Capital Stock is owned by a Loan Party), and each first tier 956 Subsidiary whose Capital Stock is owned by a Loan Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the percentage thereof pledged pursuant to the Security Documents; (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary or any first tier 956 Subsidiary, in each case, whose Capital Stock is owned by a Loan Party, except (i) as created by the Loan Documents and (ii) with respect to any JV Subsidiary; and (c) Schedule 3.13(c) sets forth the name and jurisdiction of incorporation or formation of (i) each joint venture to which the Borrower or a Subsidiary is a party and in which the Net Book Value of the investment of the Borrower or any of its Subsidiaries is greater than $25,000,000 and (ii) each JV Subsidiary.

3.14 Security Documents. (a) The Security Agreement is effective to create in favor of the Lender, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Security Agreement, when any stock certificates representing such Pledged Stock are delivered to the Lender, and in the case of the other Collateral described in the Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.14(a) (which financing statements have been duly completed and delivered to the Lender) and such other filings as are specified on Schedule 7 to the Security Agreement have been completed, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest, if any, that the Loan Parties now have or may hereafter acquire in and to such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 6.2); provided, however, that in the case of Intellectual Property, no representation or warranty is made with respect to the perfection of any security interest in Intellectual Property arising under the laws of any country other than the United States.

(b) Each of the Mortgages is effective to create in favor of the Lender a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 3.14(b) (in the case of the Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 5.7(h)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage). To the knowledge of the Borrower, Schedule 1.1D includes, as of the Closing Date, each real property owned in fee by the Loan Parties and each leasehold interest in real property of the Loan Parties in each case having a market value (together with improvements thereon) of at least $5,000,000.

(c) The Fiat Pledge Agreement is effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Fiat Pledge Agreement, when any stock certificates representing such Pledged Stock are delivered to the Lender, and in the case of the other Collateral described in the Fiat Pledge Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.14(a) (which financing statements have been duly completed and delivered to the Lender) the Fiat Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest, that Fiat may now have and may hereafter acquire in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Fiat Pledge Agreement), in each case prior and superior in right to any other Person.

3.15 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i) to the knowledge of the Borrower the facilities and properties owned, leased or operated by any Group Member (as used in this Section 3.15, the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;

(ii) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge that any such notice will be received or is being threatened;

(iii) no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would be reasonably be expected to give rise to liability under, any applicable Environmental Law, nor, to the knowledge of the Borrower, have Materials of Environmental Concern been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law;

(iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other written orders, or other written administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(vi) to the knowledge of the Borrower, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination that would reasonably be expected to give rise to liability under Environmental Laws at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(vii) to the knowledge of the Borrower, no Group Member has assumed any liability of any other Person under Environmental Laws which is expected to result in claims against or liabilities of the Borrower.

3.16 Accuracy of Information, etc. No statement or information contained in any document, certificate or statement, taken as a whole, furnished by or on behalf of any Loan Party to the Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein in the other Loan Documents, or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.17 Taxes. Each Group Member has timely filed or caused to be filed all federal, state and other material Tax returns that are required to be filed and all such Tax returns are true and correct in all material respects and has timely paid all material Taxes levied or imposed on it or its property (whether or not shown to be due and payable on said returns) or on any assessments made against it or any of its property and all material other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien (except for any Tax Lien that arises in the ordinary course for Taxes not yet due and payable) has been filed; each Group Member has satisfied all of its material Tax withholding obligations; and, except as disclosed in the “Company Disclosure Letter”, as defined in the Master Transaction Agreement, there are no current, pending or threatened audits, examinations or claims with respect to any Tax of any Group Member and no Group Member has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4.

3.18 [Reserved].

3.19 Certain Documents. The Borrower has delivered to the Lender a complete and correct copy of the Transaction Documents, including any amendments, supplements or modifications with respect to any of the foregoing.

3.20 Use of Proceeds. The proceeds of the Loans shall be used to finance the consideration to be paid under the Master Transaction Agreement and to finance the payment of fees and expenses related to the Related Transactions and the Loan Documents, and for the working capital purposes of the Borrower and its Subsidiaries; provided, that the GMAC Loans shall be used solely to fund Additional GMAC Transfers.

3.21 USA PATRIOT Act. (a) Neither any Loan Party nor any of its respective Affiliates over which it exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b) Neither any Loan Party nor any of its Subsidiaries or Affiliates: (1) is targeted by United States or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person; or (4) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

(c) None of the Collateral is traded or used, directly or indirectly by a Prohibited Person or is located in a Prohibited Jurisdiction.

Each Loan Party has established an anti-money laundering compliance program that it may be required to establish by any applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT Act”).

3.22 Embargoed Person. (a) None of any Loan Party’s assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in a Loan Party if the result of such interest would be that any Loan would be in violation of law; (c) no Loan Party has engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) no Loan Party nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 3.21, no Loan Party shall be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

3.23 Certain Qualifications as to the Representations and Warranties. Notwithstanding the foregoing, each representation and warranty hereunder made on the Closing Date or within five Business Days thereafter shall be subject to and qualified by the same exceptions, limitations and exclusions applicable to the corresponding representations and warranties, if any, set forth in the Master Transaction Agreement and the Company Disclosure Letter. On the fifth Business Day after the Closing Date, the Borrower shall be deemed to represent to the Lender that all of the representations and warranties set forth in this Agreement, after giving effect to the application of the definitive Schedules delivered pursuant to Section 5.2(d) are true and correct as of such date and were true and correct as of the Closing Date, without qualification of the exceptions, limitations and exclusions set forth in the Master Transaction Agreement and the Company Disclosure Letter.

SECTION 4

CONDITIONS PRECEDENT

4.1 Conditions to Initial Extensions of Credit. The effectiveness of this Agreement and agreement of the Lender to make the initial extension of credit requested to be made by it under the Commitments is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Lender shall have received the following documents, which shall be in form satisfactory to the Lender:

(i) this Agreement executed and delivered by the Borrower;

(ii) the Security Agreement, executed and delivered by the Borrower and each Initial Subsidiary Guarantor;

(iii) a promissory note of the Borrower evidencing the Tranche B Commitment, substantially in the form of Exhibit G-1 (the “Initial Tranche B Note”), and a promissory note of the Borrower evidencing the Tranche C Commitment, substantially in the form of Exhibit G-1 (the “Initial Tranche C Note”), each with appropriate insertions as to date and principal amount;

(iv) an Additional Note in a principal amount equal to $288,000,000 as of the Closing Date, substantially in the form of Exhibit G-2 (the “Additional Note”);

(v) a zero coupon promissory note in the amount of the “Starting Loss Sharing Payment Account Balance” (as defined below), substantially in the form of Exhibit G-3 (the “Zero Coupon Note”);

(vi) the Guarantee, executed and delivered by each Initial Subsidiary Guarantor; and

(vii) the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement, each executed and delivered by the Borrower and each Initial Subsidiary Guarantor (if applicable).

(b) Additional Equity Consideration. The Lender shall have received the Additional Equity Consideration.

(c) Corporate Structure; Tax Effects. The corporate records, corporate structure, capital structure, other debt instruments, material contracts, cash management systems, governing documents of the Borrower and its Subsidiaries and any Subsidiary Guarantor, Tax effects resulting from the Related Transactions and the Loans, the Additional Note and the Zero Coupon Note and the transactions contemplated hereby, shall conform with the information provided to the Lender in advance of the Closing Date or otherwise satisfactory to the Lender.

(d) Lien Searches. The Lender shall have received the results of a recent Lien search in each relevant jurisdiction (including with respect to intellectual property, the United States Copyright Office and the United States Patent and Trademark Office, but excluding any similar office or agency in any other country or any political subdivision thereof) with respect to the Borrower and its Subsidiaries, and such search shall reveal no Liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by this Agreement or Liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender.

(e) Environmental Matters. The Lender shall be satisfied with the environmental affairs of the Borrower and its Subsidiaries.

(f) Insurance. The Lender shall be satisfied with the insurance coverage obtained and/or maintained pursuant to and in accordance with Section 5.5 hereof including, without limitation, with respect to the insurance carrier, the risks insured, the policy limits and the deductibles. The Lender shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 5.5 hereof and Section 4.2 of the Security Agreement shall have been satisfied.

(g) Canadian Facility Agreement. The Canadian Facility Agreement shall have been or shall concurrently be amended to result in an aggregate increase in availability thereunder of at least CDN$1,116,250,000 and shall as so amended otherwise be in form and substance reasonably satisfactory to the Lender and shall have become (or simultaneously with the closing of this Agreement, shall become) effective.

(h) Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that materially or adversely affects any of the transactions contemplated hereby, or that has or would be reasonably likely to have a Material Adverse Effect.

(i) Consents. All authorizations, approvals and consents from Governmental Authorities or third parties for the execution and delivery of the Loan Documents shall have been obtained and be in full force and effect.

(j) No Default. No Default or Event of Default shall exist on the Closing Date.

(k) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation (or equivalent organizational document) of each Loan Party, certified by the relevant authority of the jurisdiction of such Loan Party, (ii) a long-form good standing certificate for each Loan Party from its jurisdiction of organization to the extent available in such jurisdiction and (iii) a certificate of the Borrower, dated the Closing Date, to the effect that the conditions set forth in Section 4.1 and 4.2 have been satisfied.

(l) Legal Opinions. The Lender received the executed legal opinion of (i) Sullivan & Cromwell LLP, New York counsel to the Borrower, substantially in the form of Exhibit E-1, as to New York law, United States federal law and the Delaware Limited Liability Company Act, (ii) in-house counsel to the Loan Parties, substantially in the form of Exhibit E-2, and (iii) from such special and local counsel as may be reasonably required by the Lender. The Lender shall have received copies of the legal opinions delivered by the Sellers to the Borrower and its Subsidiaries in connection with the Related Transactions, together with reliance letters with respect thereto in favor of the Lender.

(m) [Reserved].

(n) Waivers.

(i) A waiver shall have been duly executed by each Loan Party and delivered to the Lender, in substantially the form attached hereto as Exhibit D-1, releasing the Lender from any claims that any Loan Party may otherwise have as a result of (A) any modifications to the terms of any Specified Benefit Plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the executive compensation requirements of Section 5.10 and (B) the Loan Parties’ failure to pay or accrue any bonus or incentive compensation as a result of any action referenced in this Agreement;

(ii) A waiver shall have been duly executed by each SEO and delivered to the Lender, in substantially the form attached hereto as Exhibit D-2, releasing the Lender from any claims that any SEO may otherwise have as a result of any modifications to the terms of any Specified Benefit Plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the executive compensation requirements of Section 5.10;

(iii) A consent and waiver shall have been duly executed by each SEO and delivered to the Loan Parties (with a copy to the Lender), in substantially the form attached hereto as Exhibit D-3, releasing the Loan Parties from any claims that any SEO may otherwise have as a result of any modification of the terms of any Specified Benefit

Plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and the executive compensation requirements of Section 5.10;

(iv) A waiver shall have been duly executed by each Senior Employee and delivered to the Lender, in substantially the form attached hereto as Exhibit D-4, releasing the Lender from any claims that any Senior Employees may otherwise have as a result of the Loan Parties’ failure to pay or accrue any bonus or incentive compensation as a result of any action referenced in this Agreement;

(v) A consent and waiver shall have been duly executed by each Senior Employee and delivered to the Loan Parties (with a copy to the Lender), in substantially the form attached hereto as Exhibit D-5, releasing the Loan Parties from any claims that any Senior Employee may otherwise have as a result of the Loan Parties’ failure to pay or accrue any bonus or incentive compensation as a result of any action referenced in this Agreement; and

(vi) The Lender shall have received each of the foregoing waivers or consents.

(o) Pledged Stock; Stock Powers; Pledged Notes. The Lender shall have received (i) the certificates representing the shares of Capital Stock described on Schedule 3.13(a) (in each case, to the extent such Capital Stock is certificated and constitutes a “certificated security” under the UCC), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor, thereof and (ii) each promissory note described on Schedule 4.1(o), together with an undated endorsement for each such promissory note executed in blank by a duly authorized officer of the pledgor thereof.

(p) Filings, Registrations and Recordings. The Lender shall have received each Uniform Commercial Code financing statement listed on Schedule 3.14(a) in proper form for filing.

(q) [Reserved].

(r) Section 363 Sale Order. The sale of certain assets and the assignment and assumption of certain contracts of Chrysler Holding LLC, Chrysler LLC and certain of its subsidiaries to Borrower and its Subsidiaries pursuant to Section 363 of the United States Bankruptcy Code (the “Section 363 Sale”) shall have been approved by the Bankruptcy Court pursuant to an order (the “Section 363 Sale Order”) that is in form and substance satisfactory to the Lender (the Lender acknowledges that the form of Sale Order filed with the Bankruptcy Court on May 3, 2009 is satisfactory) and that has been entered and not stayed, which shall, among other things, (i) approve the Section 363 Sale, (ii) authorize the assumption and assignment to the Borrower and its Subsidiaries of the contracts included in the Section 363 Sale, (iii) approve the terms and conditions of the related asset purchase agreement and other agreements, (iv) provide that the Borrower and its Subsidiaries shall acquire the assets and contracts being transferred pursuant to the Section 363 Sale free and clear of all liens, claims, encumbrances and other obligations (other than those liens, claims, encumbrances and other obligations expressly assumed pursuant to the Section 363 Sale), and (v) contain such other terms, conditions and provisions as are customary in transactions similar to the Section 363 Sale, including, without limitation, findings that the Borrower and its Subsidiaries are good faith purchasers pursuant to Section 363 of the Bankruptcy Code, that the Section 363 Sale is not subject to fraudulent transfer or similar challenge, and limitations on the Borrower and its Subsidiaries’ successor liabilities.

(s) Transactions. The Lender and its counsel shall be reasonably satisfied that the terms of the Related Transactions and of the Transaction Documents are consistent in all material respects with the information provided to the Lender in advance of the date hereof or are otherwise reasonably satisfactory to the Lender (the Lender acknowledges that the form of Transaction Documents provided to it on or prior to the date hereof are satisfactory. The Transaction Documents shall have been duly executed and delivered by the parties thereto, all conditions precedent to the Related Transactions set forth in the Transaction Documents shall have been satisfied (and not waived in a manner adverse to the Lender without the Lender’s consent), and the Related Transactions shall have been consummated pursuant to such Transaction Documents, and no provision thereof shall have been waived, amended, supplemented or otherwise modified, in each case in a manner adverse to the Lender, without the Lender’s consent.

(t) Business Plan. The Lender shall have received a copy of the Borrower’s business plan (the business plan delivered to the Lender on the Closing Date, the “Business Plan”).

4.2 Conditions to Each Extension of Credit. The agreement of the Lender to make any Loan requested to be made by it hereunder on any date (including its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties were true and correct in all material respects as of such earlier date).

(b) No Event of Default. No Default or Event of Default shall have occurred and be continuing on such date immediately prior to or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Certificate. The Lender shall have received a duly completed and executed Borrowing Certificate from a Responsible Officer of the Borrower.

(d) Use of Proceeds Statement. The Lender shall have received an officer’s certificate signed by a Responsible Officer of the Borrower that sets forth in reasonable detail the intended use of the requested Loan (each, a “Use of Proceeds Statement”).

(e) Canadian Loans. With respect to Loans made hereunder after the first $3,154,300,000 of Loans hereunder, the Canadian Lender shall have advanced (and the Borrower shall have provided evidence satisfactory to the Lender of satisfaction of the conditions to such advance), substantially contemporaneously with the Loans hereunder, loans under the Canadian Facility Agreement in an amount equal to 20% of the sum of the Loans advanced hereunder on such date plus the loans advanced under the Canadian Facility Agreement on such date.

Except with respect to any borrowing described in Section 4.3, each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 4.2 have been satisfied.

4.3 Conditions to GMAC Loans. Notwithstanding anything to the contrary herein, any GMAC Loan requested to be made in accordance with Section 2.3 shall be subject only to the satisfaction of the condition that the Treasury shall have received a Use of Proceeds Statement; provided that, the GMAC Loans may be used solely to fund Additional GMAC Transfers.

SECTION 5

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitment remains in effect or any Loan, the Additional Note, the Zero Coupon Note, or any interest or fee payable hereunder or under the Additional Note or the Zero Coupon Note, is owing to the Lender:

5.1 Financial Statements. The Borrower shall deliver to the Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and comprehensive income, member’s interest and of cash flows for such year (other than with respect to the fiscal period ending December 31, 2009, for which the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related audited consolidated statements of operations and comprehensive income, member’s interest and cash flows shall be for the period commencing on the Closing Date and ending on December 31, 2009) and commencing with the fiscal period ending December 31, 2011, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal period ending September 30, 2009, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and comprehensive income, member’s interest and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter and commencing with the fiscal quarter ending March 31, 2011, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of normal year-end audit adjustments, footnotes and with respect to the fiscal period ending September 30, 2009, adjustments for purchase accounting); provided that for the fiscal period ended September 30, 2009 the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited consolidated statements of operations and comprehensive income, member’s interest and cash flows shall be for the period commencing on the Closing Date and ending on September 30, 2009.

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (subject, in the case of clause (b) of this Section 5.1, to the absence of normal year-end audit adjustments and the absence of footnotes, and except as otherwise approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein or otherwise excepted herein) consistently throughout the periods reflected therein and with prior periods.

5.2 Compliance and Other Information. The Borrower shall deliver to the Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (iii) to the extent not previously disclosed to the Lender (x) a description of any change in the jurisdiction of organization of any Loan Party, (y) a description of any Person that has become a Group Member in each case and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(b) as soon as practicable prior to the effectiveness thereof, copies of substantially final drafts of any material amendment, supplement, waiver or other modification with respect to the Transaction Documents;

(c) promptly following any written request by the Lender therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in section 101(k) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan and (ii) any notices described in section 101(l) of ERISA that the Borrower or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided, that if the Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, the Borrower or the applicable Commonly Controlled Entity shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Lender promptly after receipt thereof;

(d) as soon as available and in any event within five (5) Business Days following the Closing Date, updated definitive Schedules to this Agreement, and by June 30 and December 31 of each year, commencing in the year 2010, updated Schedules 1.1D, 1.1F, 3.13(a), 3.13(c), 3.14(a) and 3.14(b) to this Agreement and 1.1 and 3 to the Security Agreement, which shall be true, accurate and complete in all material respects as of the last Business Day of such fiscal period;

(e) within fifteen (15) days after the conclusion of each calendar month, beginning with the month in which the Closing Date occurs, a certification signed by a Responsible Officer of the Borrower and its Subsidiaries that (i) the Expense Policy conforms to the requirements set forth herein; (ii) the Borrower and its Subsidiaries are in compliance with the Expense Policy; and (iii) there have been no material amendments to the Expense Policy or deviations from the Expense Policy other than those that have been disclosed to and approved by the Lender;

(f) on the last day of each fiscal quarter beginning with the second fiscal quarter of 2009, certifying that each Group Member has complied with and is in compliance with the provisions set forth in Section 5.10. Such certification shall be made to the TARP Compliance Office of the United Stated government by an SEO of the Borrower, subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001; and

(g) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

5.3 Maintenance of Existence; Payment of Obligations; Compliance with Law. (a) The Borrower will, and will cause the Group Members taken as a whole to, continue to engage primarily in the automotive business and preserve, renew and keep in full force and effect its corporate existence and take all reasonable actions to maintain all rights necessary for the normal conduct of its business, except to the extent that failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will, and will cause each Group Member to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or (ii) as would not constitute an Event of Default under Sections 7.1(f) or (g) hereof.

(c) The Borrower will, and will cause each Group Member to, comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Payments of Taxes. The Borrower will and will cause each Group Member to timely file or cause to be filed all federal, state and other material Tax returns that are required to be filed and all such tax returns shall be true and correct and to timely pay and discharge or cause to be paid and discharged promptly all material Taxes, assessments and governmental charges or levies imposed upon the Borrower or any of the other Loan Parties or upon any of their respective incomes or receipts or upon any of their respective properties before the same shall become in default or past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might result in the imposition of a material Lien or charge upon such properties or any part thereof; provided that it shall not constitute a violation of the provisions of this Section 5.4 if the Borrower or any of the other Loan Parties shall fail to pay any such tax, assessment, government charge or levy or claim for labor, materials or supplies which is being contested in good faith, by proper proceedings diligently pursued, and as to which adequate reserves have been provided.

5.5 Maintenance of Property; Insurance. (a) The Borrower will, and will on behalf of each other Group Member, keep all material property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Borrower will, and on behalf of each Group Member will, maintain, as appropriate, with insurance companies that the Borrower believes (in the good faith judgment of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts reasonable and prudent in light of the size and nature of its business and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the Borrower) are reasonable in light of the size and nature of its business. Primary liability and property policies maintained by the Borrower will name Lender as additional insured or additional loss payee, respectively.

5.6 Notices.

(a) Promptly upon a Responsible Officer of the Borrower becoming aware thereof, the Borrower shall give notice to the Lender of:

(i) the occurrence of any Default or Event of Default;

(ii) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that, in either case, (i) or (ii) if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(iii) [Reserved];

(iv) the following events, as soon as practicable and in any event within 30 days after the Borrower obtains knowledge thereof: (i) the occurrence of any Reportable Event with respect to any Plan; a failure to make any required contribution to a Plan or Multiemployer Plan; (ii) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iii) any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the determination that any Multiemployer Plan is in endangered or critical status, within the meaning of section 432 of the Code or section 305 or Title IV of ERISA, or (iv) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or Multiemployer Plan; except, in the case of any or all of (i) through (iv), as would not reasonably be expected to result in a Material Adverse Effect;

(v) as soon as practicable and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, would reasonably be expected to result in the payment by the Group Members, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Group Member;

(vi) any development or event that would be required to be reported in a filing on Form 8-K under the Exchange Act if the Borrower were a public reporting company; and

(vii) the borrowing or prepayment of a Canadian Loan or any change in the Canadian Commitment.

(b) Within 30 days following the end of each calendar quarter, the Borrower shall give notice to the Lender of any litigation or proceeding commenced during such quarter affecting any Group Member (i) in which the amount involved is $50,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document.

(c) Each notice pursuant to this Section 5.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.7 Additional Collateral, etc. (a) With respect to any Additional Guarantor created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary or Transparent Subsidiary), within 30 days after the formation or acquisition of such Subsidiary (i) execute and deliver to the Lender such amendments to the Security Agreement as shall be necessary to grant to the Lender a valid and perfected security interest in the Capital Stock of such Additional Guarantor, (ii) deliver to the Lender the certificates, if any, representing such Capital Stock (to the extent constituting “certificated securities” under the applicable UCC), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such Additional Guarantor (A) to become a party to the Security Agreement and the Guarantee and (B) to take such actions as are necessary to grant to the Lender a valid and perfected security interest in the Collateral described in the Security Agreement with respect to such Additional Guarantor, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Lender, and (iv) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

(b) Subject to Section 5.7(i), within 30 days after the formation or acquisition of any new Subsidiary the Capital Stock of which is owned directly by the Borrower or any Subsidiary Guarantor, the Borrower shall (or shall cause the relevant Subsidiary Guarantor to) (i) execute and deliver to the Lender such amendments or supplements to the Security Agreement as shall be necessary to grant to the Lender a valid and perfected security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or such Subsidiary Guarantor, and (ii) deliver to the Lender the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or the relevant Subsidiary Guarantor, and take such other action as may be reasonably requested by the Lender in order to perfect the Lender’s security interest therein including, with respect to any Foreign Subsidiary, the execution and delivery of a pledge agreement or similar instrument governed by the law of the jurisdiction in which such Foreign Subsidiary is domiciled.

(c) The Borrower shall use its commercially reasonable efforts to (i) grant to the Lender a security interest in the Capital Stock of any newly formed or after-acquired joint venture (or a holding company parent thereof) owned directly by the Borrower or a Subsidiary Guarantor if the amount recorded by the Borrower or such Subsidiary Guarantor as its investment in such joint venture exceeds $25,000,000 and (ii) in the case of any domestic JV Subsidiary (other than an Excluded Subsidiary) to cause such JV Subsidiary to become a Subsidiary Guarantor (in each case, it being understood that such efforts shall not require any economic or other significant concession or result in any material adverse tax consequences with respect the terms or structure of such joint venture arrangements).

(d) Subject to Section 5.7(i), at the request of the Lender, the Borrower shall, within ten days of the Lender’s request, (i) cause any Transparent Subsidiary that directly holds the Capital Stock of any 956 Subsidiary or holds Capital Stock of any other Transparent Subsidiary to (A) to become a party to the Security Agreement, (B) to take such actions as are necessary to grant to the Lender a valid and perfected security interest in the Collateral described in the Security Agreement with respect to such Transparent Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Lender, and (C) to enter into such pledge agreements, security agreements and/or similar instruments each in form and substance reasonably satisfactory to the Lender (including as to the governing law thereof) that is necessary to grant a valid and perfected security interest in all of its property, (ii) deliver to the Lender the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Subsidiary, and (iii) if requested by the Lender, deliver to the Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Lender.

(e) Within 30 days after the occurrence thereof, the Borrower will notify the Lender of any change to the name, jurisdiction of incorporation or formation or legal form of the Borrower or any Subsidiary Guarantor.

(f) The Borrower shall, and shall cause each Group Member to, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Lender with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Group Member which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from the Borrower or any Group Member in order to obtain such governmental consent, approval, recording, qualification or authorization.

(g) By June 30 and December 31 of each year, the Borrower shall deliver to the Lender a notice containing a list of all Intellectual Property that has been Registered by the Borrower or any Loan Party in the United States or that qualifies as a Key Foreign Trademark or Key Foreign Patent since the last such notice was delivered (or in the case of the first notice, since the Closing Date), and shall take such steps as the Lender may reasonably request in order to perfect the security interests granted in such Collateral.

(h) Upon the acquisition by the Borrower or any other Loan Party of fee interests in real property after the Closing Date having an aggregate value of $100,000,000, with respect to any fee interest in any real property having a value (together with improvements thereon) of at least $5,000,000 acquired after the Closing Date by any Loan Party, which interest or rights were acquired in one or a series of transactions after the Closing Date by any Loan Party (in each case, other than any such real property subject to (1) any Contractual Obligation or Requirement of Law that prohibits or restricts compliance with the terms and conditions of this Section 5.7(h) or (2) a Lien expressly permitted by Section 6.2), which, for the purposes of this paragraph, shall include any owned real property of any Loan Party that ceases to be subject to the foregoing restrictions, promptly (i) execute and deliver a Mortgage, in favor of the Lender covering such real property, (ii) if requested by the Lender, (x) provide (A) title insurance covering such real property to the extent available and (B) evidence of insurance covering such real property according to replacement cost, and (C) to the extent obtained by such Loan Party in connection with such acquisition, a current ALTA survey thereof, together with a surveyor’s certificate, and (y) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary or advisable by the Lender in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Lender, and (iii) if requested by the Lender deliver to the Lender legal opinions relating to the matters described above, which opinions shall be similar in form and substance to the opinions provided in connection with the Mortgage, and from counsel, reasonably satisfactory to the Lender; it being understood that at all times the Borrower shall have the right not to take any such action in respect of fee interests on real property having an aggregate value of $100,000,000 or less.

(i) Notwithstanding anything to the contrary herein, (i) in no case shall a Person be required to grant a security interest in any stock of a 956 Subsidiary (other than 100% of the non-voting stock (if any) and 65% of the Voting Stock of a first tier 956 Subsidiary), and (ii) in no case shall more than 65% of the Voting Stock of any 956 Subsidiary be directly or indirectly pledged if the pledge would result in deemed dividends to the Borrower or its owners pursuant to Section 956 of the Code.

5.8 Environmental Laws. The Borrower shall and shall cause each Group Member to comply in all respects with all applicable Environmental Laws, and obtain and comply in all respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to comply with such Environmental Laws or obtain such licenses, approvals, notifications, registrations or permits would not reasonably be expected to have a Material Adverse Effect.

5.9 Inspection of Property; Books and Records; Discussions. During the Relevant Period, the Borrower shall, and shall cause each Group Member to, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Lender, the Special Inspector General of the Troubled Asset Relief Program or the Comptroller General of the United States to visit and inspect any of its properties and examine and make abstracts from any of its books and records and other data delivered to them pursuant to the Loan Documents at any reasonable time during normal office hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with its independent certified public accountants.

5.10 Executive Privileges and Compensation. (a) During the Relevant Period, the Borrower shall cause each Group Member to comply with the following restrictions on executive privileges and compensation:

(i) Each Group Member shall take all necessary action to ensure that its Specified Benefit Plans comply in all respects with the EESA, including, without limitation, the provisions for the Capital Purchase Program, as implemented by any guidance or regulation thereunder, including the rules set forth in 31 C.F.R. Part 30, or any other guidance or regulations under the EESA, as the same shall be in effect from time to time (collectively, the “Compensation Regulations”), and shall not adopt any new Specified Benefit Plan (x) that does not comply therewith or (y) that does not expressly state and require that such Specified Benefit Plan and any compensation thereunder shall be subject to all relevant Compensation Regulations adopted, issued or released on or after the date any such Specified Benefit Plan is adopted. To the extent that the Compensation Regulations change during the period when any Obligations remain outstanding in a manner that requires changes to then-existing Specified Benefit Plans, the Borrower shall effect such changes to its Specified Benefit Plans as promptly as practicable after it has actual knowledge of such changes in order to be in compliance with this Section 5.10(a)(i) (and shall be deemed to be in compliance for a reasonable period within which to effect such changes);

(ii) Each Group Member shall be subject to the limits on annual executive compensation deductibles imposed by section 162(m)(5) of the Code, as applicable;

(iii) No Group Member shall pay or accrue any bonus or incentive compensation to any Senior Employees except as may be permitted under the EESA or the Compensation Regulations;

(iv) No Group Member shall adopt or maintain any compensation plan that would encourage manipulation of its reported earnings to enhance the compensation of any of its employees; and

(v) Each Group Member shall maintain all suspensions and other restrictions of contributions to Specified Benefit Plans that are in place or initiated as of the Closing Date.

At all times during the Relevant Period, the Lender shall have the right to require any Group Member to claw back any bonuses or other compensation, including golden parachutes, paid to any Senior Employees in violation of any of the foregoing.

(b) Within 120 days after the Closing Date, the Borrower shall cause the principal executive officer (or person acting in a similar capacity) of each Group Member to certify in writing to the Lender’s chief compliance officer that such Group Member’s compensation committee has reviewed the compensation arrangements of the SEOs with its senior risk officers and determined that the compensation arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of such Group Member. The Borrower shall cause each Group Member to preserve appropriate documentation and records to substantiate such certification in an easily accessible place for a period not less than three (3) years following the Maturity Date.

5.11 Restrictions on Expenses. (a) During the Relevant Period, the Loan Parties shall maintain and implement an Expense Policy and distribute the Expense Policy to all employees covered under the Expense Policy. Any material amendments to the Expense Policy shall require the prior written consent of the Lender, and any material deviations from the Expense Policy, whether in contravention thereof or pursuant to waivers provided for thereunder, shall be reported to the Lender promptly after the Borrower obtains actual knowledge thereof.

(b) The Expense Policy shall, at a minimum: (i) require compliance with all Requirements of Law, (ii) apply to the Borrower and all of its Subsidiaries, (iii) govern (A) the hosting, sponsorship or other payment for conferences and events, (B) travel accommodations and expenditures, (C) consulting arrangements with outside service providers, (D) any new lease or acquisition of real estate, (E) expenses relating to office or facility renovations or relocations, and (F) expenses relating to entertainment or holiday parties, and (iv) provide for (A) internal reporting and oversight, and (B) mechanisms for addressing non-compliance with the Expense Policy.

5.12 Asset Divestiture. During the Relevant Period, with respect to any private passenger aircraft or interest in such aircraft that is owned or held by any Loan Party or any of its respective Subsidiaries on the Closing Date after giving effect to the transaction taking place thereon, such party shall demonstrate to the satisfaction of the Lender that it is taking all reasonable steps to divest itself of such aircraft or interest. In addition, no Loan Party shall acquire or lease any private passenger aircraft or interest in private passenger aircraft after the Closing Date.

5.13 Employ American Workers Act. During the Relevant Period, the Borrower shall comply, and the Borrower shall take all necessary action to ensure that its Subsidiaries comply, in all respects with the provisions of the EAWA.

5.14 Internal Controls; Recordkeeping; Additional Reporting. During the Relevant Period:

(a) the Borrower shall promptly establish internal controls to provide reasonable assurance of compliance in all material respects with each of the Borrower’s covenants and agreements set forth in Sections 5.10, 5.11, 5.12, 5.13 and 5.14(b) hereof and shall collect, maintain and preserve reasonable records evidencing such internal controls and compliance therewith, a copy of which records shall be provided to the Lender promptly upon request. On the 30th day after the last day of each calendar quarter (or, if such day is not a Business Day, on the first Business Day after such day) commencing with September 30, 2009, the Borrower shall deliver to the Lender (at its address set forth in Section 8.2) a report setting forth in reasonable detail (x) the status of implementing such internal controls and (y) the Borrower’s compliance (including any instances of material non-compliance) with such covenants and agreements. Such report shall be accompanied by a certification duly executed by an SEO of the Borrower stating that such quarterly report is accurate in all material respects to the best of such SEO’s knowledge, which certification shall be made subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001;

(b) the Borrower shall use its reasonable best efforts to account for the use of the proceeds from the Loans. On the 15th day after the last day of each calendar quarter (or, if such day is not a Business Day, on the first Business Day after such day) commencing with September 30, 2009, the Borrower shall deliver to the Lender (at its address set forth in Section 8.2) a report setting forth in reasonable detail the actual use of the proceeds from the Loans (to the extent not previously reported on to the Lender pursuant to Section 2.2 and 2.4). Such report shall be accompanied by a certification duly executed by an SEO of the Borrower that such quarterly report is accurate in all material respects to the best of such SEO’s knowledge, which certification shall be made subject to the requirements and penalties set forth in Title 18, United States Code, section 1001; and

(c) the Borrower shall collect, maintain and preserve reasonable records relating to the implementation of the Auto Supplier Support Program, the Warrant Support Program and all other Federal support programs provided to the Borrower or any of its Subsidiaries pursuant to the EESA, the use of the proceeds thereunder and the compliance with the terms and provisions of such programs; provided that the Borrower shall have no obligation to comply with the foregoing in connection with any such program to the extent that such program independently requires, by its express terms, the Borrower to collect, maintain and preserve any records in connection therewith. The Borrower shall provide the Lender with copy of all such reasonable records promptly upon request.

5.15 Waivers.

During the Relevant Period:

(a) For any Person who is a Loan Party as of the Closing Date and any Person that becomes a Loan Party after the Closing Date, the Borrower shall cause a waiver, in substantially the form attached hereto as Exhibit D-1, to be duly executed by such Loan Party and promptly delivered to the Lender;

(b) For any Person who is an SEO as of the Closing Date and any Person that becomes an SEO after the Closing Date, the Borrower shall cause a waiver, in substantially the form attached hereto as Exhibit D-2, to be duly executed by such SEO, and promptly delivered to the Lender;

(c) For any Person who is an SEO as of the Closing Date and any Person that becomes an SEO after the Closing Date, the Borrower shall cause a consent and waiver, in substantially the form attached hereto as Exhibit D-3, to be duly executed by such SEO, and promptly delivered to the Borrower (with a copy to the Lender);

(d) For any Person who is a Senior Employee as of the Closing Date and any Person that becomes an Senior Employee after the Closing Date, the Borrower shall cause a waiver, in substantially the form attached hereto as Exhibit D-4, to be duly executed by such Senior Employee, and promptly delivered to the Lender; and

(e) For any Person who is a Senior Employee as of the Closing Date and any Person that becomes an Senior Employee after the Closing Date, the Borrower shall cause a consent and waiver, in substantially the form attached hereto as Exhibit D-5, to be duly executed by such Senior Employee, and promptly delivered to the Borrower (with a copy to the Lender).

5.16 Modification of Canadian Facility Agreement Documents. The Borrower shall promptly notify the Lender of any material amendments, supplements, or other modifications to the documents related to the Canadian Facility Agreement.

5.17 Vitality Commitment. Subject to Section 7.2(a), until the later of the fifth anniversary of the Closing Date and the repayment in full of all Loans, the Additional Note and the Zero Coupon Note and all other Obligations and the termination of the Commitments (the “Vitality Commitment Period”), the Borrower shall, for each fiscal year of the Borrower beginning with the fiscal year ended December 31, 2010, cause:

(1) consistent with the Business Plan, at least 40% of the United States sales volumes of the Group Members for such year to be manufactured in the United States; or

(2) the production volume of the Group Members’ United States manufacturing plants for such year to be equal to at least 90% of the production volume of the United States manufacturing plants of Sellers and their subsidiaries for the Sellers’ 2008 fiscal year.

5.18 Survival of TARP Covenants.

(a) The obligation of the Loan Parties to comply with the TARP Covenants shall survive during the Relevant Period or, in the case of Section 5.17, shall survive during the Vitality Commitment Period, notwithstanding the repayment in full of all the Loans, the Additional Note and the Zero Coupon Note and the other Obligations and the termination of the Commitment.

(b) Each Loan Party acknowledges that survival of the TARP Covenants was a material inducement to the Lender entering into this Agreement and providing the Loans, and each Loan Party further acknowledges that it will not contest that the Lender does not have an adequate remedy at law for a breach of the TARP Covenants and that the Lender cannot be made whole by monetary damages. The Lender is entitled to seek specific performance of the TARP Covenants and the appointment of a court-ordered monitor acceptable to the Lender (and at the sole expense of the Borrower) to ensure compliance with the TARP Covenants. In addition, each Loan Party agrees that it (i) shall not oppose any motion for preliminary or permanent injunctive relief or any other similar form of expedited relief in an action by the Lender to enforce the TARP Covenants on the ground that the Lender has not sustained irreparable harm or on any other basis (other than a defense on the merits), and (ii) waives all defenses and counterclaims which may at any time be available to or be asserted by such Loan Party against the Lender with respect to the enforceability of the TARP Covenants and/or the remedy of specific performance of the TARP Covenants. Each Loan Party submits to the jurisdiction of the United States District Court for the District of Columbia for purposes of enforcement of the TARP Covenants, and any appellate court therefrom, and consents that any such action or proceeding to enforce the TARP Covenants may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

5.19 Change of Accounting Standards. Following the fiscal period of the Borrower ending September 30, 2010 or, if the Borrower fails to comply with Section 6.1, following the Cure Period, the Borrower may, upon 30 days’ prior written notice to the Lender, change its and its Subsidiaries’ applicable accounting standards from GAAP to IFRS. In the event that such change results in a change in the method of calculation of covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such change had not occurred.

5.20 Governance Consultation. Until the earlier of (i) Tranche B Maturity Date and (ii) the consummation of the Chrysler IPO (as defined in the Borrower’s LLC Agreement), the Borrower will consult with the Lender prior to the nomination of any successor or replacement, or any renomination, of any Initial Director (as defined in Section 5.3(d) of the Borrower’s LLC Agreement), or any successor or replacement or renomination thereof during the term of this provision, and shall not make any such nomination or renomination without the prior approval of the Lender (such approval not to be unreasonably withheld, conditioned or delayed).

SECTION 6

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitment remains in effect, or any Loan, the Additional Note, the Zero Coupon Note or any interest or fee payable hereunder or under the Additional Note or Zero Coupon Note is owing to the Lender:

6.1 Minimum EBITDA. Subject to Section 7.2(a)(b), EBITDA for the four fiscal quarter period ending on September 30, 2010 shall not be less than $2,700,000,000.

6.2 Liens. The Borrower will not, nor will it permit any Group Member to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Liens.

6.3 Indebtedness. The Borrower will not, nor will it permit any Group Member to, create, incur or assume any Indebtedness except Permitted Indebtedness.

6.4 Asset Sale Restrictions. The Borrower shall not Dispose of all or substantially all of its and its consolidated Subsidiaries’ property, taken as a whole, whether now owned or hereafter acquired, except in accordance with the Business Plan.

6.5 Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividend (other than dividends payable solely in common or ordinary Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (any such payment, a “Restricted Payment”), except that:

(a) the Borrower may make Restricted Payments in the form of common membership interests of the Borrower;

(b) the Borrower or any Subsidiary may redeem, acquire or retire for value or may repurchase (or may make loans, distributions or advances to effect the same) of shares of Capital Stock from current or former officers, directors, consultants and employees, including upon the exercise of stock options or warrants for such Capital Stock, or any executive or employee savings or compensation plans, or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees;

(c) any Subsidiary (including an Excluded Subsidiary) may make Restricted Payments to its direct parent or to the Borrower or any Wholly Owned Subsidiary Guarantor;

(d) the Borrower may make Restricted Payments to any member of the Borrower to enable such Person to pay any taxes that would be due and payable by any such Person that are directly attributable to such Person’s ownership interest in the Borrower as permitted in Section 4.4(b) of the Borrower’s LLC Agreement, as in effect on the date hereof; and

(e) any JV Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements of holders of its Capital Stock provided that, the Borrower and its Subsidiaries have received their pro rata portion of such Restricted Payments.

6.6 Fundamental Changes. The Borrower will not, and will not permit any Group Member to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation and (ii) any Excluded Subsidiary may merge, consolidate or amalgamate with any other Excluded Subsidiary);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation, winding up, dissolution or otherwise) or (ii) pursuant to a Disposition that does not result in a Disposition of all or substantially all of the property or business of the Group Members, taken as a whole;

(c) the Borrower or any Subsidiary thereof may be merged, consolidated or amalgamated with a Person, provided that (i) the Borrower or such Subsidiary is the continuing or surviving corporation and (ii) the shareholders of the Borrower or such Subsidiary immediately prior to such merger, consolidation or amalgamation hold the majority of the equity interests of the entity that results from such merger, consolidation or amalgamation;

(d) the Borrower or any Subsidiary thereof may make any Disposition not prohibited by Section 6.4 hereof; and

(e) any De Minimis Subsidiary may voluntarily liquidate or dissolve to the extent the board of directors of such De Minimis Subsidiary deems it to be in its best interest and to the extent doing so would not have a Material Adverse Effect.

6.7 Negative Pledge. The Borrower will not itself, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any such

Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement, the other Loan Documents, the Canadian Loan Documents, the GMAC MAFA, the Gold Key Lease Program, the Gelco Lease Program, the Conversion Vehicle Wholesale Financing Program, the Canadian VEBA Debt, the VEBA Indenture and the VEBA Notes, and (b) any agreements governing any purchase money Liens or Capital Lease Obligations (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or transferred thereto) or governing any Indebtedness permitted pursuant to clauses (q), (t), (v), or (bb) of the definition of Permitted Indebtedness.

6.8 [Reserved].

6.9 Transactions with Affiliates. The Borrower will not itself, and will not permit any Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (a) otherwise permitted under this Agreement, (b) is made pursuant to or in connection with the Transaction Documents, (c) in the ordinary course of business of the relevant Group Member, or (d) upon fair and reasonable terms not materially less favorable, taken as a whole, to the relevant Group Member than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. The foregoing restrictions shall not apply to:

(a) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, consultants or employees of the Borrower or any of its Subsidiaries pursuant to customary employment, consulting and benefit arrangements;

(b) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and existing on the Closing Date;

(c) any agreement as in effect as of the Closing Date and set forth on Schedule 6.9 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Lender, in any material respect, than the original agreement as in effect on the Closing Date;

(d) the agreements entered into with Affiliates on the Closing Date in connection with the closing of the Related Transaction as the same are in effect as of the Closing Date and the transactions contemplated thereby;

(e) servicing agreements and other similar arrangements customary in fleet financing securitization transactions;

(f) any agreement in which Fiat or any of its Subsidiaries, VEBA trust or the Lender is a party as contemplated by the Master Transaction Agreement or any of the Transaction Agreements (as defined therein); and

(g) any agreements between Fiat, Fiat Group Automobiles S.p.A., Fiat Powertrain Technologies S.p.A., Fiat North America LLC or any of their respective Affiliates (other than the Borrower and its Subsidiaries), on the one hand, and the Borrower or any Subsidiary of the Borrower, on the other hand, that have been approved in accordance with any applicable provisions in the Borrower’s LLC Agreement, including without limitation any Alliance Agreements (as defined in Borrower LLC’s Agreement).

6.10 Swap Agreements. The Borrower will not itself, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

6.11 Changes in Fiscal Periods. The Borrower will not itself, and will not permit any Subsidiary, to permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters, in each case, unless otherwise agreed by the Lender.

6.12 Clauses Restricting Subsidiary Distributions. The Borrower will not, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the Borrower or any Subsidiary permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (iv) restrictions on the transfer of assets subject to any Lien permitted by Section 6.2 imposed by the holder of such Lien or on the transfer of assets subject to a Disposition permitted by Section 6.4 imposed by the acquirer of such assets, (v) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein), (vi) restrictions contained in the terms of any agreements governing purchase money obligations, Capital Lease Obligations or Attributable Obligations not incurred in violation of this Agreement; provided that, such restrictions relate only to the property financed with such Indebtedness, (vii) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, (viii) customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business and consistent with past practices, or (ix) any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (viii) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness amendment, modification, restatement, increase, supplement, refunding, replacement, or refinancing are not materially less favorable, taken as a whole, to the Borrower and its Subsidiaries and the Lenders, than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause or in the case of any Indebtedness permitted by clause (n) of the definition of Permitted Indebtedness, this Agreement.

6.13 Amendments to Transaction Documents. The Borrower will not, and will not permit any Group Member to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Transaction Documents such that after giving effect thereto such indemnities or licenses, taken as a whole, shall be materially less favorable, taken as a whole, to the interests of the Loan Parties or the Lender with respect thereto.

6.14 [Reserved].

6.15 Repayments or Prepayments of Certain Indebtedness.

(a) The Loan Parties will not, and will not permit any Subsidiary to optionally prepay, repurchase, redeem or otherwise optionally satisfy or defease with cash any obligations under the Canadian Facility Agreement unless the Borrower makes an optional prepayment of the Loans in accordance with Section 2.7 such that the amount of such prepayment of the Loans is equal to the Lender’s Pro Rata Share of the aggregate amount of the Total Loans then prepaid; and

(b) The Borrower will not, and will not permit any Subsidiary to optionally prepay, repurchase, redeem or otherwise optionally satisfy or defease with cash any Material Unsecured Indebtedness or Permitted Refinancing thereof.

6.16 Conflict with Canadian Facility.

Notwithstanding anything to the contrary herein, nothing contained in this Section 6 shall restrict, limit or otherwise prohibit Canadian Holdings, Chrysler Canada or any of their Canadian Subsidiaries from complying with any payment obligation or any other affirmative obligation under the Canadian Facility as in effect on the date hereof.

6.17 Suspension of Certain Covenants.

(a) Following the first day (the “Suspension Date”) that:

(i) the Borrower has Investment Grade Ratings from two Rating Agencies and the Borrower has delivered written notice of such Investment Grade Ratings to the Lender; and

(ii) no Default or Event of Default has occurred and is continuing;

then, beginning on such Suspension Date, the Borrower and other Loan Parties will not be subject to Sections 6.3, 6.4, 6.5, 6.9 and 6.10 (collectively, the “Suspended Covenants”).

(b) In the event that the Borrower and its Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (1) one or both of the Rating Agencies withdraws their Investment Grade Rating or downgrades the rating assigned to the Borrower below an Investment Grade Rating and/or (2) the Borrower or any of its Subsidiaries enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicates that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Borrower below an Investment Grade Rating, then the Borrower and its Subsidiaries shall thereafter be subject to the Suspended Covenants with respect to future events, including, without limitation, a proposed transaction described in clause (b)(2) above. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period”.

(c) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

(d) On the Reversion Date, all Indebtedness incurred during the Suspension Period shall be classified to have been incurred pursuant to one of the clauses set forth in the definition of Permitted Indebtedness (in each case, to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the definition of Permitted Indebtedness, such Indebtedness shall be deemed to have been outstanding on the Closing Date, so that it is classified as permitted pursuant to clause (l) of the definition of Permitted Indebtedness. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 6.5 shall be made as though Section 6.5 had been in effect since the Closing Date and throughout the Suspension Period.

SECTION 7

EVENTS OF DEFAULT

7.1 Events of Default. Subject to Section 7.2, if any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Loan, the Additional Note or the Zero Coupon Note when due in accordance with the terms hereof, including any voluntary or mandatory prepayments; or (ii) any interest on any Loan, the Additional Note, the Zero Coupon Note or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party in any Loan Document or any certified statement furnished by it, in each case shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.1, 5.3(a), 5.6(a)(i) or Section 6 (subject, in the case of Section 6.1, to Section 7.2(a)(b)) of this Agreement or Section 4.3(a) of the Security Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in the Security Agreement or any agreement contained in the Mortgage and such default shall continue unremedied for a period of 30 days; or

(e) any Loan Party shall default in the observance or performance in any material respect (but such materiality condition shall not apply to (i) any such agreement that is qualified by its terms as to materiality, including a Material Adverse Effect, or (ii) the TARP Covenants) of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) actual knowledge by a Responsible Officer of the Borrower and (ii) notice from the Lender; or

(f) Chrysler Canada shall (i) default in making any payment of any principal of any Indebtedness under the Canadian Facility Agreement on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the Canadian Facility Agreement; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than a breach of the vitality commitment therein) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than a breach of the vitality commitment therein), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(g) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans, the Additional Note and the Zero Coupon Note) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including a breach of the vitality covenant under the Canadian Facility Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (g) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (g) shall have occurred and be continuing with respect to Indebtedness, the Outstanding Amount of which exceeds in the aggregate $150,000,000; or

(h) except with respect to any transaction permitted pursuant to Section 6.6(e), (i) any Group Member shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (A) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) any Loan Party shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) or (ii) above that (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of 90 days; (iv) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or (v) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) above; or (vi) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(i) (i) any non-exempt “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code) involving any Plan; (ii) any “accumulated funding deficiency” (as defined in section 302 of ERISA), or, on or after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of section 412 of the Code or section 302 of ERISA) applicable to such Plan, whether or not waived shall exist with respect to any Plan; (iii) the Borrower or Commonly Controlled Entity shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; (iv) any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity; (v) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to administer any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA; (vi) any Plan shall terminate for purposes of Title IV of ERISA; (vii) the Borrower or any Commonly Controlled Entity shall, or would reasonably be expected to, incur any liability in connection with the Insolvency or

Reorganization of, a Multiemployer Plan; or (viii) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(j) one or more judgments or decrees shall be entered against any Group Member that is not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days involving for the Group Members taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage or by a contribution obligation of a third party that has not denied or contested such contribution obligation and that, in the judgment of the Borrower, has the means to pay such contributions) of either (i) $100,000,000 or more in the case of any single judgment or decree, or (ii) $200,000,000 or more in the aggregate; or

(k) any Security Document shall cease to be (or Fiat, with respect to the Fiat Pledge Agreement, or any Loan Party shall so assert) in full force and effect, or any Lien thereunder shall cease to be (or Fiat, with respect to the Fiat Pledge Agreement, any Loan Party shall so assert) enforceable and perfected (other than pursuant to the terms hereof or any other Loan Document); or

(l) the guarantee of any Loan Party (other than that of any Loan Party which is not material to the credit determination of the Lender in respect of the Commitments, the Loans and the Loan Documents) contained in the Guarantee shall cease to be (or any Loan Party shall so assert) in full force and effect; or

(m) the occurrence of a Change of Control; or

(n) the percentage of either the issued and outstanding voting Capital Stock of the Borrower or nonvoting Capital Stock of the Borrower beneficially owned by Fiat exceeds 49.9% of all such issued and outstanding voting Capital Stock of the Borrower or nonvoting Capital Stock of the Borrower, respectively (excluding any unexercised call option or similar right to acquire such interests whether or not currently exercisable or “in the money”);

then, and in any such event, (A) if such event is an Event of Default specified paragraph (h) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans, the Additional Note and the Zero Coupon Note hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: the Lender may (i) by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and/or (ii) by notice to the Borrower the Lender shall, by notice to the Borrower, declare the Loans, the Additional Note and the Zero Coupon Note hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section or required by law (and which cannot be waived), presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Whenever the Loans, the Additional Note and the Zero Coupon Note hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall have become immediately due and payable in accordance with clause (A) or clause (B) above, the Lender shall forthwith deliver a notice of Event of Default declaring such acceleration to the Borrower, or if an Event of Default shall have occurred (but the Loans, the Additional Note and the Zero Coupon Note hereunder and all other amounts owing under this Agreement shall not have been accelerated) the Lender may deliver a notice of Event of Default (a “Notice of Event of Default”) to the Borrower; provided that, by written notice to the Borrower the Lender may, for such periods and/or subject to such conditions as may be specified in such notice, withdraw any declaration of acceleration effected in accordance with clause (B) above or such Notice of Event of Default.

7.2 Certain Cure Rights.

(a) Vitality Commitment. If any Force Majeure Event shall occur, manufacturing and production volumes used in determining compliance with Section 5.17 shall be calculated on a pro forma basis to adjust for the effect thereof and be otherwise adjusted as the Lender may agree in its sole discretion. If, in order to comply with Section 5.17, pro forma adjustments are made to manufacturing and production volumes to give effect to any Force Majeure Event, the Borrower shall provide to the Lender a report for the applicable fiscal year describing the change in operating conditions as a result in such Force Majeure Event in reasonable detail, including historical and projected effects on the Borrower’s business, as the Lender may reasonably request. If, after giving effect to pro forma adjustments resulting from a Force Majeure Event, the Borrower fails to comply with Section 5.17 for any fiscal year, such failure shall not be an Event of Default unless the Borrower is unable to comply with Section 5.17 as of the end of the immediately succeeding fiscal quarter on a trailing twelve-month basis following such fiscal year.

(b) Minimum EBITDA. In the event that the Borrower fails to comply with Section 6.1, such failure shall be deemed to be cured if EBITDA is $900,000,000 or more for any of the next two immediately succeeding fiscal quarters (the “Cure Period”). If the Borrower fails to cure any breach of Section 6.1 during the applicable Cure Period pursuant to the preceding sentence, (i) the Borrower shall make a prepayment of the Tranche C Loans in the amount of $400,000,000 and a prepayment of loans under the Canadian Facility Agreement in the amount of the Dollar Equivalent (as such term is defined in the Canadian Facility Agreement) of $100,000,000 on the date Borrower delivers, or is required to deliver, to the Lender financial statements for the first quarter of 2011 pursuant to Section 5.1(b), and (ii) all amounts outstanding under this Agreement (other than PIK Interest), including the Additional Note and the Zero Coupon Note, shall bear interest at 3% per annum above the rate otherwise applicable thereto beginning April 1, 2011 (or, if no rate is applicable thereto, 3% per annum above the rate applicable to Tranche B Loans which are ABR Loans) until the earlier of the Tranche B Maturity Date (if the Tranche B Loans are repaid in full on such date), and the date the Tranche B Loans are repaid in full. The prepayment requirement and increase in interest rate described in the immediately preceding sentence shall be the sole consequence of the Borrower’s failure to cure any breach of Section 6.1 during the applicable Cure Period, and no Event of Default shall be deemed to have occurred pursuant to Section 7.1(c) by reason of a breach of Section 6.1 if the Borrower has made such required prepayment. Any failure to make the prepayment described in clause (i) of the preceding sentence shall be an immediate Event of Default pursuant to Section 7.1(a).

SECTION 8

MISCELLANEOUS

8.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in writing accordance with the provisions of this Section 8.1 or as otherwise expressly provided herein. The Lender and the Borrower may from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lender or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. For the avoidance of doubt, the Lender may in its discretion waive any Default, Event of Default or any right it may have to take any enforcement action as a consequence thereof.

(b) In the case of any waiver, the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

8.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic transmission or overnight or hand delivery, when received, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:

New CarCo Acquisition LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

Attention: Chief Executive Officer

Telecopy: 248-512-1772

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Scott D. Miller/Christopher L. Mann

Telecopy: +1-650-461-5777

Telephone: +1-212-558-4000

Lender for all notices:

The United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Attention: Chief Counsel Office of Financial Stability

Telecopy: 202-927-9225

Email: OFSChiefCounselNotices@do.treas.gov

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: John J. Rapisardi

Telecopy: 212-504-6666

Telephone: 212-504-6000

provided that any notice, request or demand to or upon the Lender shall not be effective until received.

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder, but shall terminate upon the termination of this Agreement and the Commitments hereunder and the indefeasible payment in full of all the Obligations.

8.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable and documented respective costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, excluding legal fees of counsel to the Lender but including the reimbursement of such counsel’s reasonable and documented out-of-pocket costs and expenses, (b) to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the documented fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to the Lender, (c) to pay, indemnify, or reimburse the Lender for, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse the Lender, its affiliates, and its respective officers, directors, partners, employees, advisors, agents, controlling persons and trustees (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of, the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Mortgaged Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document or any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by any Group Member, or any environmental liability related in any way to any Group Member or any or their respective properties, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of, or material breach of the Loan

Documents, in each case as determined by a final and nonappealable decision of a court of competent jurisdiction, by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, agents or controlling persons. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Loans, the Additional Note or the Zero Coupon Note. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Jan A. Bertsch, Senior Vice President, Treasurer & Chief Information Officer (Telephone No. 248-512-6802) (Fax No. 248-512-1770), at the address of the Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Lender. The agreements in this Section 8.5 shall survive repayment of the Loans and all other amounts payable hereunder.

8.6 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, all future holders of the Loans, the Additional Note or the Zero Coupon Note and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) The Lender may, without the consent of any Loan Party, assign to any other branch, division or agency of the United States or Canadian governments (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans, the Additional Note and the Zero Coupon Note at the time owing to it) pursuant to an Assignment and Assumption, executed by such Assignee and the Lender and delivered to the Borrower for its records. The Borrower (or its designee) will maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender and any Assignees and Participants, which shall specify the principal amounts (and related interest amounts) and all other amounts due under the terms of this Agreement, owing to each Lender and any Assignee and Participant pursuant to the terms hereof from time to time. In the event of discrepancy between the records of the Lender and the register maintained by the Borrower, the records of the Lender shall control absent manifest error. The Borrower authorizes and consents to such amendments or other modifications to this Agreement as are reasonably required to accommodate any such assignments, including, without limitation, amendments or modifications which provide for the accommodation of multiple lenders and the appointment of administrative and collateral agents for such Assignees.

(c) The Lender may, without the consent of the Borrower, sell participations to any other branch, division or agency of the United States or Canadian governments (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans, the Additional Note and the Zero Coupon Note owing to it); provided that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) reduces the amount of any Loan, extends the Maturity Date of any Loan or reduces the rate of interest or any fee of any Loan or extends the due date of any such rate or fee or (2) directly affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.7 as though it were a Lender.

(d) Any Assignee and any Participant, other than the United States government (including the Treasury), shall, upon the request of the Borrower, deliver to the Borrower duly completed copies of the applicable United States Internal Revenue Service Form W-9 or W-8 (or any successor form or forms).

8.7 Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower or the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon all amounts owing hereunder becoming due and payable (whether at the stated maturity, by acceleration or otherwise) and upon a failure by the Borrower to pay such amounts when due, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

8.9 Severability. Any provision of this Agreement that is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission to Jurisdiction; Waivers. Each of the Lender and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the federal and state courts of the Borough of Manhattan, The City of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Lender at its address set forth in Section 8.2 or at such other address of which the Lender or the Borrower, as the case may be, shall have been notified pursuant thereto; and

(d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. (a) Each of the Borrower and the Lender hereby acknowledges that (i) each of them have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; and (ii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between or among the Lender, the Borrower or any Subsidiary thereof.

(b) The Borrower hereby acknowledges that (i) the Lender has no fiduciary relationship with or duty to any Group Member arising out of or in connection with this Agreement or any of the other Loan Documents, (ii) the relationship between the Lender, on one hand, and any Group Member, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, and (iii) that Lender has examined and relied on the experience of Borrower and its respective members and principals in owning and operating its business in agreeing to make the Loans, and will continue to rely on Borrower’s expertise and experience in owning and operating its business for the repayment of the Obligations.

8.14 Release of Guarantees. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Lender hereby agrees to take promptly, any action requested by the Borrower having the effect of releasing, or evidencing the release of, any Collateral or any guarantee by any Loan Party of the Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 8.1.

8.15 Confidentiality. The Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Lender from disclosing any such information (a) to the any other branch, division or agency of the United States government, (b) subject to an agreement to comply with the provisions of this Section 8.15 (or other provisions at least as restrictive as this Section), to any actual or prospective Transferee or any pledgee of Loans, the Additional Note and the Zero Coupon Note or any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors, subject to the Lender, as the case may be, advising such Person of the confidentiality provisions contained herein, (d) upon the request or demand of any Governmental Authority or regulatory agency (including self-regulated agencies) having jurisdiction (or purporting to have jurisdiction) over it upon notice (other than in connection with routine examinations or inspections by regulators) to the Borrower thereof unless such notice is prohibited or the Governmental Authority or regulatory agency shall require otherwise, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, after notice to the Borrower if permitted by applicable law, (f) if requested or required to do so in connection with any litigation or similar proceeding, after notice to the Borrower if permitted by applicable law, (g) that has been publicly disclosed, other than in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

8.16 Waivers of Jury Trial. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW CARCO ACQUISITION LLC

By:	/s/ Giorgio Fossati
	Name:	Giorgio Fossati
	Title:	Vice President & Secretary

First Lien Credit Agreement

UNITED STATES DEPARTMENT OF THE TREASURY, as the Lender

By:	/s/ Duane Morse
	Name:	Duane Morse
	Title:	Chief Risk and Compliance Officer

First Lien Credit Agreement

SCHEDULE 1.1A

INITIAL SUBSIDIARY GUARANTORS

1.	Chrysler de Venezuela LLC

2.	Chrysler Group International LLC

3.	Chrysler Group International Services S.A. LLC

4.	Chrysler Group Realty Company LLC

5.	Chrysler Group Transport LLC

6.	Chrysler Group Vans LLC

7.	Chrysler Group Global Electric Motorcars LLC

SCHEDULE 1.1B

FUNDING ACCOUNT AND PAYMENT INSTRUCTIONS

Bank: [***]

Account Number: [***]

ABA Number: [***]

Account Name: [***]

***	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

SCHEDULE 1.1C

FUNDING OFFICE

Lender	Funding Office
The United States Department of the Treasury	The United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, D.C. 20220
Attention: Cash Management Officer
Telephone: (202) 622-9281

SCHEDULE 1.1D

REAL PROPERTY

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	AK 4064-1	AK	4434 Old Seward Hwy, Anchorage, AK 99503	Ground Leased

Chrysler Group Realty Company LLC	AL 2563-1	AL	5080 Academy Ln Bessemer, AL 35022	Owned

Chrysler Group Realty Company LLC	AL 2219-1	AL	549 Bessemer Super Hwy, Midfield, AL 35228	Owned

Chrysler Group Realty Company LLC	AZ 2335-1	AZ	6130 E Auto Park Drive, Mesa, AZ 85206	Owned

Chrysler Group Realty Company LLC	CA 2098-1	CA	1100 W. Main St., Alhambra, CA 91801	Owned

Chrysler Group Realty Company LLC	CA 2142-1	CA	5548 Paseo Del Norte, Carlsbad, CA 92008	Ground Leased

Chrysler Group Realty Company LLC	CA 4054-1	CA	5548 Paseo Del Norte Carlsbad, CA 92008	Owned

Chrysler Group Realty Company LLC	CA 2508-1	CA	Lot 15a - Elk Grove Auto Mall, Elk Grove, CA 00000	Owned

Chrysler Group Realty Company LLC	CA 7521-1	CA	4880 N. Blackstone Fresno, CA 93726	Ground Leased

Chrysler Group Realty Company LLC	CA 6132-1	CA	25601 Mission Blvd., Hayward, CA 94544	Owned

Chrysler Group Realty Company LLC	CA 9147-1	CA	16555 Beach Blvd., Huntington Beach, CA 92647	Ground Leased

Chrysler Group Realty Company LLC	CA 2580-1	CA	2023-2025 S. Figueroa St., Los Angeles, CA 90007	Owned

Chrysler Group Realty Company LLC	CA 2587-1	CA	415 W. Central Ave., Lompoc, CA 93436	Owned

Chrysler Group Realty Company LLC	CA 6333-1	CA	401 S. La Brea Ave., Los Angeles, CA 90036	Owned

Chrysler Group Realty Company LLC	CA 6334-1	CA	311-321 S. La Brea Ave., Los Angeles, CA 90036	Ground Leased

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	CA 6335-1	CA	401 South La Brea Ave, Los Angeles, CA 90036	Ground Leased

Chrysler Group Realty Company LLC	CA 6336-1	CA	401 South La Brea Ave, Los Angeles, CA 90036	Ground Leased

Chrysler Group Realty Company LLC	CA 6762-1	CA	401 S. La Brea Ave., Los Angeles, CA 90036	Owned

Chrysler Group Realty Company LLC	CA 2164-1	CA	13655 Poway Road Poway, CA 92064	Owned

Chrysler Group Realty Company LLC	CA 2238-1	CA	4100 Stevens Creek Blvd., San Jose, California 95129	Owned

Chrysler Group Realty Company LLC	CA 6583-1	CA	900 Capitol Expressway Auto Mall San Jose, CA 95136	Ground Leased

Chrysler Group Realty Company LLC	CA 6296-1	CA	1075 Francisco Blvd. East, San Rafael, CA 94901	Owned

Chrysler Group Realty Company LLC	CA 2507-1	CA	2800 Cherry Ave., Signal Hill, CA 90755	Ground Leased

Chrysler Group Realty Company LLC	CA 7510-1	CA	6660 Auto Center Dr., Ventura, CA 93003	Ground Leased

Chrysler Group Realty Company LLC	CO 4121-1	CO	5600 S. Broadway Littleton, CO 80121	Owned

Chrysler Group Realty Company LLC	CO 9080-1	CO	5445 S. Broadway Littleton, CO 80121	Ground Leased

Chrysler Group Realty Company LLC	CO 9081-1	CO	5440 S. Bannock, Littleton, CO	Ground Leased

Chrysler Group Realty Company LLC	CO 2674-1	CO	4040 Byrd Dr., Loveland, CO 80538	Owned

Chrysler Group Realty Company LLC	CO 2675-1	CO	2600 N. Lincoln Loveland, CO	Owned

Chrysler Group Realty Company LLC	CO 2719-1[1]	CO	1800 W. 104th Street Thornton, CO	Owned

Chrysler Group Realty Company LLC	CO 4043-1[2]	CO	1800 W. 104th Avenue Thornton, CO 80234	Owned

[1]	Same legal description as CO 4043-1.
[2]	Same legal description as CO 2719-1

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	FL 2748-1	FL	12020 US Highway 301, Dade City, FL 33525	Ground Leased

Chrysler Group Realty Company LLC	FL 2206-1	FL	1555 W. Indiantown Rd., Jupiter, FL 33458	Ground Leased

Chrysler Group Realty Company LLC	FL 7058-1	FL	2000 North State Road #7 Lauderdale Lakes, FL 33313	Owned

Chrysler Group Realty Company LLC	FL 7195-1	FL	190 Ave ‘K’ S. W. Winter Haven, FL 33880	Ground Leased

Chrysler Group Realty Company LLC	GA 2272-1	GA	5765 Peachtree Industrial Blvd Atlanta, GA 30341	Owned

Chrysler Group Realty Company LLC	GA 2465-1	GA	5054 Highway 78 Stone Mountain, GA 30087	Owned

Chrysler Group Realty Company LLC	IL 2543-1	IL	77 Rand Rd., Des Plaines, IL 60016	Ground Leased

Chrysler Group Realty Company LLC	IL 2697-1	IL	SE Corner of North Avenue & Western Ave., Glendale Heights, IL 60139	Owned

Chrysler Group Realty Company LLC	IL 6952-1	IL	17225 Torrence Avenue, Lansing, IL 60438	Owned

Chrysler Group Realty Company LLC	IL 6953-1	IL	17225 Torrence Avenue, Lansing, IL 60438	Ground Leased

Chrysler Group Realty Company LLC	IL 2679-1	IL	14500 S. Cicero Ave., Midlothian, IL 60445	Owned

Chrysler Group Realty Company LLC	IL 2854-1	IL	14500 Cicero Avenue Midlothian, IL 60045	Owned

Chrysler Group Realty Company LLC	IL 2419-1	IL	200 Hansen Blvd., North Aurora, IL 60542	Ground Leased

Chrysler Group Realty Company LLC	IL 2576-1	IL	5800 W. 95th St., Oak Lawn, IL 60453	Ground Leased

Chrysler Group Realty Company LLC	IL 2300-1	IL	1400 E. Dundee Rd. Palatine, IL 60074	Ground Leased

Chrysler Group Realty Company LLC	IL 4037-1	IL	910 & 920 W. Golf Road Schaumburg, IL 60194	Owned

Chrysler Group Realty Company LLC	IL 6767-1	IL	208 W. Golf Rd Schaumburg, IL 60172	Owned

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	IL 2021-1	IL	113 W. 162nd St., South Holland, IL 60473	Ground Leased

Chrysler Group Realty Company LLC	IN 2590-1	IN	4505 W. 96th St., Indianapolis, IN 46268	Ground Leased

Chrysler Group Realty Company LLC	KY 6529-1 (A)	KY	5301 & 5311 Dixie Hwy., Louisville, KY 40216	Ground Leased

Chrysler Group Realty Company LLC	KY 6529-1 (B)	KY	5301 & 5311 Dixie Hwy., Louisville, KY 40216	Ground Leased

Chrysler Group Realty Company LLC	MA 2704-1	MA	724 Rogers St., Lowell, MA 01852	Ground Leased

Chrysler Group Realty Company LLC	MD 9095-1	MD	5717 Baltimore National Pike, Baltimore, MD 21228	Ground Leased

Chrysler Group Realty Company LLC	M1 2842-1	MI	21570 Hall Road Clinton Township, MI 48038	Owned

Chrysler Group Realty Company LLC	M1 6384-1	MI	10500 W. 8 Mile Rd Ferndale, MI 48220	Owned

Chrysler Group Realty Company LLC	M12191-1	MI	28100 Telegraph Road Southfield, MI 48034	Owned

Chrysler Group Realty Company LLC	MN 2403-1	MN	1615 Weston Court Shakopee, MN 55379	Owned

Chrysler Group Realty Company LLC	MO 2640-1	MO	3140, 3160 & 3180 NW Jefferson Blue Springs, MO 64015	Owned

Chrysler Group Realty Company LLC	MO 2711-1	MO	11503 St. Charles Rock Rd., Bridgeton, MO 63044	Owned

Chrysler Group Realty Company LLC	MO 4033-1	MO	9401 E. 350 Highway, Raytown, MO 64133	Owned

Chrysler Group Realty Company LLC	MS 2775-1	MS	5395 I 55 N., Jackson, MS 39206	Owned

Chrysler Group Realty Company LLC	MS 2305-1	MS	223 East Goodman Rd. E., Southaven, MS 38671	Ground Leased

Chrysler Group Realty Company LLC	MS 2482-1	MS	371 E. Goodman Road Southaven, MS 38671	Owned

Chrysler Group Realty Company LLC	MS 2343-1	MS	315 E. Goodman Road, Southaven, MS 38671	Owned

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	NC 2700-1	NC	7501 & 7601 South Blvd. Charlotte, NC 29273	Ground Leased

Chrysler Group Realty Company LLC	NC 2479-1	NC	604 Hwy. 70 East By-Pass, Goldsboro, NC 27530	Ground Leased

Chrysler Group Realty Company LLC	NJ 2730-1	NJ	2901 Route 130 S/2701 Cinnaminson, NJ 08077	Owned

Chrysler Group Realty Company LLC	NJ 2728-1	NJ	2060 US Highway 130 Monmouth Junction, NJ 08852	Owned

Chrysler Group Realty Company LLC	NJ 2772	NJ	1341 Route 23, Butler, NJ 07405	Ground Leased

Chrysler Group Realty Company LLC	NJ 6709-1	NJ	315 Route 4 West, Paramus, NJ 07652	Ground Leased

Chrysler Group Realty Company LLC	NJ 6710-1	NJ	234 Route 4 East, Paramus, NJ 07652	Ground Leased

Chrysler Group Realty Company LLC	NM 6009-1	NM	1200 Lomas Blvd. NE Albuquerque, NM 87102	Ground Leased

Chrysler Group Realty Company LLC	NV 6493-1	NV	3470 Boulder Hwy Las Vegas, NV 89121	Owned

Chrysler Group Realty Company LLC	NY 2654-1	NY	4007 Boston Rd., Bronx, NY 10466	Ground Leased

Chrysler Group Realty Company LLC	NY 9031-1	NY	3845 Sheridan Dr., Buffalo, NY 14226	Ground Leased

Chrysler Group Realty Company LLC	NY 2564-1	NY	678 Eleventh Ave., New York, NY 10019	Owned

Chrysler Group Realty Company LLC	NY 2573-1	NY	711 11th Ave., New York (678 Eleventh Ave., New York)	Ground Leased

Chrysler Group Realty Company LLC	NY 4157-1	NY	711 11th Ave., New York (678 Eleventh Ave., New York) NY 10019	Ground Leased

Chrysler Group Realty Company LLC	NY 2136-1	NY	2020 Niagara Falls Blvd., Tonawanda, NY 14150	Ground Leased

Chrysler Group Realty Company LLC	NY 2707-1	NY	3588 Sunrise Hwy., Wantaugh, NY 11793	Ground Leased

Chrysler Group Realty Company LLC	NY 2733-1	NY	3614 Sunrise Hwy., Wantagh, New York 11793	Ground Leased

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	NY 2825-1	NY	500 Yonkers Avenue, Yonkers, NY 10704	Owned

Chrysler Group Realty Company LLC	OH 6453-1	OH	1888 Morse Rd., Columbus, OH 43229	Owned

Chrysler Group Realty Company LLC	OH 6887-1	OH	6060 Mayfield Rd., Mayfield Hts., OH 44124	Ground Leased

Chrysler Group Realty Company LLC	OH 2721-1	OH	East Towne Blvd., Middletown, OH 45044	Owned

Chrysler Group Realty Company LLC	SC 2643-1	SC	800 Gold Hill Rd., Fort Mill, SC 29708	Owned

Chrysler Group Realty Company LLC	SC 7371-1	SC	2662 Broad Street Extension, Sumter, SC 29150	Owned

Chrysler Group Realty Company LLC	TN 2582-1	TN	Parkside Drive Knoxville, TN 37922	Owned

Chrysler Group Realty Company LLC	TN 7379-1	TN	8544 Kingston Pike, Knoxville, TN 37923	Ground Leased

Chrysler Group Realty Company LLC	TN 7269-1	TN	2580 Mt. Moriah Memphis, TN 38115	Owned

Chrysler Group Realty Company LLC	TX 2176-1	TX	6905 S. I.H. 35, Austin, TX 78745	Owned

Chrysler Group Realty Company LLC	TX 6744-1	TX	7309 N. International Highway 35, Austin, TX 78761	Owned

Chrysler Group Realty Company LLC	TX 2570-1	TX	11550 LBJ Fwy Dallas, TX 75238	Owned

Chrysler Group Realty Company LLC	TX 2729-1	TX	7100 Marvin D. Love Fwy., Dallas, TX 75237	Ground Leased

Chrysler Group Realty Company LLC	TX 6050-1	TX	13439 Preston Road Dallas, TX 75240	Ground Leased

Chrysler Group Realty Company LLC	TX 2705-1	TX	2601 Wiliam D Tate Ave., Grapevine, TX 76051	Owned

Chrysler Group Realty Company LLC	TX 2632-1	TX	25430 Bell Patna Katy, TX 77494	Owned

Chrysler Group Realty Company LLC	TX 6469-1	TX	4611 Avenue Q., Lubbock, TX 79412	Owned

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	TX 2746-1	TX	700 S. Central Expy McKinney, TX 75070	Owned

Chrysler Group Realty Company LLC	TX 2571-1	TX	700 S. Central Expy McKinney, TX 75070	Owned

Chrysler Group Realty Company LLC	TX 2509-1	TX	Highway 225 And Beltway 8 Pasadena, TX	Owned

Chrysler Group Realty Company LLC	TX 9156-1	TX	7242 San Pedro, San Antonio, TX 78279	Owned

Chrysler Group Realty Company LLC	VA 4026-1	VA	8448 Leesburg Pike Vienna, VA 22182	Owned

Chrysler Group Realty Company LLC	WI 6455-1	WI	2801 W. College Ave., Appleton, WI 54911	Owned

Chrysler Group Realty Company LLC	WI 6770-1	WI	3035 S. 108th St., West Allis, WI 53227	Owned

Chrysler Group Realty Company LLC	WV 2144-1	WV	2538 National Rd., Wheeling, WV 26003	Ground Leased

New CarCo Acquisition LLC	NY 0005 (Ref No. 76) a/k/a NY 0004	NY	New York PDC (Land), 500 Route 303, Land, Tappan, Rockland, NY 10983	Owned

New CarCo Acquisition LLC	IL 0003[3]	IL	Belvidere Assembly Plant, 3000 W. Chrysler Drive, Assembly Plant, Belvidere, Boone, IL 61008	Owned

New CarCo Acquisition LLC	IL 0011[4]	IL	Belvidere Sequencing Center, 3142 Chrysler Drive, Belvidere, Boone, IL 67008	Owned

New CarCo Acquisition LLC	IN 0002[5]	IN	Kokomo Transmission Plant, 2401 S. Reed Road, Power Train Plant, Kokomo, Howard IN 46902	Owned

New CarCo Acquisition LLC	IN 0005	IN	Indiana Transmission Plant, 3660 North U.S. Hwy 31, ITP II, Kokomo, Howard IN 46904	Owned

New CarCo Acquisition LLC	IN 0005	IN	Indiana Transmission Plant (Power Train Plant), 3660 North U.S. Hwy 31, Power Train Plant, Kokomo, Howard IN 46904	Owned

New CarCo Acquisition LLC	MI 0016	MI	Chelsea Proving Grounds, 3700 South M-52, Land & Building, Chelsea, Washtenaw MI 48118	Owned

[3]	Same legal description as IL 0011.
[4]	Same legal description as IL 0003.
[5]	Same legal description as IN 0006.

Owner / Lessor	Control No.	State	Property Address	Type
New CarCo Acquisition LLC	MI 0018	MI	Trenton Engine Plant, 2000 Van Horn Road, Power Train Plant, Trenton, Wayne MI 48183	Owned

New CarCo Acquisition LLC	MI 0019	MI	Marysville National PDC, 840 Huron Blvd., Distribution Center, Marysville, St. Clair MI 48040	Owned

New CarCo Acquisition LLC	MI 0024	MI	Warren Truck Assembly Plant (DTE Substation), 6301 E. 8 Mile Road, DTE Substation, Warren, Macomb MI 48091	Owned

New CarCo Acquisition LLC	MI 0024	MI	Warren Truck Assembly Plant, 21500 Mound Road, Assembly Plant, Warren, Macomb MI 48091	Owned

New CarCo Acquisition LLC	MI 0026	MI	Warren Stamping Plant, 22800 Mound Road, Stamping Plant, Warren, Macomb MI 48091	Owned

New CarCo Acquisition LLC	MI 0028	MI	Mt. Elliott Tool & Die Manufacturing Facility, 3675 E Outer Drive, Stamping Plant, Detroit, Wayne MI 48234	Owned

New CarCo Acquisition LLC	MI 0033	MI	Jefferson North Assembly Plant, 2101 Conner, Assembly Plant, Detroit, Wayne MI 48215	Owned

New CarCo Acquisition LLC	MI 0035[6]	MI	Mack Avenue Engine Plant, 11801 Mack Avenue, Power Train Plant, Detroit, Wayne MI 48214	Owned

New CarCo Acquisition LLC	MI 0038	MI	7921 Bernice-Father Kramer Lot, 26311 Lawrence Avenue, 7921 Bernice-Father Kramer Lot, Centerline, Macomb MI 48312	Owned

New CarCo Acquisition LLC	MI 0038	MI	Center Line National PDC (Distribution Center), 26311 Lawrence Avenue, Distribution Center, Centerline, Macomb MI 48015	Owned

New CarCo Acquisition LLC	MI 0039	MI	Sterling Stamping Plant, 35777 Van Dyke, Stamping Plant, Sterling Heights, Macomb MI 48312	Owned

New CarCo Acquisition LLC	MI 0043	MI	Sterling Heights Vehicle Test Center, 7150 Metropolitan Parkway, Building and Land, Sterling Heights, Macomb MI 48312	Owned

New CarCo Acquisition LLC	MI 0089[7]	MI	Mack Avenue Engine Plant II, 11570 East Waren Avenue, Power Train Plant, Detroit, Wayne MI 48214	Owned

New CarCo Acquisition LLC	OH 0005	OH	Toledo Machining Plant, 8000 Chrysler Drive, Component Plant, Perrysburg, Wood OH 43551	Owned

New CarCo Acquisition LLC	OH 0009[8]	OH	Toledo Assembly Plant – Stickney, 4000 Stickney Avenue, Supplier Park, Land, Toledo, Lucas OH 43608	Owned

[6]	Same legal description as MI 0089.
[7]	Same legal description as MI 0035.
[8]	Same legal description as OH 0016 and OH 0017.

Owner / Lessor	Control No.	State	Property Address	Type
New CarCo Acquisition LLC	OH 0016[9]	OH	Toledo North Assembly Plant, 4400 Chrysler Drive, Assembly Plant, Toledo, Lucas OH 43657	Owned

New CarCo Acquisition LLC	OH 0017[10]	OH	Toledo Supplier Park (Land), 3800 Stickney Avenue, Supplier Park Land, Toledo, Lucas OH 43608	Owned

New CarCo Acquisition LLC	WI 0004	WI	Milwaukee National PDC, 3280 S. Clement Avenue, Distribution Center, Milwaukee, WI 53207	Owned

New CarCo Acquisition LLC	AL 0002	AL	Huntsville Electronics 1, 100 Electronics Boulevard, Component Plant, Huntsville, AL	Ground Leased

New CarCo Acquisition LLC	AZ 0006	AZ	Arizona Proving Grounds, 1 Proving Ground Road, Yucca, Mohave, AZ	Owned

New CarCo Acquisition LLC	OH 0007	OH	Toledo Truck Maintenance Facility, 5925 Hagman Road, Truck Terminal - Chrysler Transport, Toledo, Lucas OH 43612	Owned

New CarCo Acquisition LLC	GA 0003	GA	Atlanta PDC, 1149 Citizens Parkway, Morrow, Clayton GA 30260	Owned

New CarCo Acquisition LLC	MA 0003	MA	Boston PDC - Distribution Center, 550 Forbes Boulevard, Mansfield, MA 02048	Owned

New CarCo Acquisition LLC	MI 0017	MI	Chrysler Transport (Lynch Road Terminal) 8555 Lynch Road, Truck Terminal, Detroit, Wayne MI 48234	Owned

New CarCo Acquisition LLC	MI 0044	MI	Detroit Warranty Return Center (DOW), 12501 Chrysler Drive, Land and Building, Detroit, Wayne MI 48288	Owned

Chrysler Group Transport LLC	MI 0109	MI	French Road, Detroit City Airport, Detroit, MI	Ground Leased

New CarCo Acquisition LLC	MI 0118	MI	Marysville Common Axle Plant, Corner of Busha Highway (M-29) and Davis Road, Maysville, MI	Owned

Autodie LLC	MI 0126	MI	44 Coldbrook Street NW, Grand Rapids, Kent MI 49503	Owned

New CarCo Acquisition LLC	IN 0006[11]	IN	Kokomo Casting Plant, 1001 East Boulevard, Power Train Plant, Kokomo, IN 46902	Owned

New CarCo Acquisition LLC	MI 0026	MI	Warren Stamping Plant, 22800 Mound Road, Stamping Plant, Warren Macomb MI 48091	Owned

[9]	Same legal description as OH 0009 and OH 0017.
[10]	Same legal description as OH 0009 and OH 0016.
[11]	Same legal description as IL 0002.

Owner / Lessor	Control No.	State	Property Address	Type
New CarCo Acquisition LLC	IN 0005	IN	Indiana Transmission Plant - Vacant Land, 3660 North U.S. Hwy 31, Kokomo, Howard IN 46904	Owned

New CarCo Acquisition	MI 0125	MI	Trenton Engine Plant II, 2300 Van Horn Road, Trenton, MI 48183	Owned

New CarCo Acquisition LLC	CA 0011	CA	San Francisco PDC, 18260 Harlan Rd., Lathrop, CA	Ground Leased

New CarCo Acquisition LLC	CA 0003	CA	Los Angeles PDC/Training Center, 5141 E. Santa Ana Ave., Ontario, CA	Ground Leased

New CarCo Acquisition LLC	CO 0003	CO	Denver PDC, 12225 East 39th Ave., Denver, CO	Ground Leased

New CarCo Acquisition LLC	FL 0010	FL	Orlando PDC/Sales & DCS Business Centers (MOPAR), 10100 Boggy Creek, Orlando, FL	Ground Leased

New CarCo Acquisition LLC	FL 0010	FL	Orlando PDC/Sales & DCS Business Centers (Sales), 10100 Boggy Creek, Orlando, FL	Ground Leased

New CarCo Acquisition LLC	IL 0002	IL	Chicago PDC/Training Center, 1980 High Grove Ln., Naperville, IL	Ground Leased

New CarCo Acquisition LLC	IL 0002	IL	Chicago PDC/Training Center, 1980 High Grove Ln., Naperville, IL	Ground Leased

New CarCo Acquisition LLC	IL 0013	IL	Belvidere Trailer Parking, 3741 and 3593 Morreim Drive, Belvidere, Boone IL 61008	Ground Leased

New CarCo Acquisition LLC	IN 0012	IN	Indiana Logistics Center, 6410 Ameriplex Drive, Portagge, IN	Ground Leased

New CarCo Acquisition LLC	KS 0001	KS	10105 Marshall Drive, Lenexa, Johnson KS 66215	Ground Leased

New CarCo Acquisition LLC	MI 0005	MI	Warran Office and Warehouse, 6565 East Eight Mile Rd., Buildings A, D, E & Administration, Warren, MI	Ground Leased

New CarCo Acquisition LLC	MI 0030	MI	Chrysler World Headquarters, 1000 Chrysler Drive, The Tower, Auburn Hills, Oakland MI 48326	Ground Leased

New CarCo Acquisition LLC	MI 0030	MI	Chrysler (Construction Office Building), 555 Featherstone Road, COB, Auburn Hills, Oakland MI 48326	Ground Leased

New CarCo Acquisition LLC	MI 0030	MI	Chrysler (Historic Museum), One Chrysler Drive, Historic Museum, Auburn Hills, Oakland MI 48326	Ground Leased

New CarCo Acquisition LLC	MI 0030	MI	Chrysler Technology Center (CTC), 800 Chrysler Drive, CTC, Auburn Hills, Oakland MI 48326	Ground Leased

New CarCo Acquisition LLC	MI 0065	MI	Quality Engineering Center, 2021 Executive Hills Blvd., Auburn Hills, MI	Ground Leased

Owner / Lessor	Control No.	State	Property Address	Type
New CarCo Acquisition LLC	MI 0106	MI	Freud Street (JNAP) Facility, 11831 Freud St., JIT Center, Detroit, MI	Ground Leased

New CarCo Acquisition LLC	MI 0108	MI	Logistics Facility in Support of WTAP, 12350 E. Nine Mile Rd., Warren, MI	Ground Leased

New CarCo Acquisition LLC	MI 0103	MI	Huber Street, 6500 Huber St., JIT Center, Detroit, MI	Ground Leased

New CarCo Acquisition LLC	MN 0001	MN	Minneapolis PDC, 13005 State Highway 55, Plymouth, MN	Ground Leased

Chrysler Transport, Inc.	MI 0109	MI	French Road, Detroit City Airport, Detroit, MI	Ground Leased

New CarCo Acquisition LLC	MI 0113	MI	Sterling Heights JIT Center in Support of SHAP, 7408 Metro Pkwy., Sterling Heights, MI	Ground Leased

New CarCo Acquisition LLC	MO 0001	MO	St. Louis PDC, 5790 Campus Dr., St. Louis, MO	Ground Leased

New CarCo Acquisition LLC	OH 0019	OH	Toledo Marchining Warehouse, 5111 Telegraph Road, Toledo, OH 43612	Ground Leased

New CarCo Acquisition LLC	OR 0003	OR	Portland PDC, 10030 SW Allen Blvd., Beaverton, OR	Ground Leased

New CarCo Acquisition LLC	OH 0004	OH	Cleveland PDC, 9777 Mopar Dr., Streetsboro, Portage, OH	Ground Leased

New CarCo Acquisition LLC	OH 0012	OH	Toledo Logistics Center - Cross Dock, 1717 Matzinger Rd., Toledo, OH	Ground Leased

New CarCo Acquisition LLC	OH 0015	OH	Toledo Sequencing Center, 1515 Matzinger Road, Toledo, OH	Ground Leased

New CarCo Acquisition LLC	TN 0002	TN	Memphis PDC, 4175 Chrysler Drive (a/k/a 4175 E. Raines Rd.), Memphis, TN	Ground Leased

New CarCo Acquisition LLC	TX 0003	TX	Dallas PDC, 2205 East Beltline Rd., Carrollton, TX	Ground Leased

Global Engine Asset Company LLC	MI 0100	MI	World Engine Plant I, 5800 N. Ann Arbor Road, World Engine Plant I, Dundee, Washtenaw MI 48131	Owned

Chrysler Group Global Electric Motorcars LLC	ND 0001	ND	1301 39th Street North, Fargo, ND 58102	Leased

Downriver Dodge Inc.	MI 0119	MI	Warren Truck Assembly Plant - Parking, 22077 Mound Road, Land for Parking, Warren, Macomb, MI 48091	Ground Leased

Owner / Lessor	Control No.	State	Property Address	Type
New CarCo Acquisition LLC	MI 0001	MI	Alternative Engine Technologies Group, 37200 Amrhein Road, Livonia, MI 48150	Ground Leased

New CarCo Acquisition LLC	MI 0013	MI	Conner Avenue Assembly (Viper) Plant (I/L American Tower), 20000 Conner Avenue, American Tower, Detroit, Wayne MI 48234	Owned

Chrysler Motors LLC	TX 0003	TX	Dallas PDC, 2205 East Beltline Rd., Carrollton, TX	Leased

SCHEDULE 1.1E

MORTGAGED PROPERTY

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	AL 2219-1	AL	549 Bessemer Super Hwy, Midfield, AL 35228	Owned

Chrysler Group Realty Company LLC	AL 2563-1	AL	5080 Academy Ln, Bessemer, AL 35022	Owned

New CarCo Acquisition LLC	AZ 0006	AZ	Arizona Proving Grounds, 1 Proving Ground Road, Yucca, Mohave, AZ	Owned

Chrysler Group Realty Company LLC	AZ 2335-1	AZ	6130 E Auto Park Drive, Mesa, AZ 85206	Owned

Chrysler Group Realty Company LLC	CA 2098-1	CA	1100 W. Main St., Alhambra, CA 91801	Owned

Chrysler Group Realty Company LLC	CA 2164-1	CA	13655 Poway Road, Poway, CA 92064	Owned

Chrysler Group Realty Company LLC	CA 2238-1	CA	4100 Stevens Creek Blvd., San Jose, California 95129	Owned

Chrysler Group Realty Company LLC	CA 2508-1	CA	Lot 15a - Elk Grove Auto Mall, Elk Grove, CA 00000	Owned

Chrysler Group Realty Company LLC	CA 2580-1	CA	2023-2025 S. Figueroa St., Los Angeles, CA 90007	Owned

Chrysler Group Realty Company LLC	CA 2587-1	CA	415 W. Central Ave., Lompoc, CA 93436	Owned

Chrysler Group Realty Company LLC	CA 4054-1	CA	5548 Paseo Del Norte, Carlsbad, CA 92008	Owned

Chrysler Group Realty Company LLC	CA 6132-1	CA	25601 Mission Blvd., Hayward, CA 94544	Owned

Chrysler Group Realty Company LLC	CA 6296-1	CA	1075 Francisco Blvd. East, San Rafael, CA 94901	Owned

Chrysler Group Realty Company LLC	CA 6333-1	CA	401 S. La Brea Ave., Los Angeles, CA 90036	Owned

Chrysler Group Realty Company LLC	CA 6762-1	CA	401 S. La Brea Ave., Los Angeles, CA 90036	Owned

Chrysler Group Realty Company LLC	CO 2674-1	CO	4040 Byrd Dr. Loveland, CO 80538	Owned

Chrysler Group Realty Company LLC	CO 2675-1	CO	2600 N. Lincoln, Loveland, CO	Owned

Chrysler Group Realty Company LLC	CO 2719-1	CO	1800 W. 104th Street, Thornton, CO	Owned

Chrysler Group Realty Company LLC	CO 4043-1	CO	1800 W. 104th Avenue, Thornton, CO 80234	Owned

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	CO 4121-1	CO	5600 S. Broadway, Littleton, CO 80121	Owned

Chrysler Group Realty Company LLC	FL 7058-1	FL	2000 North State Road #7, Lauderdale Lakes, FL 33313	Owned

New CarCo Acquisition LLC	GA 0003	GA	Atlanta PDC, 1149 Citizens Parkway, Morrow, Clayton GA 30260	Owned

Chrysler Group Realty Company LLC	GA 2272-1	GA	5765 Peachtree Industrial Blvd, Atlanta, GA 30341	Owned

Chrysler Group Realty Company LLC	GA 2465-1	GA	5054 Highway 78, Stone Mountain, GA 30087	Owned

New CarCo Acquisition LLC	IL 0003	IL	Belvidere Assembly Plant, 3000 W. Chrysler Drive, Assembly Plant, Belvidere, Boone, IL 61008	Owned

New CarCo Acquisition LLC	IL 0011	IL	Belvidere Sequencing Center, 3142 Chrysler Drive, Belvidere, Boone, IL 67008	Owned

Chrysler Group Realty Company LLC	IL 2679-1	IL	14500 S. Cicero Ave., Midlothian, IL 60445	Owned

Chrysler Group Realty Company LLC	IL 2697-1	IL	SE Corner of North Avenue & Western Ave., Glendale Heights, IL 60139	Owned

Chrysler Group Realty Company LLC	lL 2854-1	IL	14500 Cicero Avenue, Midlothian, IL 60045	Owned

Chrysler Group Realty Company LLC	IL 4037-1	IL	910 & 920 W. Golf Road, Schaumburg, IL 60194	Owned

Chrysler Group Realty Company LLC	IL 6767-1	IL	208 W. Golf Rd, Schaumburg, IL 60172	Owned

Chrysler Group Realty Company LLC	IL 6952-1	IL	17225 Torrence Avenue, Lansing, IL 60438	Owned

New CarCo Acquisition LLC	IN 0002	IN	Kokomo Transmission Plant, 2401 S. Reed Road, Power Train Plant, Kokomo, Howard IN 46902	Owned

New CarCo Acquisition LLC	IN 0005	IN	Indiana Transmission Plant - Vacant Land, 3660 North U.S. Hwy 31, Kokomo, Howard IN 46904	Owned

New CarCo Acquisition LLC	IN 0005	IN	Indiana Transmission Plant (Power Train Plant), 3660 North U.S. Hwy 31, Power Train Plant, Kokomo, Howard IN 46904	Owned

Owner / Lessor	Control No.	State	Property Address	Type
New CarCo Acquisition LLC	IN 0005	IN	Indiana Transmission Plant, 3660 North U.S. Hwy 31, ITP II, Kokomo, Howard IN 46904	Owned

New CarCo Acquisition LLC	IN 0006	IN	Kokomo Casting Plant, 1001 East Boulevard, Power Train Plant, Kokomo, IN 46902	Owned

New CarCo Acquisition LLC	MA 0003	MA	Boston PDC - Distribution Center, 550 Forbes Boulevard, Mansfield, MA 02048	Owned

New CarCo Acquisition LLC	MI 00l6	MI	Chelsea Proving Grounds, 3700 South M-52, Land & Building, Chelsea, Washtenaw MI 48118	Owned

New CarCo Acquisition LLC	MI 0017	MI	Chrysler Transport (Lynch Road Terminal) 8555 Lynch Road, Truck Terminal, Detroit, Wayne MI 48234	Owned

New CarCo Acquisition LLC	MI 0018	MI	Trenton Engine Plant, 2000 Van Horn Road, Power Train Plant, Trenton, Wayne MI 48183	Owned

New CarCo Acquisition LLC	MI 0019	MI	Marysville National PDC, 840 Huron Blvd., Distribution Center, Marysville, St. Clair MI 48040	Owned

New CarCo Acquisition LLC	MI 0024	MI	Warren Truck Assembly Plant, 21500 Mound Road, Assembly Plant, Warren, Macomb MI 48091	Owned

New CarCo Acquisition LLC	MI 0026	MI	Warren Stamping Plant, 22800 Mound Road, Stamping Plant, Warren Macomb MI 48091	Owned

New CarCo Acquisition LLC	MI 0026	MI	Warren Stamping Plant, 22800 Mound Road, Stamping Plant, Warren, Macomb MI 48091	Owned

New CarCo Acquisition LLC	MI 0028	MI	Mt. Elliott Tool & Die Manufacturing Facility, 3675 E Outer Drive, Stamping Plant, Detroit, Wayne MI 48234	Owned

New CarCo Acquisition LLC	MI 0033	MI	Jefferson North Assembly Plant, 2101 Conner, Assembly Plant, Detroit, Wayne MI 48215	Owned

Owner / Lessor	ControI No,	State	Property Address	Type
New CarCo Acquisition LLC	MI 0035	MI	Mack Avenue Engine Plant, 11801 Mack Avenue, Power Train Plant, Detroit, Wayne MI 48214	Owned

New CarCo Acquisition LLC	MI 0038	MI	7921 Bernice-Father Kramer Lot, 26311 Lawrence Avenue, 7921 Bernice-Father Kramer Lot, Centerline, Macomb MI 48312	Owned

New CarCo Acquisition LLC	MI 0038	MI	Center Line National PDC (Distribution Center), 26311 Lawrence Avenue, Distribution Center, Centerline, Macomb MI 48015	Owned

New CarCo Acquisition LLC	MI 0039	MI	Sterling Stamping Plant, 35777 Van Dyke, Stamping Plant, Sterling Heights, Macomb MI 48312	Owned

New CarCo Acquisition LLC	MI 0043	MI	Sterling Heights Vehicle Test Center, 7150 Metropolitan Parkway, Building and Land, Sterling Heights, Macomb MI 48312	Owned

New CarCo Acquisition LLC	MI 0044	MI	Detroit Warranty Return Center (DOW), 12501 Chrysler Drive, Land and Building, Detroit, Wayne MI 48288	Owned

New CarCo Acquisition LLC	MI 0089	MI	Mack Avenue Engine Plant II, 11570 East Warren Avenue, Power Train Plant, Detroit, Wayne MI 48214	Owned

Global Engine Asset Company LLC	MI 0100	MI		Owned

New CarCo Acquisition LLC	MI 0118	MI	Marysville Common Axle Plant, Corner of Busha Highway (M-29) and Davis Road, Maysville, MI	Owned

New CarCo Acquisition LLC	MI 0125	MI	Trenton Engine Plant II, 2300 Van Horn Road, Trenton, MI 48183	Owned

Autodie LLC	MI 0126	MI	44 Coldbrook Street NW, Grand Rapids. Kent, MI 49503-1046	Owned

Chrysler Group Realty Company LLC	MI 2191-1	MI	28100 Telegraph Road, Southfield, MI 48034	Owned

Chrysler Group Realty Company LLC	MI 2842-1	MI	21570 Hall Road, Clinton Township, MI 48038	Owned

Chrysler Group Realty Company LLC	MI 6384-1	MI	10500 W. 8 Mile Rd, Ferndale, MI 48220	Owned

Owner / Lessor	Control No.	State	Property Address	Type
Chrysler Group Realty Company LLC	MN 2403-1	MN	1615 Weston Court, Shakopee, MN 55379	Owned

Chrysler Group Realty Company LLC	MO 2640-1	MO	3140, 3160 & 3180 NW Jefferson, Blue Springs, MO 64015	Owned

Chrysler Group Realty Company LLC	MO 2711-1	MO	11503 St. Charles Rock Rd., Bridgeton, MO 63044	Owned

Chrysler Group Realty Company LLC	MO 4033-1	MO	9401 E. 350 Highway, Raytown, MO 64133	Owned

Chrysler Group Realty Company LLC	MS 2343-1	MS	315 E. Goodman Road, Southaven, MS 38671	Owned

Chrysler Group Realty Company LLC	MS 2482-1	MS	371 E. Goodman Road, Southaven, MS 38671	Owned

Chrysler Group Realty Company LLC	MS 2775-1	MS	5395 I 55 N., Jackson, MS 39206	Owned

Chrysler Group Realty Company LLC	NJ 2728-1	NJ	2060 US Highway 130, Monmouth Junction, NJ 08852	Owned

Chrysler Group Realty Company LLC	NJ 2730-1	NJ	2901 Route 130 S/2701, Cinnaminson, NJ 08077	Owned

Chrysler Group Realty Company LLC	NV 6493-1	NV	3470 Boulder Hwy, Las Vegas, NV 89121	Owned

New CarCo Acquisition LLC	NY 0005 (Ref No. 76) a/k/a NY 0004	NY	New York PDC (Land), 500 Route 303, Land, Tappan, Rockland, NY 10983	Owned

Chrysler Group Realty Company LLC	NY 2564-1	NY	678 Eleventh Ave., New York, NY 10019	Owned

Chrysler Group Realty Company LLC	NY 2825-1	NY	500 Yonkers Avenue, Yonkers, NY 10704	Owned

New CarCo Acquisition LLC	OH 0005	OH	Toledo Machining Plant, 8000 Chrysler Drive, Component Plant, Perrysburg, Wood OH 43551	Owned

New CarCo Acquisition LLC	OH 0007	OH	Toledo Truck Maintenance Facility, 5925 Hagman Road, Truck Terminal - Chrysler Transport, Toledo, Lucas OH 43612	Owned

New CarCo Acquisition LLC	OH 0009	OH	Toledo Assembly Plant - Stickney, 4000 Stickney Avenue, Supplier Park, Land, Toledo, Lucas OH 43608	Owned

New CarCo Acquisition LLC	OH 0016	OH	Toledo North Assembly Plant, 4400 Chrysler Drive, Assembly Plant, Toledo, Lucas OH 43657	Owned

Owner / Lessor	Control No.	State	Property Address	Type
New CarCo Acquisition LLC	OH 0017	OH	Toledo Supplier Park (Land), 3800 Stickney Avenue, Supplier Park Land, Toledo, Lucas OH 43608	Owned

Chrysler Group Realty Company LLC	OH 2721-1	OH	East Towne Blvd., Middletown, OH 45044	Owned

Chrysler Group Realty Company LLC	OH 6453-1	OH	1888 Morse Rd., Columbus, OH 43229	Owned

Chrysler Group Realty Company LLC	SC 2643-1	SC	800 Gold Hill Rd., Fort Mill, SC 29708	Owned

Chrysler Group Realty Company LLC	SC 7371-1	SC	2662 Broad Street Extension, Sumter, SC 29150	Owned

Chrysler Group Realty Company LLC	TN 2582-1	TN	Parkside Drive, Knoxville, TN 37922	Owned

Chrysler Group Realty Company LLC	TN 7269-1	TN	2580 Mt. Moriah, Memphis, TN 38115	Owned

Chrysler Group Realty Company LLC	TX 2176-1	TX	6905 S. I.H. 35, Austin, TX 78745	Owned

Chrysler Group Realty Company LLC	TX 2509-1	TX	Highway 225 And Beltway 8, Pasadena, TX	Owned

Chrysler Group Realty Company LLC	TX 2570-1	TX	11550 LBJ Fwy, Dallas, TX 75238	Owned

Chrysler Group Realty Company LLC	TX 2571-1	TX	700 S. Central Expy, McKinney, TX 75070	Owned

Chrysler Group Realty Company LLC	TX 2632-1	TX	25430 Bell Patna, Katy, TX 77494	Owned

Chrysler Group Realty Company LLC	TX 2705-1	TX	2601 William D Tate Ave., Grapevine, TX 76051	Owned

Chrysler Group Realty Company LLC	TX 2746-1	TX	700 S. Central Expy, McKinney, TX 75070	Owned

Chrysler Group Realty Company LLC	TX 6469-1	TX	4611 Avenue Q., Lubbock, TX 79412	Owned

Chrysler Group Realty Company LLC	TX 6744-1	TX	7309 N. International Highway 35, Austin, TX 78761	Owned

Chrysler Group Realty Company LLC	TX 9156-1	TX	7242 San Pedro, San Antonio, TX 78279	Owned

Chrysler Group Realty Company LLC	VA 4026-1	VA	8448 Leesburg Pike, Vienna, VA 22182	Owned

New CarCo Acquisition LLC	WI 0004	WI	Milwaukee National PDC, 3280 S. Clement Avenue, Distribution Center, Milwaukee, WI 53207	Owned

Chrysler Group Realty Company LLC	WI 6455-1	WI	2801 W. College Ave., Appleton, WI 54911	Owned

Chrysler Group Realty Company LLC	WI 6770-1	WI	3035 S. 108th St., West Allis, WI 53227	Owned

SCHEDULE 1.1F

MARKETING INVESTMENT DEALERSHIPS

1.	Bessemer Chrysler Jeep Dodge, Inc.

2.	Downriver Dodge, Inc.

3.	La Brea Avenue Motors, Inc.

4.	McKinney Dodge, Inc.

5.	Stateline Chrysler Jeep Dodge, Inc.

6.	Superstition Springs Chrsler Jeep, Inc.

7.	Action Chrysler Jeep Dodge Inc.*

8.	Alhambra Chrysler Jeep Dodge, Inc.*

9.	Dade City Chrysler Jeep Dodge, Inc.*

10.	Des Plaines Chrysler Jeep Dodge, Inc.*

11.	Grapevine Chrysler Jeep Dodge, Inc.*

12.	Gulfgate Dodge, Inc.*

13.	South Charlotte Chrysler Jeep Dodge, Inc.*

14.	Stone Mountain Chrsler Jeep Dodge, Inc.*

*	Entity is not currently a Subsidiary of New CarCo Acquisition LLC, but is subject to subsequent transfer if so agreed by New CarCo Acquisition LLC and Chrysler LLC

SCHEDULE 1.1G

DISPOSITIONS

1. Intellectual Property and Purchased Inventories that relate solely to vehicle production of the Chrysler Dodge Viper SRT10 vehicle models and are not necessary or useful in any other line of business and the associated Assembly Plant located at 20000 Conner Avenue, Detroit, Michigan 48234. For the purposes of the preceding sentence, vehicle production means the production and sale of Chrysler Dodge Viper SRT10 vehicle models, engines and accessories (including related non-core Viper branded merchandise (including toy vehicle replicas, clothing and video games) and marine engines based on the Chrysler Dodge Viper SRT10 V-1O engine.

“Intellectual Property”: shall mean (a) patents, trademarks, domain names and copyrights, (b) confidential and proprietary information, including trade secrets, know-how and inventions, (c) registrations and applications for registration of the foregoing, and (d) any goodwill associated with the foregoing.

“Inventory” means any and all inventory, supplies, finished goods and goods-in-transit of the Company and its Subsidiaries.

“Purchased Inventory”: means all Inventory, wherever physically located, including new vehicles, service parts, precious metals, raw materials and work-in-process

2. The merger or amalgamation of Chrysler Investment Holdings LLC (or its successor entity) with New CarCo Acquisition Canada Holdings Limited after the distribution by Chrysler Investment Holdings LLC of substantially all of its assets to Chrysler Group LLC.

SCHEDULE 3.3

CERTAIN CONSENTS

None.

SCHEDULE 3.13(a)

PLEDGED EQUITY12

Name of Issuer:	Jurisdiction of Incorporation or Formation of Issuer:	Percentage of Equity Interests owned by a Grantor:	Percentage of Equity Interests of Issuer Pledged:	Owner of Capital Stock to be Pledged:
Chrysler Cayman Investments Ltd.	Cayman Islands	100%	100%	New CarCo Acquisition LLC

Chrysler Group Egypt Limited	Egypt	99%	65%	New CarCo Acquisition LLC

Chrysler Institute of Engineering	Michigan	100%	100%	New CarCo Acquisition LLC

Chrysler Chile Importadora, LLC	Chile	99%	65%	New CarCo Acquisition LLC

Chrysler de Venezuela LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Chrysler (Hong Kong) Automotive Limited	Hong Kong	100%	65%	New CarCo Acquisition LLC

Chrysler Jeep International S.A.	Belgium	99.998%	65%	New CarCo Acquisition LLC

Chrysler Jeep Ticaret S.A.	Turkey	99.92%[13]	65%	New CarCo Acquisition LLC

Chrysler International GmbH	Germany	99%	65%	New CarCo Acquisition LLC

Chrysler Korea Ltd.	Korea	100%	65%	New CarCo Acquisition LLC

CNI CV	Netherlands	99%	65%	New CarCo Acquisition LLC

Chrysler Group Realty Company LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Bessemer Chrysler Jeep Dodge, Inc.	Delaware	100%	100%	New CarCo Acquisition LLC

Downriver Dodge Inc.	Delaware	100%	100%	New CarCo Acquisition LLC

LaBrea Avenue Motors, Inc.	Delaware	100%	100%	New CarCo Acquisition LLC

McKinney Dodge, Inc.	Delaware	(partially owned)	100% of interest owned by Grantor	New CarCo Acquisition LLC

Stateline Chrysler Jeep Dodge, Inc.	Delaware	(partially owned)	100% of interest owned by Grantor	New CarCo Acquisition LLC

[12]	Chrysler Holding (Austria) GmbH, Chrysler Investment Holdings LLC and Chrysler “Vienna” GmbH, each a Transparent Subsidiary, are not grantors as of the closing date, but will be added post-closing.
[13]	.08% held by third parties

Name of Issuer:	Jurisdiction of Incorporation or Formation of Issuer:	Percentage of Equity Interests owned by a Grantor:	Percentage of Equity Interests of Issuer Pledged:	Owner of Capital Stock to be Pledged:
Superstition Springs Chrysler Jeep, Inc.	Delaware	(partially owned)	100% of interest owned by Grantor	New CarCo Acquisition LLC

Chrysler Group Vans LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Chrysler Group Global Electric Motorcars LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Chrysler Group NEV Service LLC	Delaware	100%	100%	Chrysler Group Global Electric Motorcars LLC

Chrysler Group Transport LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Chrysler Group Dealer Capital LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Global Engine Asset Company LLC	Delaware	85.12%	0%	New CarCo Acquisition LLC

Chrysler Group Taiwan Sales Ltd.	Taiwan	51%	0%	New CarCo Acquisition LLC

The Chrysler Foundation	Michigan	100%	100%	New CarCo Acquisition LLC

Chrysler Warranty SPV LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Chrysler Receivables SPV LLC	Delaware	100%	0%	New CarCo Acquisition LLC

Autodie LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Chrysler Group International Services S.A. LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Chrysler Group International LLC	Delaware	100%	100%	New CarCo Acquisition LLC

Auburn Hills Mezzanine LLC	Delaware	100%	100%	New CarCo Acquisition LLC

New CarCo Acquisition Holdings Canada Limited	Canada	100%	65%	New CarCo Acquisition LLC

Chrysler Argentina S.R.L.	Argentina	98%	65%	New CarCo Acquisition LLC

Chrysler Australia Pty Ltd	Australia	100%	65%	New CarCo Acquisition LLC

Chrysler Belgium Luxembourg S.A.	Belgium	99.99998%	65%	New CarCo Acquisition LLC

CJD do Brasil Comercio de Veiculos Ltd.	Brazil	99.99999997%	65%	New CarCo Acquisition LLC

Chrysler Columbia Ltd.	Columbia	99.9999995%	65%	New CarCo Acquisition LLC

Name of Issuer:	Jurisdiction of Incorporation or Formation of Issuer:	Percentage of Equity Interests owned by a Grantor:	Percentage of Equity Interests of Issuer Pledged:	Owner of Capital Stock to be Pledged:
Chrysler Czech Republic s.r.o.	Czech Republic	99.9642%	65%	New CarCo Acquisition LLC

Chrysler Danmark ApS	Denmark	100%	65%	New CarCo Acquisition LLC

Chrysler France SAS	France	100%	65%	New CarCo Acquisition LLC

Chrysler Deutschland GmbH	Germany	100%	65%	New CarCo Acquisition LLC

Chrysler Italia S.r.l.	Italy	100%	65%	New CarCo Acquisition LLC

Chrysler Japan Co., Ltd.	Japan	100%	65%	New CarCo Acquisition LLC

Chrysler Netherlands B.V.	The Netherlands	100%	65%	New CarCo Acquisition LLC

Chrysler New Zealand Limited	New Zealand	100%	65%	New CarCo Acquisition LLC

Chrysler Polska Sp. z o.o.	Poland	100%	65%	New CarCo Acquisition LLC

Chrysler Russia SAO	Russia	99.999994%	65%	New CarCo Acquisition LLC

Chrysler Balkans d.o.o. Beograd	Serbia	100%	65%	New CarCo Acquisition LLC

Chrysler South East Asia Pte. Ltd.	Singapore	100%	65%	New CarCo Acquisition LLC

Chrysler South Africa (Pty) Limited	South Africa	100%	65%	New CarCo Acquisition LLC

Chrysler España S.L.	Spain	100%	65%	New CarCo Acquisition LLC

Chrysler Sweden AB	Sweden	100%	65%	New CarCo Acquisition LLC

Chrysler Switzerland GmbH	Switzerland	100%	65%	New CarCo Acquisition LLC

Chrysler UK Limited	United Kingdom	100%	65%	New CarCo Acquisition LLC

SCHEDULE 3.13(c)

OTHER SUBSIDIARIES

Name	Jurisdiction of Incorporation or Formation	Joint Venture Subsidiary	Owner (Company or any of its Subsidiaries) of JV Subsidiary
Global Engine Asset Company LLC	Delaware	Yes	New CarCo Acquisition LLC owns 85.12%

Chrysler Group Taiwan Sales Ltd.	Taiwan	Yes	New CarCo Acquisition LLC owns 51%

HP DEVCO, Inc.	Michigan	No	New CarCo Acquisition LLC owns 50%

Global Engine Alliance LLC	Delaware	No	New CarCo Acquisition LLC owns 33.33%

Global Engine Manufacturing Alliance LLC	Delaware	No	New CarCo Acquisition LLC owns 33.33%

Arab American Vehicles Company	Egypt	No	New CarCo Acquisition LLC owns 40%

SCHEDULE 3.14(a)

UCC FINANCING STATEMENTS

Debtor	Filing Office
New CarCo Acquisition LLC	Delaware Secretary of State

Chrysler de Venezuela LLC	Delaware Secretary of State

Chrysler Group International LLC	Delaware Secretary of State

Chrysler Group International Services S.A. LLC	Delaware Secretary of State

Chrysler Group Realty Company LLC	Delaware Secretary of State

Chrysler Group Transport LLC	Delaware Secretary of State

Chrysler Group Vans LLC	Delaware Secretary of State

Chrysler Group Global Electric Motorcars LLC	Delaware Secretary of State

SCHEDULE 3.14(b)

MORTGAGE FILING OFFICES

Description of Property	Control No.	County for Recording
5080 Academy Ln Bessemer, AL 35022	AL 2563-1	Jefferson

549 Bessemer Super Hwy, Midfield, AL 35228	AL 2219-1	Jefferson

6130 E Auto Park Drive, Mesa, AZ 85206	AZ 2335-1	Maricopa

1100 W. Main St., Alhambra, CA 91801	CA 2098-1	Los Angeles

5548 Paseo Del Norte Carlsbad, CA 92008	CA 4054-1	San Diego

Lot 15a - Elk Grove Auto Mall, Elk Grove, CA 00000	CA 2508-1	Sacramento

2501 Mission Blvd., Hayward, CA 94544	CA 6132-1	Alameda

2023-2025 S. Figueroa St., Los Angeles, CA 90007	CA 2580-1	Los Angeles

415 W. Central Ave., Lompoc, CA 93436	CA 2587-1	Santa Barbara

401 S. La Brea Ave., Los Angeles, CA 90036	CA 6333-1	Los Angeles

401 S. La Brea Ave., Los Angeles, CA 90036	CA 6762-1	Los Angeles

13655 Poway Road Poway, CA 92064	CA 2164-1	San Diego

4100 Stevens Creek Blvd., San Jose, California 95129	CA 2238-1	Santa Clara

1075 Francisco Blvd. East, San Rafael, CA 94901	CA 6296-1	Marin

5600 S. Broadway Littleton, CO 80121	CO 4121-1	Arapahoe

4040 Byrd Dr., Loveland, CO 80538	CO 2674-1	Larimer

2600 N. Lincoln Loveland, CO	CO 2675-1	Larimer

1800 W. 104th Street Thornton, CO	CO 2719-1[14]	Adams

1800 W. 104th Avenue Thornton, CO 80234	CO 4043-1[15]	Adams

2000 North State Road #7 Lauderdale Lakes, FL 33313	FL 7058-1	Broward

5765 Peachtree Industrial Blvd Atlanta, GA 30341	GA 2272-1	Dekalb

5054 Highway 78	GA 2465-1	Gwinnett

[14]	Same legal description as CO 4043-1.
[15]	Same legal description as CO 2719-1.

Description of Property	Control No.	County for Recording
Stone Mountain, GA 30087

SE Corner of North Avenue & Western Ave.,Glendale Heights, IL 60139	IL 2697-1	DuPage

17225 Torrence Avenue, Lansing, IL 60438	IL 6952-1	Cook

14500 S. Cicero Ave., Midlothian, IL 60445	IL 2679-1	Cook

14500 Cicero Avenue Midlothian, IL 60045	IL 2854-1	Cook

910 & 920 W. Golf Road Schaumburg, IL 60194	IL 4037-1	Cook

208 W. Golf Rd Schaumburg, IL 60172	IL 6767-1	Cook

21570 Hall Road Clinton Township, MI 48038	MI 2842-1	Macomb

10500 W. 8 Mile Rd Ferndale, MI 48220	MI 6384-1	Oakland

28100 Telegraph Road Southfield, MI 48034	MI 2191-1	Oakland

1615 Weston Court Shakopee, MN 55379	MN 2403-1	Scott

3140, 3160 & 3180 NW Jefferson Blue Springs, MO 64015	MO 2640-1	Jackson

11503 St. Charles Rock Rd., Bridgeton, MO 63044	MO 2711-1	Saint Louis

9401 E. 350 Highway, Raytown, MO 64133	MO 4033-1	Jackson

5395 I 55 N., Jackson, MS 39206	MS 2775-1	Hinds

371 E. Goodman Road Southaven, MS 38671	MS 2482-1	DeSoto

315 E. Goodman Road, Southaven, MS 38671	MS 2343-1	DeSoto

2901 Route 130 S/2701 Cinnaminson, NJ 08077	NJ 2730-1	Burlington

2060 US Highway 130 Monmouth Junction, NJ 08852	NJ 2728-1	Middlesex

3470 Boulder Hwy Las Vegas, NV 89121	NV 6493-1	Clark

678 Eleventh Ave., New York, NY 10019	NY 2564-1	New York

500 Yonkers Avenue, Yonkers, NY 10704	NY 2825-1	Westchester

1888 Morse Rd., Columbus, OH 43229	OH 6453-1	Franklin

East Towne Blvd., Middletown, OH 45044	OH 2721-1	Warren

800 Gold Hill Rd., Fort Mill, SC 29708	SC 2643-1	York

2662 Broad Street Extension,	SC 7371-1	Sumter

Description of Property	Control No.	County for Recording
Sumter, SC 29150

Parkside Drive Knoxville, TN 37922	TN 2582-1	Knox

2580 Mt. Moriah Memphis, TN 38115	TN 7269-1	Shelby

6905 S. I.H. 35,Austin, TX 78745	TX 2176-1	Travis

7309 N. International Highway 35, Austin, TX 78761	TX 6744-1	Travis

11550 LBJ Fwy Dallas, TX 75238	TX 2570-1	Dallas

2601 William D Tate Ave., Grapevine, TX 76051	TX 2705-1	Tarrant

25430 Bell Patna Katy, TX 77494	TX 2632-1	Fort Bend

4611 Avenue Q., Lubbock, TX 79412	TX 6469-1	Lubbock

700 S. Central Expy McKinney, TX 75070	TX 2746-1	Collin

700 S. Central Expy McKinney, TX 75070	TX 2571-1	Collin

Highway 225 And Beltway 8 Pasadena, TX	TX 2509-1	Harris

7242 San Pedro, San Antonio, TX 78279	TX 9156-1	Bexar

8448 Leesburg Pike Vienna, VA 22182	VA 4026-1	Fairfax

2801 W. College Ave., Appleton, WI 54911	WI 6455-1	Outgamie

3035 S. 108th St., West Allis, WI 53227	WI 6770-1	Milwaukee

New York PDC (Land), 500 Route 303, Land, Tappan, Rockland, NY 10983	NY 0005 (Ref No. 76) a/k/a NY 0004	Rockland

Belvidere Assembly Plant, 3000 W. Chrysler Drive, Assembly Plant, Belvidere, Boone, IL 61008	IL 0003[16]	Boone

Belvidere Sequencing Center, 3142 Chrysler Drive, Belvidere, Boone, IL 67008	IL 0011[17]	Boone

Kokomo Transmission Plant, 2401 S. Reed Road, Power Train Plant, Kokomo, Howard IN 46902	IN 0002[18]	Howard

Indiana Transmission Plant, 3660 North U.S. Hwy 31, ITP II, Kokomo, Howard IN 46904	IN 0005	Howard

[16]	Same legal description as IL 0011.
[17]	Same legal description as IL 0003.
[18]	Same legal description as IN 0006.

Description of Property	Control No.	County for Recording
Indiana Transmission Plant (Power Train Plant), 3660 North U.S. Hwy 31, Power Train Plant, Kokomo, Howard IN 46904	IN 0005	Howard

Chelsea Proving Grounds, 3700 South M-52, Land & Building, Chelsea, Washtenaw MI 48118	MI 0016	Washtenaw

Trenton Engine Plant, 2000 Van Horn Road, Power Train Plant, Trenton, Wayne MI 48183	MI 0018	Wayne

Marysville National PDC, 840 Huron Blvd., Distribution Center, Marysville, St. Clair MI 48040	MI 0019	St. Clair

Warren Truck Assembly Plant, 21500 Mound Road, Assembly Plant, Warren, Macomb MI 48091	MI 0024	Macomb

Warren Stamping Plant, 22800 Mound Road, Stamping Plant, Warren, Macomb MI 48091	MI 0026	Macomb

Mt. Elliott Tool & Die Manufacturing Facility, 3675 E Outer Drive, Stamping Plant, Detroit, Wayne MI 48234	MI 0028	Wayne

Jefferson North Assembly Plant, 2101 Conner, Assembly Plant, Detroit, Wayne MI 48215	MI 0033	Wayne

Mack Avenue Engine Plant, 11801 Mack Avenue, Power Train Plant, Detroit, Wayne MI 48214	MI 0035[19]	Wayne

7921 Bernice-Father Kramer Lot, 26311 Lawrence Avenue, 7921 Bernice-Father Kramer Lot, Centerline, Macomb MI 48312	MI 0038	Macomb

Center Line National PDC (Distribution Center), 26311 Lawrence Avenue, Distribution Center, Centerline, Macomb MI 48015	MI 0038	Macomb

Sterling Stamping Plant, 35777 Van Dyke, Stamping Plant, Sterling Heights, Macomb MI 48312	MI 0039	Macomb

Sterling Heights Vehicle Test Center, 7150 Metropolitan Parkway, Building and Land, Sterling Heights, Macomb MI 48312	MI 0043	Macomb

Mack Avenue Engine Plant II, 11570 East Warren Avenue, Power Train Plant, Detroit, Wayne MI 48214	MI 0089[20]	Wayne

Toledo Machining Plant, 8000 Chrysler Drive, Component Plant, Perrysburg, Wood OH 43551	OH 0005	Wood

Toledo Assembly Plant – Stickney, 4000	OH 0009[21]	Lucas

[19]	Same legal description as MI 0089.
[20]	Same legal description as MI 0035.
[21]	Same legal description as OH 0016 and OH 0017.

Description of Property	Control No.	County for Recording
Stickney Avenue, Supplier Park, Land, Toledo, Lucas OH 43608

Toledo North Assembly Plant, 4400 Chrysler Drive, Assembly Plant, Toledo, Lucas OH 43657	OH 0016[22]	Lucas

Toledo Supplier Park (Land), 3800 Stickney Avenue, Supplier Park Land, Toledo, Lucas OH 43608	OH 0017[23]	Lucas

Milwaukee National PDC, 3280 S. Clement Avenue, Distribution Center, Milwaukee, WI 53207	WI 0004	Milwaukee

Arizona Proving Grounds, 1 Proving Ground Road, Yucca, Mohave, AZ	AZ 0006	Mohave

Toledo Truck Maintenance Facility, 5925 Hagman Road, Truck Terminal - Chrysler Transport, Toledo, Lucas OH 43612	OH 0007	Lucas

Atlanta PDC, 1149 Citizens Parkway, Morrow, Clayton GA 30260	GA 0003	Clayton

Boston PDC - Distribution Center, 550 Forbes Boulevard, Mansfield, MA 02048	MA 0003	Bristol

Chrysler Transport (Lynch Road Terminal) 8555 Lynch Road, Truck Terminal, Detroit, Wayne MI 48234	MI 0017	Wayne

Detroit Warranty Return Center (DOW), 12501 Chrysler Drive, Land and Building, Detroit, Wayne MI 48288	MI 0044	Wayne

Marysville Common Axle Plant, Corner of Busha Highway (M-29) and Davis Road, Maysville, MI	MI 0118	Wayne

44 Coldbrook Street NW Grand Rapids, Kent MI 49503	MI 0126	Tuscola

Kokomo Casting Plant, 1001 East Boulevard, Power Train Plant, Kokomo, IN 46902	IN 0006[24]	Howard

Warren Stamping Plant, 22800 Mound Road, Stamping Plant, Warren Macomb MI 48091	MI 0026	Macomb

Indiana Transmission Plant - Vacant Land, 3660 North U.S. Hwy 31, Kokomo, Howard IN 46904	IN 0005	Howard

Trenton Engine Plant II, 2300 Van Horn Road, Trenton, MI 48183	MI 0125	Howard

[22]	Same legal description as OH 0009 and OH 0017.
[23]	Same legal description as OH 0009 and OH 0016.
[24]	Same legal description as IL 0002.

SCHEDULE 4.1(o)

PLEDGED NOTES

1.	Third Party Promissory Notes

(i) Promissory Note, dated November 21, 2008, made by Metaldyne Corporation payable to the order of Chrysler LLC in the original principal amount of $27,500,000.

2.	Affiliate Promissory Notes

(i)	Promissory Note with Global Engine Alliance due 12/05/2012

(ii)	Promissory Notes with Global Engine Asset Company LLC due 12/31/2012

SCHEDULE 6.2

PERMITTED LIENS

1.	Vehicle-Body Supply Agreement, dated as of October 5, 2005, between DaimlerChrysler Corporation and Kuka Toledo Production Operations LLC, as amended, resulting in an embedded capital lease secured by real property and equipment in the amount outstanding of $133,610,040 (before purchase accounting) as of March 31, 2009. (To the extent assumed by New CarCo Acquisition LLC)

2.	Completed Chassis–Module Supply Agreement, dated as of May 5, 2005, between DaimlerChrysler Corporation and Ohio Module Manufacturing Co., LLC, as amended, resulting in an embedded capital lease secured by real property and equipment in the amount outstanding of $37,882,207 (before purchase accounting) as of March 31, 2009.

3.	Obligations under Utility Services Agreements dated May 24, 2004, with DTE Energy Center, LLC and Utility Assets, LLC for a term of twenty years, as amended. Obligations under this arrangement amounted to $250,192,000 (before purchase accounting) at March 31, 2009.

4.	Lease Agreement, dated May 1, 1999, between Toledo-Lucas County Port Authority (as lessor) and DaimlerChrysler Corporation (as lessee), as amended, in connection with the Toledo North Cross Dock Facility capital lease in an amount of $4,140,000 outstanding as of March 31, 2009.

5.	Lease Agreement, dated October 1, 2000 between Toledo-Lucas County Port Authority (as lessor) and DaimlerChrysler Corporation (as lessee), as amended, in connection with the Toledo North Sequencing Center capital lease in an amount of $12,075,000 outstanding as of March 31, 2009.

6.	Amended and Restated Scrap Management Agreement, dated October 1, 1992, between Chrysler Corporation and Omnisource Corporation. First Amendment to Amended and Restated Scrap Management Agreement, dated January 15, 1995, between Chrysler Corporation and Omniscoure Corporation. Second Amendment to Amended and Restated Scrap Management Agreement, dated January 1, 2004, between DaimlerChrysler Corporation and Omnisource Corporation in connection with the Warren Stamping facility capital lease in an amount of $8,301,000 outstanding as of March 31, 2009.

7.	Scrap Management Agreement, dated September 25, 1992, between Chrysler Corporation and Omnisource Corporation. First amendment to Scrap Management Agreement, dated January 15, 1995, between Chrysler Corporation and Omnisource Corporation. Second Amendment to Scrap Management Agreement, dated January 1, 2004, between DaimlerChrysler Corporation and Omnisource Corporation. Third Amendment to Scrap Management Agreement, dated January 1, 2004, between DaimlerChrysler Corporation and Omnisource Corporation in connection with the Sterling Stamping facility capital lease in an amount of $5,463,000 outstanding as of March 31, 2009.

8.	Scrap Management Agreement, dated March 1, 1992, between Chrysler Corporation and Omnisource Corporation. First Amendment to Scrap Management Agreement, dated June 15, 1992, between Chrysler Corporation and Omnisource Corporation. Second Amendment to Scrap Management Agreement, dated January 15, 1995, between Chrysler Corporation and Omnisource Corporation. Third Amendment to Scrap Management Agreement, dated January 1, 2004, between Chrysler Corporation and Omnisource Corporation in connection with the Twinsburg Stamping facility capital lease in an amount of $2,290,000 outstanding as of March 31, 2009. (To the extent assumed by New CarCo Acquisition LLC.)

9.	Master Commercial Agreement, dated December 13, 2008 between Chrysler LLC, ZF Friedrichshafen and ZF Marysville LLC, as amended, resulting in a potential embedded capital lease secured by equipment.

10.	Lease Agreement, dated August 3, 2007, between Auburn Hills Owner LLC (as landlord) and Chrysler LLC (as tenant), as amended, in connection with the Chrysler Auburn Hills facility in an amount of $312,700,000 outstanding as of March 31, 2009.

11.	Loan Agreement between Auburn Hills Owner LLC, as Borrower, and Citigroup Global Markets Realty Corp, as Lender, dated August 3, 2007 with an initial amount outstanding of $225,000,000.

12.	Agreement (Collateral for Continuing Credit Support Instruments) dated August 3, 2007 between Chrysler LLC, DaimlerChrysler North American Finance Corporation, DaimlerChrysler Holding Corporation, DaimlerChrysler North American Holding Corporation, and CG Investment Group, LLC, in an amount of $302,000,000, as of March 31, 2009.

13.	Settlement Agreement dated February 29, 2008 between Chrysler LLC and KUKA Toledo Production Operations, LLC. This provision allows for a restricted cash escrow amount of $20,000,000 in lieu of the required letter of credit called for under this agreement.

14.	Trust Indenture Agreement dated April 2009 in the amount of C$10,000,000. The general purpose of the Trust is to provide funding for the defense of the directors and officers against Liability Claims and for the payment of such Claims, to the extent that the directors and officers insurance does not otherwise provide for coverage.

Certain Significant Sale-Leasebacks that resulted in Operating Leases

15.	Master Lease Agreement, dated as of November 30, 2007, between Gelco Corporation and Chrysler LLC, as amended. (To the extent assumed by New CarCo Acquisition LLC.)

16.	Master Lease Agreement, dated as of October 31, 2001, among Gelco Corporation, DaimlerChrysler Corporation and DaimlerChrysler North America Holding Corporation, as Guarantor. (To the extent assumed by New CarCo Acquisition LLC.)

17.	Lease Agreement, dated as of June 10, 2008, between UIR Sante Fe 4, S.A. de C.V. as Lessor and Chrysler de Mexico, S.A. de C.V.

Intellectual Property Matters

18.	The filings of record in public offices indicated on Annex 6.2(x) only until such time as they are required to be released pursuant to the terms of the Post Closing Letter, from the Borrower to the Lender, dated as of the date hereof.

19.	Liens arising from security interests granted in co-owned patents by the non-Chrysler co-owner including those listed on Annex 6.2(y) attached hereto.

SCHEDULE 6.3

PERMITTED INDEBTEDNESS

1.	DaimlerChrysler Corporation Administrative Services Agreement, dated June 7, 2002 between DaimlerChrysler Corporation and Global Engine Alliance LLC, as amended, in connection with cash sweep activities in an amount of $5,005,000 outstanding as of March 31, 2009. (To the extent assumed by New CarCo Acquisition LLC)

2.	Vehicle-Body Supply Agreement, dated as of October 5, 2005, between DaimlerChrysler Corporation and Kuka Toledo Production Operations LLC, as amended, resulting in an embedded capital lease secured by real property and equipment in the amount outstanding of $133,610,040 (before purchase accounting) as of March 31, 2009.

3.	Completed Chassis–Module Supply Agreement, dated as of May 5, 2005, between DaimlerChrysler Corporation and Ohio Module Manufacturing Co., LLC, as amended, resulting in an embedded capital lease secured by real property and equipment in the amount outstanding of $37,882,207 (before purchase accounting) as of March 31, 2009.

4.	Obligations under Utility Services Agreements dated May 24, 2004, with DTE Energy Center, LLC and Utility Assets, LLC for a term of twenty years, as amended. Obligations under this arrangement amounted to $250,192,000 (before purchase accounting) at March 31, 2009.

5.	Lease Agreement, dated May 1, 1999, between Toledo-Lucas County Port Authority (as lessor) and DaimlerChrysler Corporation (as lessee), as amended, in connection with the Toledo North Cross Dock Facility capital lease in an amount of $4,140,000 outstanding as of March 31, 2009.

6.	Lease Agreement, dated October 1, 2000 between Toledo-Lucas County Port Authority (as lessor) and DaimlerChrysler Corporation (as lessee), as amended, in connection with the Toledo North Sequencing Center capital lease in an amount of $12,075,000 outstanding as of March 31, 2009.

7.	Amended and Restated Scrap Management Agreement, dated October 1, 1992, between Chrysler Corporation and Omnisource Corporation. First Amendment to Amended and Restated Scrap Management Agreement, dated January 15, 1995, between Chrysler Corporation and Omniscoure Corporation. Second Amendment to Amended and Restated Scrap Management Agreement, dated January 1, 2004, between DaimlerChrysler Corporation and Omnisource Corporation in connection with the Warren Stamping facility capital lease in an amount of $8,301,000 outstanding as of March 31, 2009.

8.

Scrap Management Agreement, dated September 25, 1992, between Chrysler Corporation and Omnisource Corporation. First amendment to Scrap Management Agreement, dated January 15, 1995, between Chrysler Corporation and Omnisource Corporation. Second Amendment to Scrap Management Agreement, dated January 1, 2004, between

DaimlerChrysler Corporation and Omnisource Corporation. Third Amendment to Scrap Management Agreement, dated January 1, 2004, between DaimlerChrysler Corporation and Omnisource Corporation in connection with the Sterling Stamping facility capital lease in an amount of $5,463,000 outstanding as of March 31, 2009.

9.	Scrap Management Agreement, dated March 1, 1992, between Chrysler Corporation and Omnisource Corporation. First Amendment to Scrap Management Agreement, dated June 15, 1992, between Chrysler Corporation and Omnisource Corporation. Second Amendment to Scrap Management Agreement, dated January 15, 1995, between Chrysler Corporation and Omnisource Corporation. Third Amendment to Scrap Management Agreement, dated January 1, 2004, between Chrysler Corporation and Omnisource Corporation in connection with the Twinsburg Stamping facility capital lease in an amount of $2,290,000 outstanding as of March 31, 2009. (To the extent assumed by New CarCo Acquisition LLC.)

10.	Loan Guarantees by Chrysler LLC, dated January 15, 2009, as amended, guaranteeing payment by Masonico, LLC, to New Venture Real Estate Holdings, LLC, with an amount outstanding as of March 31, 2009 of $4,821,000.

11.	Guarantee issued by Chrysler LLC to First Trust National Association, as Trustee, to service City of Detroit Local Development Finance Authority bonds, dated June 1, 1997, as amended, with a financial responsibility at March 31, 2009 of $28,858,479. (To the extent assumed by New CarCo Acquisition LLC.)

12.	Guaranty Agreement dated May 1, 1999 between DaimlerChrysler Corporation (as guarantor) and Fifth Third Bank (as Trustee), as amended, whereby the Toledo-Lucas County Port Authority issued Taxable Development Revenue Bonds, Series 1999 in connection with the construction of the Toledo Cross Dock Facility with a financial responsibility of $4,140,000 outstanding as of March 31, 2009. (To the extent assumed by New CarCo Acquisition LLC.)

13.	Guaranty Agreement–Extension 7 dated November 7, 2005 made by DaimlerChrysler Corporation to Bank One, as amended, in connection with the Detroit Economic Growth Corporation Bank Credit Agreement. Balance as of March 31, 2009 of $352,800. (To the extent assumed by New CarCo Acquisition LLC.)

14.	Master Commercial Agreement, dated December 13, 2008 between Chrysler LLC, ZF Friedrichshafen and ZF Marysville LLC, as amended, resulting in a potential embedded capital lease secured by equipment.

15.	Loan Guarantee by Chrysler LLC, dated August 3, 2007, guaranteeing payment by Auburn Hills Owner LLC to Citigroup Global Markets Realty Corp, as amended, with an initial amount outstanding of $225,000,000. (To the extent assumed by New CarCo Acquisition LLC.)

16.	Lease Agreement, dated August 3, 2007, between Auburn Hills Owner LLC (as landlord) and Chrysler LLC (as tenant), as amended, in connection with the Chrysler Auburn Hills facility in an amount of $312,700,000 outstanding as of March 31, 2009.

17.	Loan Agreement between Auburn Hills Owner LLC, as Borrower, and Citigroup Global Markets Realty Corp, as Lender, dated August 3, 2007 with an initial amount outstanding of $225,000,000.

Certain Significant Sale-Leasebacks that resulted in Operating Leases

18.	Master Lease Agreement, dated as of November 30, 2007, between Gelco Corporation and Chrysler LLC, as amended. (To the extent assumed by New CarCo Acquisition LLC.)

19.	Master Lease Agreement, dated as of October 31, 2001, among Gelco Corporation, DaimlerChrysler Corporation and DaimlerChrysler North America Holding Corporation, as Guarantor. (To the extent assumed by New Car Co Acquisition LLC.)

20.	Lease Agreement, dated as of June 10, 2008, between UIR Sante Fe 4, S.A. de C.V. as Lessor and Chrysler de Mexico, S.A. de C.V.

SCHEDULE 6.8

CERTAIN SALE/LEASEBACK TRANSACTIONS

1. Obligations under Utility Services Agreement dated May 24, 2004 with DTE Energy Center, LLC and Utility Assets, LLC for a term of twenty years. At inception of the arrangement, the present value of total payments associated with the lease component of the fees due under the original agreement was $231,682,084. Fees due to DTE Energy Center, LLC were subsequently increased as a result of additional assets of approximately $10.4M which were added to the arrangement under the First and Second Amendments to Utility Services Agreement each dated June 16, 2006 between DTE Energy Center, LLC and Utility Assets, LLC.

2. Master Lease Agreement, dated as of November 30, 2007, between Gelco Corporation and Chrysler LLC, as amended. (To the extent assumed by New CarCo Acquisition LLC.)

3. Master Lease Agreement, dated as of October 31, 2001, among Gelco Corporation, DaimlerChrysler Corporation and DaimlerChrysler North America Holding Corporation, as Guarantor. (To the extent assumed by New CarCo Acquisition LLC.)

4. Lease Agreement, dated as of June 10, 2008, between UIR Sante Fe 4, S.A. de C.V. as Lessor and Chrysler de Mexico, S.A. de C.V.